Exhibit T3E-1

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT	CONFIDENTIAL

Maxcom Telecomunicaciones, S.A.B. de C.V.

Offer to Exchange any and all of its outstanding Step-Up Senior Notes due 2020 for its 8% Senior Secured Notes due 2024, its Junior Payment-in-Kind Notes and Cash

Solicitation of Consents to Proposed Amendments to Related Indenture

Disclosure Statement for Solicitation of Votes on a Prepackaged Plan of Reorganization

The exchange offer, the consent solicitation and the plan solicitation will expire at 12:00 midnight (New York City time) on July 15, 2019 unless extended by us (such date and time, as they may be extended, the “expiration date”).  In order to be eligible to receive the total exchange consideration, which includes the early participation consideration, holders of old notes must validly tender and must not validly withdraw their old notes (as defined below) and must submit their ballot in favor of the Plan (as defined below) prior to or at 5:00 p.m. (New York City time) on June 28, 2019 unless extended by us (such date and time, as they may be extended, the “early participation date”). Votes to accept or reject the Joint Prepackaged Chapter 11 Plan in the form set forth in Annex B hereto (as same may be modified, amended or supplemented from time to time) (the “Plan”) must be received no later than 12:00 midnight, New York City time, on July 15, 2019 (the “Voting Deadline”). If the exchange offer and consent solicitation are successful, any votes to accept or reject the Plan will be of no effect.

The Exchange Offer

We are making an offer (the “exchange offer”) to eligible holders (as defined below), upon the terms and subject to the conditions set forth in this offering memorandum and consent solicitation statement (this “statement”), to exchange all of our outstanding Step-Up Senior Notes due 2020 (the “old notes”) for our 8% senior secured notes due 2024 (the “Senior Notes”), our junior payment-in-kind notes (the “Junior PIK Notes” and, together with the Senior Notes, the “New Notes”) and cash, for the consideration set forth in the table below.

Consideration per US$1,000 Principal Amount of Old Notes Tendered
CUSIP / ISIN of Old Notes	Aggregate Principal Amount Outstanding of Old Notes	Title of Old Notes	Title of New Notes	Total Exchange Consideration if Tendered on or before the Early Participation Date (1)	Exchange Consideration if Tendered after the Early Participation Date and on or before the Expiration Date
57773A AL6 / US57773AAL61	US$103,378,674	Step-Up Senior Notes due 2020	8% Senior Secured Notes due 2024	US$550 of Senior Notes	US$550 of Senior Notes
			Junior Payment-in-Kind Notes	US$100 of Junior PIK Notes (2)	US$100 of Junior PIK Notes (2)
			—	US$110 in cash	US$100 in cash

(1)  The cash portion of the total exchange consideration for holders tendering their old notes prior to or on the early participation date is US$110 for each US$1,000 of old notes validly tendered, not validly withdrawn and accepted in the exchange offer, which includes early participation consideration of US$10 for each US$1,000 of old notes validly tendered, not validly withdrawn and accepted in the exchange offer.

(2)  The Junior PIK Notes will be denominated in Mexican pesos. Peso equivalent of US$100 to be determined using an exchange rate of Ps.19.1645 per US$1.00, which is the exchange rate published by the Bank of Mexico (Banco de México) in the Official Gazette (Diario Oficial de la Federación) on June 14, 2019.

The Consent Solicitation

In connection with the exchange offer, we are soliciting consents (the “consent solicitation”), upon the terms and subject to the conditions set forth in this statement from all eligible holders of the old notes to the proposed amendments to the indenture governing the old notes (the “old notes indenture”) that would eliminate the majority of the restrictive covenants and certain events of default (the “proposed amendments”), as more fully described under “The Proposed Amendments.” If the proposed amendments become operative, all holders who do not validly tender their old notes in the exchange offer will be bound by the proposed amendments even though they did not consent to the proposed amendments.  By tendering old notes for exchange, holders will also be delivering their consent to the proposed amendments.  Eligible holders may not tender their old notes without consenting to the proposed amendments and may not deliver consents to the proposed amendments without tendering the related old notes.  Tendering holders may not withdraw their validly tendered old notes without revoking their consents and may not revoke their consents without withdrawing any validly tendered old notes.  We can provide no assurance that the conditions to the exchange offer will be satisfied.

The Plan Solicitation

As described more fully in this statement, the consummation of the exchange offer is conditioned upon, among other things, the valid tender, without subsequent withdrawal, of at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes on or prior to the expiration date (the “minimum tender condition”); provided however that the proposed amendments will only be operative if at least a majority (not including any old notes which are owned by us or our affiliates) in aggregate amount of the old notes is validly tendered and not validly withdrawn on or prior to the expiration date.  If the minimum tender condition is not satisfied on or before the expiration date, we intend to terminate the exchange offer; however, we reserve the right to waive the minimum tender condition if old notes representing 80% or more of the outstanding old notes aggregate principal amount are tendered for exchange.

In the event that the exchange offer is terminated, but holders of the old notes submit votes in favor of the Plan in an amount and number that satisfy the Bankruptcy Threshold (as defined herein), we currently intend to file a voluntary petition for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which will commence a chapter 11 case (the “Chapter 11 Case”), and seek prompt confirmation of the Plan in order to accomplish the financial restructuring contemplated by the exchange offer.  Concurrently with the exchange offer and consent solicitation, we are commencing the solicitation of your vote to approve the Plan (the “plan solicitation”).  Accordingly, an applicable Ballot and Master Ballot will be provided to you under separate cover.

Holders that tender their old notes into the exchange offer and consent solicitation through ATOP on or before the early participation date will be entitled to receive the early participation consideration subject to the occurrence of the Effective Date of the Plan. Because the early participation consideration is only payable in the event that the Plan is confirmed by the Bankruptcy Court and we are able to achieve the Effective Date under the Plan, holders of the old notes who wish to receive the early participation consideration are, in addition to being required to tender their old notes prior to or on the early participation date, also encouraged to timely submit their Ballot in favor of the Plan.

Because the Chapter 11 Case has not yet been commenced, this statement has not been approved by the Bankruptcy Court as containing “adequate information” within the meaning of Section 1125(a) of the Bankruptcy Code.  If we file the Chapter 11 Case, we will promptly seek an order of the Bankruptcy Court (a) approving this statement as having contained “adequate information,” (b) approving the solicitation of votes as having been in compliance with Section 1126(b) of the Bankruptcy Code and (c) confirming the Plan.  The Bankruptcy Court may order additional disclosures.

Participating in the exchange offer, the consent solicitation or the plan solicitation involves risks.

See “Risk Factors” beginning on page 22 and on page A-7.

The exchange offer and the consent solicitation are directed only to holders of the old notes who are persons other than U.S. Persons (as defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) outside the United States.  Holders of old notes that are eligible to participate in the exchange offer and the consent solicitation pursuant to the foregoing condition are referred to in this statement as “eligible holders.”  Only eligible holders are authorized to participate in the exchange offer and the consent solicitation. Neither the New Notes nor the guarantees have been registered and will not be registered under the Securities Act.  Accordingly, we are offering the New Notes only to eligible holders.  For certain restrictions on transfer of the New Notes, see “Transfer Restrictions.”

Neither this statement nor the Plan have been filed with or reviewed by the Bankruptcy Court, and the securities to be issued in the exchange offer or, if the exchange offer is not consummated, on or after the effective date (as defined in the Plan) will not have been the subject of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act, or any securities regulatory authority of any state under any state securities laws.  We are relying on Section 4(a)(2) and Regulation S under the Securities Act, and similar provisions of state securities laws, to exempt from registration under the Securities Act the offer of New Notes to holders of old notes before the filing of the Chapter 11 Case, including, without limitation, in connection with the plan solicitation.

In order to consummate the Plan, we will rely on Section 1145 of the Bankruptcy Code to exempt the offering, issuance and distribution of the New Notes from the registration requirements of the Securities Act and of any state securities laws.  Section 1145 of the Bankruptcy Code exempts from registration the offer or sale of securities of us or a successor to us under a chapter 11 plan, if such securities are offered or sold in exchange for a claim against us, an equity interest in us, or a claim for an administrative expense in the case concerning us.

The Plan has not been approved or disapproved by the SEC or any state securities commission, and neither the SEC nor any state securities commission has passed upon the accuracy or adequacy of the information contained herein.  In addition, the New Notes have not been approved or disapproved by the SEC, any state securities commission or any other regulatory authority, nor have any of the foregoing authorities passed upon or endorsed the merits of the Plan or the accuracy or adequacy of this statement.  Any representation to the contrary is a criminal offense.  This statement does not constitute an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

The terms and conditions of any offer of securities will be notified to the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”) for informational purposes only and such notice does not constitute a certification as to the investment quality of the securities, our solvency or the accuracy or completeness of this statement.  The New Notes have not been registered with the National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and may not be publicly offered or sold in Mexico, except that the New Notes may be offered to Mexican institutional and qualified investors solely pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). This statement is solely our responsibility and has not been reviewed or authorized by the CNBV.

Exclusive Dealer Manager and Solicitation Agent

BCP Securities, LLC

June 17, 2019

i

IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER, THE CONSENT SOLICITATION AND THE PLAN SOLICITATION

The Exchange Offer and the Consent Solicitation

The total exchange consideration of US$550 principal amount of the Senior Notes, US$100 of Junior PIK Notes and US$110 in cash for each US$1,000 principal amount of old notes includes early participation consideration of US$10 for such old notes validly tendered through the Automated Tender Offer Program (“ATOP”) maintained by The Depository Trust Company (“DTC”), not validly withdrawn and accepted.  Only eligible holders that validly tender and do not validly withdraw their old notes on or before the early participation date will be eligible to receive the total exchange consideration, which includes the early participation consideration.  Eligible holders that validly tender and do not validly withdraw old notes after the early participation date and on or before the expiration date will be eligible to receive only the exchange consideration of US$550 principal amount of the Senior Notes, US$100 of Junior PIK Notes and US$100 in cash, and no early participation consideration for each US$1,000 principal amount of old notes validly tendered, not validly withdrawn and accepted.

The Senior Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1.00 in excess thereof.  The Junior PIK Notes will be issued in minimum denominations of Ps.20,000 and integral multiples of Ps.20.00.  An eligible holder must tender old notes in a principal amount sufficient to receive at least US$1,000 principal amount of Senior Notes and Ps.20,000 principal amount of Junior PIK Notes in exchange for such old notes, based on the applicable exchange consideration.  Any holder that tenders less than such amount will not be able to participate in the exchange offer and the consent solicitation.

The amount of Senior Notes and Junior PIK Notes to be issued to any holder will be rounded down to the nearest US$1.00 and Ps.20.00, respectively.  No additional cash will be paid in lieu of any principal amount of Senior Notes not received as a result of rounding down. If the exchange offer and consent solicitation are successful, the New Notes will be allocated on a per-tender basis with rounding calculated at each “voluntary offering instruction” generated by DTC’s ATOP.  Alternatively, if the exchange offer and consent solicitation are not successful, the Senior Notes will likely be allocated on a mandatory basis with DTC treated as one holder for rounding purposes.

The acceptance date is expected to be on or promptly following the expiration date with respect to old notes that are validly tendered and are not validly withdrawn on or before the expiration date.  The settlement date is expected to be on or promptly following the acceptance date with respect to old notes accepted on the acceptance date.

On the settlement date, all eligible holders whose old notes are validly tendered, not validly withdrawn and accepted for exchange will also receive a cash payment equal to the accrued and unpaid interest on their old notes validly tendered, not validly withdrawn and accepted for exchange through but excluding the settlement date.

The exchange offer is not being made to, and any offers to exchange will not be accepted from, or on behalf of, eligible holders of the old notes in any jurisdiction in which the making of such offer would not be in compliance with the laws and regulations of such jurisdiction.  See “Transfer Restrictions.”

The Senior Notes and the Junior PIK Notes have not been, and will not be, registered under the Securities Act.  The exchange offer and the consent solicitation will only be made to non-U.S. persons outside the United States in offshore transactions in reliance on Regulation S under the Securities Act. Only eligible holders are authorized to participate in the exchange offer and the consent solicitation.  The Senior Notes and the Junior PIK Notes to be issued in the exchange offer are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws.  Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time.  See “Transfer Restrictions.”

Withdrawal Rights

Tenders of old notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on June 28, 2019, unless extended by us (such date and time, as it may be extended, the “withdrawal date”), but will thereafter be irrevocable, except in certain limited circumstances where we determine additional withdrawal rights are necessary and to the extent required by law.

Conditions to the Exchange Offer and the Consent Solicitation

The exchange offer and the consent solicitation are subject to certain conditions, as described under “Description of the Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation,” which may be asserted or waived by us in full or in part in our sole discretion (other than the capital contribution condition, which may not be waived).  For example, as more fully described herein, (i) we will only accept old notes for exchange if at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes is validly tendered and not validly withdrawn on or prior to the expiration date (the “minimum tender condition”), and (ii) we will only proceed to the settlement date if Maxcom’s shareholders contribute Ps.300 million of new equity capital (the “capital contribution condition”).

Although we have no present intention to do so, we expressly reserve the right to amend or terminate, at any time, the exchange offer and the consent solicitation and not accept for exchange any old notes not theretofore accepted for exchange.  We may extend the exchange offer and the consent solicitation from time to time until the conditions are satisfied or waived (other than the capital contribution condition, which may not be waived).  We will give you notice of any amendment, termination or extension if required by applicable law.

The Senior Notes

We would issue a maximum aggregate principal amount of US$56,858,270 of Senior Notes in the exchange offer if all old notes are tendered on or before the early participation date and we do not round down the amount to be issued to any tendering holder.  We will pay interest on the Senior Notes on June 15 and December 15 of each year, beginning on December 15, 2019.  The Senior Notes will mature on the fifth anniversary of their issue date.

The Senior Notes will be unconditionally guaranteed by certain of our subsidiaries.  The Senior Notes and the related guarantees will be our and our subsidiary guarantors’ senior secured obligations.  The Senior Notes and the related guarantees will rank equally with all of our and our subsidiary guarantors’ respective existing and future senior secured indebtedness, subject to statutory priorities.  The Senior Notes will rank senior in right of payment with all of our and our subsidiary guarantors’ respective existing future subordinated indebtedness.  The Senior Notes will be structurally subordinated to liabilities of our non-guarantor subsidiaries, including trade payables.

As described under “Description of the Senior Notes,” the Senior Notes will be secured by the Collateral (as defined herein) securing the old notes on a pari passu basis. Holders of the Senior Notes will be entitled to foreclose on the Collateral subject to the terms of a Senior Notes intercreditor agreement to the extent applicable.  The Collateral consists of most of the Company’s telephone network systems and equipment assets.

We may redeem the Senior Notes, in whole or in part, at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest and Additional Amounts, if any, with the net proceeds from certain equity offerings.  Additionally, if a change of control as described in this statement under the heading “Description of the Senior Notes— Repurchase at the Option of Holders—Change of Control” occurs, we may be required to offer to purchase the Senior Notes from the holders.

The Junior PIK Notes

We would issue a maximum aggregate principal amount of the Mexican peso equivalent of US$10,337,867 of Junior PIK Notes in the exchange offer if all old notes are tendered on or before the early participation date and we do not round down the amount to be issued to any tendering holder.  The Junior PIK Notes are perpetual notes with no fixed final maturity date. There will be no interest paid on the Junior PIK Notes.  The principal amount of the Junior PIK Notes will increase by 15% per annum on each anniversary of their issue date.

The payment by the Issuer of the principal of, and premium, if any, on the Junior PIK Notes will be subordinated in right of payment to the prior payment in full of all existing and future senior indebtedness of the Issuer. The Junior PIK Notes will not be guaranteed by any subsidiaries or other affiliates of the Company. The

Junior PIK Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Issuer.

We will be required to redeem the Junior PIK Notes (i) if a change of control as described in this statement under the heading “Description of the Junior PIK Notes—Mandatory Redemption—Change of Control” occurs, or (ii) if the Issuer makes a payment of any dividend or makes any other payment or distribution on account of the Issuer’s equity interests. In addition, in the event of certain changes in the withholding tax treatment relating to payments on Senior Notes in Mexico or certain other relevant jurisdictions, we may redeem the Senior Notes in whole, but not in part, at 100% of their principal amount, plus accrued and unpaid interest and Additional Amounts, if any.

The Plan

We are also soliciting from all holders of the old notes votes on the Plan, pursuant to which, among other things, the old notes would be exchanged for the Senior Notes, Junior PIK Notes and other consideration provided for under the exchange offer.  If the exchange offer is not consummated, but holders of the old notes have submitted votes in an amount and number in favor of the Plan as of the Voting Deadline that satisfy the Bankruptcy Threshold, we reserve the right to commence the Chapter 11 Case for the purpose of seeking confirmation of the Plan from the Bankruptcy Court.

Only holders of the old notes as of the voting record date (as defined herein) will be entitled to vote to accept or reject the Plan.  Holders of the old notes that do not vote to accept or reject the Plan will be deemed to have abstained from voting on the Plan.  Votes received from persons that are not holders as of the voting record date, and holders who abstain from voting, will not be counted for purposes of determining whether the Bankruptcy Threshold has been satisfied for the class of claims consisting of the old notes.  That is, they will not be counted as voting to accept or reject the Plan, nor will they be included in the denominator when determining the percentage in amount and fraction of holders that have voted to accept the Plan.  Holders of our old notes (or a banker, dealer, custodian, or nominee with authority to act on behalf of such holder) are the only class of claims or interests impaired under the Plan and are thus the only class entitled to vote on the Plan.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is presumed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast votes to accept the plan. We refer to the foregoing thresholds collectively as the “Bankruptcy Threshold”.

Because the early participation consideration is only payable in the event that the Plan is confirmed by the Bankruptcy Court and we are able to achieve the Effective Date under the Plan, holders of the old notes who wish to receive the early participation consideration are, in addition to being required to tender their old notes prior to or on the early participation date, also encouraged to timely submit their Ballot in favor of the Plan.

If the Plan is confirmed by the Bankruptcy Court and the effective date (as defined in the Plan) occurs, all holders of the old notes (including, without limitation, those holders of the old notes who do not submit ballots to accept or reject the Plan) will be bound by the terms of the Plan and the transactions contemplated thereby. For a description of the Plan and the procedures for submitting ballots (each, a “Ballot” and, collectively, the “Ballots”) to vote to accept or reject the Plan, see the section titled “Description of the Plan.”

For the avoidance of doubt, with regards to the plan solicitation, in the event of a discrepancy between this statement and the Plan, the terms of the Plan shall control.

NOTICE TO HOLDERS

Maxcom Telecomunicaciones, S.A.B. de C.V. is a publicly traded variable capital corporation (sociedad anonima bursatil de capital variable) organized under the laws of the United Mexican States (“Mexico”).  Unless otherwise indicated or except as the context otherwise may require, references in this statement to the “Company,” “we,” “us” or “our” are to Maxcom Telecomunicaciones, S.A.B. de C.V. and its subsidiaries.  References to “Maxcom” or the “Issuer” in this statement are to Maxcom Telecomunicaciones, S.A.B. de C.V. on an individual basis.  References to the “subsidiary guarantors” as of the date of this statement are to Outsourcing Operadora de Personal, S.A. de C.V., TECBTC Estrategias de Promocion, S.A. de C.V., Maxcom SF, S.A. de C.V., Maxcom TV, S.A. de C.V., Maxcom USA, Inc., Telereunión, S.A. de C.V., Telscape de Mexico, S.A. de C.V., Sierra Comunicaciones Globales, S.A. de C.V., Sierra USA Communications, Inc., Asesores Telcoop, S.A. de C.V. and Maxcom USA Telecom, Inc., the initial guarantors of the Senior Notes. See “Annex A—Business—Merger of Subsidiaries” for a description of certain changes we intend to make to the subsidiary guarantors.

You should read this entire statement carefully before you decide whether to tender your old notes in the exchange offer.  You should rely only on the information contained in this statement.  We have not, and the dealer manager and solicitation agent has not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the dealer manager and solicitation agent is not, making an offer to sell, or seeking offers to buy, the New Notes in any jurisdiction where the offer or sale is not permitted.  This statement does not constitute an offer to sell, or a solicitation of an offer to buy, any New Notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.  You should assume that the information contained in this statement is accurate only as of the date on the front cover of this statement.  Our business, financial condition, results of operations and prospects may have changed since that date.

This statement has been prepared by us solely for use in connection with the exchange offer, the consent solicitation and the plan solicitation.  We reserve the right to reject any tender offer for any reason.

Neither the SEC, any state securities commission nor any other regulatory authority, has approved or disapproved the New Notes; nor have any of the foregoing authorities passed upon or endorsed the merits of the exchange offer and the consent solicitation or the accuracy or adequacy of this statement.  Any representation to the contrary is a criminal offense.

You must:

•                       comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this statement and the purchase, offer or sale of the Senior Notes; and

•                       obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the New Notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; and none of we, the subsidiary guarantors and the dealer manager and solicitation agent shall have any responsibility therefor.

The New Notes are subject to restrictions on transfer.  See “Transfer Restrictions.”

You acknowledge that:

•                       you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained in this statement;

•                       you have not relied on the dealer manager and solicitation agent or any person affiliated with the dealer manager and solicitation agent in connection with your investigation of the accuracy of such information or your investment decision; and

v

•                       no person has been authorized to give any information or to make any representation concerning us, the subsidiary guarantors or the New Notes, other than as contained in this statement and, if given or made, any such other information or representation should not be relied upon as having been authorized by us, the subsidiary guarantors or the dealer manager and solicitation agent.

In making an investment decision, you must rely on your own examination of us and the subsidiary guarantors and the terms of this exchange offer and the consent solicitation, including the merits and risks involved.

We are responsible for ensuring that the information contained in this statement is true and correct in all material respects and is not misleading in any material respect as of the date of this statement, and that there has been no omission of information which, in the context of the exchange offer and the consent solicitation, would make any statement of material fact herein misleading in any material respect, in light of the circumstances existing as of the date of this statement.  We accept responsibility accordingly.

The dealer manager and solicitation agent is not making any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this statement.  The dealer manager and solicitation agent assumes no responsibility for the accuracy or completeness of any such information.  You should not rely upon the information contained in this statement, as a promise or representation, whether as to the past or the future.

None of us, the subsidiary guarantors and the dealer manager and solicitation agent, nor any of our and their respective representatives, is making any representation to you regarding the legality of an investment in the New Notes.  You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the New Notes.  You must comply with all laws applicable in any place in which you buy, offer or sell the New Notes or possess or distribute this statement, and you must obtain all applicable consents and approvals.  None of us, the subsidiary guarantors and the dealer manager and solicitation agent shall have any responsibility for any of the foregoing legal requirements.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a sociedad anonima bursatil de capital variable (a publicly traded variable capital corporation) organized under the laws of Mexico.  Almost all of our directors, executive officers and major shareholders reside outside of the United States and most of the directors and executive officers of our subsidiary guarantors (except for Maxcom USA, Inc., Sierra USA Communications, Inc. and Maxcom USA Telecom, Inc.), are Mexican residents.  Substantially all of the assets of our directors, executive officers and controlling persons and substantially all of our assets and the assets of certain of our subsidiaries are located outside of the United States.  As a result, it may not be possible for you to effect service of process within the United States upon these persons or to enforce against any of them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.  We have been advised by our Mexican counsel, Ayala SV Abogados, that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on United States federal securities laws and as to the enforceability in Mexican courts of judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws.  See “Risk Factors—Risks Related to the Senior Notes and Our Indebtedness—You may not be able to effect service of process on us or to enforce judgments against us in Mexican courts.” in the first part of the statement regarding the terms of the exchange offer and consent solicitation.

REASONS FOR THE EXCHANGE OFFER, CONSENT SOLICITATION AND PLAN SOLICITATION

We do not anticipate being able to raise the necessary funds in order to repay the old notes at maturity. In addition, we need to maximize free cash flow to invest in capital expenditures in order to implement our business strategy, and the interest expense on our high debt burden is competing with these capital expenditures. Our management has already executed several non-strategic asset sales (e.g., sales of select residential clients, 72 transmission towers, a six-year indefeasible right of use (“IRU”) over our 15 and 23 frequency spectrum, a 10-year IRU over two of our long distance backbone routes and a sale of excess capacity in our fiber optic network) in order to raise cash. Nevertheless, our high debt burden (reflected in our net debt to LTM (last twelve months) EBITDA ratio of 7.5x and our gross debt to LTM EBITDA ratio of 9.0x as of March 31, 2019) is unsustainable and puts at risk our ability to continue operating as a going concern. For example, our 2018 EBITDA of Ps.248 million was insufficient to cover interest expense of approximately Ps.179 million and capital expenditures of approximately Ps.205 million, meaning our company is draining cash and, without reducing interest expense, would not be able to fund necessary capital expenditures or continue to operate as a going concern.

Through the exchange offer and consent solicitation, we intend to achieve the following goals:

•                  extend the maturity of the old notes;

•                  reduce our overall debt burden; and

•                  reduce our overall interest expense burden.

QUESTIONS AND ANSWERS ABOUT THE RESTRUCTURING

The following are some questions and answers regarding our financial restructuring, whether accomplished through the exchange offer or through confirmation of the Plan by the Bankruptcy Court. It does not contain all of the information that may be important to you. You should carefully read this statement to fully understand the terms of the restructuring, which includes the exchange offer and the Plan, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors.”

General

Q:           What is the purpose of the restructuring?

A:           The restructuring consists of the transactions described in the introductory section of this statement. We believe the restructuring will provide us with a tenable long-term capital structure and sufficient liquidity to conduct our operations. The purpose of the restructuring is to extend the maturity of the old notes, reduce our overall debt burden; and reduce our overall interest expense burden, thereby allowing us to fund necessary capital expenditures and continue operations. The Junior PIK Notes being offered as part of the restructuring are intended to provide an “equity upside” to holders and Maxcom will be required to redeem them in the event of a change of control of Maxcom, at a redemption price of the lesser of (i) their face value or (ii) a percentage of the Company’s equity value (as described elsewhere in this statement).

The restructuring may be accomplished through either the out-of-court exchange offer or, in the alternative, the in-court Plan.

Q:           What is the exchange offer?

A:           The exchange offer is one of two possible methods to accomplish the restructuring. Through the exchange offer, the retirement of the old notes tendered in the exchange offer would be effected, with the holders of old notes tendering their old notes in exchange for Senior Notes, Junior PIK Notes and cash upon the terms and conditions set forth herein. The closing of the exchange offer is conditioned upon, among other things, (i) the valid tender, without subsequent withdrawal, of at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes on or prior to the expiration date (the “minimum tender condition”) and (ii) the contribution of Ps.300 million of new equity capital by Maxcom’s shareholders (the “capital contribution condition”).  If the minimum tender condition is not satisfied on or before the expiration date, we intend to terminate the exchange offer; however, we reserve the right to waive the minimum tender condition if old notes representing 80% or more of the outstanding old notes aggregate principal amount are tendered for exchange.  In the event that the conditions to the closing of the exchange offer are not satisfied and the exchange offer is terminated, we reserve the right to implement an in-court financial restructuring, through which we would seek to accomplish the results contemplated by the exchange offer through consummation of the Plan under chapter 11 of the Bankruptcy Code if the Bankruptcy Threshold is satisfied.

Q:           What is the Plan?

A:           The Plan is the second alternative for accomplishing the restructuring. We may seek confirmation of the Plan in the Chapter 11 Case in the event that the minimum tender condition to the exchange offer is not satisfied (or waived as described above) but we receive votes in favor of the Plan from a sufficient number of holders and amounts of old notes to allow the Plan to satisfy the Bankruptcy Threshold. Under the Plan, we expect that the holders of the old notes will receive the same treatment with respect to their claims as they would in the exchange offer. See “Description of the Plan.”

Q:           In what circumstances will we file the Plan instead of closing the exchange offer?

A:           We may commence the Chapter 11 Case and seek confirmation of the Plan instead of closing the exchange offer if (i) certain conditions are not satisfied or waived including, among other conditions, the minimum tender condition, and (ii) the Bankruptcy Threshold is satisfied as to the class of claims consisting of holders of the old notes. In such circumstances, we may seek to accomplish the restructuring on substantially the same terms as the exchange offer, by way of the Plan.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast Ballots vote to accept the plan. An impaired class of interests is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of such interests who actually cast Ballots vote to accept the plan. To be confirmed, at least one class of impaired claims must accept the plan, determined without including any acceptance of the plan by any insider.

The confirmation and effectiveness of the Plan are subject to certain conditions that may not be satisfied and are different from those under the exchange offer. We cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan have been satisfied.

The effective date of the Plan will not occur until the confirmation order has been entered, no stay of such order is in effect and certain other conditions have been satisfied.

Q:           What are the costs and benefits of consummating the restructuring through the exchange offer rather than the Plan?

A:           Consummating the restructuring through the exchange offer provides several benefits, including the ability to effectuate the restructuring in a shorter period of time without the extra costs and potential uncertainties inherent to the process of a bankruptcy. The costs associated with a bankruptcy could be material and could include both direct costs, including fees paid to a trustee and to attorneys and professionals, and indirect costs. In addition, there can be no assurance that the Bankruptcy Court will confirm the Plan. See “Risk Factors—Risks Related to the Plan.”

Q:           What are the expected results of the restructuring, whether accomplished through the exchange offer or the Plan?

A:           We expect that the restructuring, if successful, will delever our balance sheet and improve our capital structure. Specifically, upon the completion of the restructuring, we expect our indebtedness corresponding to the principal amount of the old notes to be reduced from an estimated US$103.4 million as of March 31, 2019 to an estimated US$56.9 million at the closing of the restructuring (assuming full participation in the exchange offer and no bankruptcy filing).

Assuming we are able to complete the restructuring, we expect that, for the foreseeable future, cash generated from operations will be sufficient to allow us to fund our operations and to increase working capital as necessary to support our long-term business plan, though there can be no assurance that such cash generated will be sufficient for such purposes.

The Exchange Offer

Q:           Who is making the exchange offer?

A:           Maxcom is making the exchange offer and delivering the Senior Notes, the Junior PIK Notes and cash.

Q:           What amount of old notes are you seeking in the exchange offer?

A:           We are seeking to exchange any and all of the old notes for Senior Notes, Junior PIK Notes and cash.

Q:           What will I receive in the exchange offer if I tender my old notes and they are accepted?

A:           If you tender and do not withdraw your old notes prior to or on the early participation date, for each US$1,000 principal amount of old notes, you will, upon the terms and subject to the conditions set forth in this statement, receive the total exchange consideration of US$550 principal amount of Senior Notes, US$100 of Junior PIK Notes and US$110 in cash. Eligible holders that validly tender and do not validly withdraw old notes after the early participation date and on or before the expiration date will be eligible to receive only the exchange consideration of US$550 principal amount of the Senior Notes, US$100 of Junior PIK Notes, US$100 in cash and no early participation consideration for each US$1,000 principal amount of old notes validly tendered, not validly withdrawn and accepted.

In addition, on the settlement date of the exchange offer, all eligible holders whose old notes are validly tendered, not validly withdrawn and accepted for exchange will also receive a cash payment equal to the accrued and unpaid interest on their old notes validly tendered, not validly withdrawn and accepted for exchange through but excluding the settlement date.

Q:           Who may participate in the exchange offer?

A:           Any and all eligible holders of old notes may participate in the exchange offer. The Company reserves the right to terminate, withdraw, amend or extend the terms of the exchange offer and consent solicitation for any reason prior to the expiration date, subject to applicable law.

Q:           Does the success of the exchange offer depend on the participation of any minimum number of holders of old notes?

A:           Yes. The exchange offer and consent solicitation is subject to, among other things, the valid tender, without subsequent withdrawal, of at least of at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes on or prior to the expiration date.

Maxcom has had discussions with several holders of old notes who assisted in developing the proposal and who believe that the restructuring is fair and reasonable in light of the current market environment and given Maxcom’s circumstances. Holders of over 30% of the old notes have already indicated that they will vote in favor of the exchange offer.

Q:           How do I tender my old notes in the exchange offer?

A:           Please follow the procedures for tendering your old notes in the exchange offer described in “Description of the Exchange Offer and Consent Solicitation—Procedures for Tendering.” For further information, contact the Information Agent and Exchange Agent for the exchange offer at the address or telephone number on the back cover of this statement or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Q:           How long will the exchange offer remain open?

A:           The exchange offer will expire at 12:00 midnight (New York City time) on July 15, 2019 unless extended by us.

Subject to applicable law and the terms set forth in this statement, we may extend the expiration date or amend any of the terms or conditions of the exchange offer. The last date on which tenders and consents will be accepted, whether on July 15, 2019, or any subsequent time or date to which the exchange offer may be extended, is referred to as the expiration date.

If we extend the expiration date, any extension will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the exchange offer to be issued no later than 9:00 a.m. (New York City time) on the first business day after the previously scheduled expiration date. Subject to applicable law, if we extend the expiration date, holders of old notes may not withdraw any notes validly tendered into the exchange offer or revoke any consent provided to the proposed amendments.

Q:           When will I receive Senior Notes, Junior PIK Notes and cash if I tender my old notes in the exchange offer?

A:           Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes validly tendered by the expiration date will be accepted for exchange. The exchange of Senior Notes and Junior PIK Notes will be promptly settled with respect to any and all old notes validly tendered promptly following the expiration date for any notes validly tendered.

Q:           Who will be issuing Senior Notes and Junior PIK Notes?

A:           Maxcom will be the issuer of Senior Notes and Junior PIK Notes.

Q:           Can I withdraw my tender of old notes?

A:           Tenders of old notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on June 28, 2019, unless extended by us, but will thereafter be irrevocable, except in certain limited circumstances where we determine additional withdrawal rights are necessary and to the extent required by law.

Q:           What risks should I consider in deciding whether or not to participate in the exchange offer?

A:           In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors,” which do not represent the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also affect your investment decision and/or impair our business operations. You should carefully consider the other information and data included in this statement and information and data contained in our reports provided to the trustee and noteholders pursuant to the old notes indenture for other risks that may affect you.

Q:           If the exchange offer is consummated, but I do not tender my old notes, how will my rights be affected?

A:           If the Proposed Amendments are adopted, holders of old notes will no longer be entitled to the benefit of substantially all of the restrictive covenants, defaults, and certain other provisions presently contained in the old notes indenture. If we consummate the exchange offer, the applicable trading market, if any, for your outstanding old notes may be significantly more limited. See “The Proposed Amendments.”

Q:           What happens if my old notes are not accepted in the exchange offer?

A:           During any extension and irrespective of any amendment to the exchange offer or consent solicitation, all old notes previously tendered and not accepted for purchase will remain subject to the exchange offer or consent solicitation and may be accepted thereafter, subject to compliance with applicable law. In addition, we may waive conditions without extending the exchange offer or consent solicitation in accordance with applicable law (other than the capital contribution condition, which may not be waived).

Q:           Has the board of directors adopted a position on the exchange offer?

A:           Our board of directors has authorized the exchange offer, but has not made any recommendation as to whether you should tender your old notes pursuant to the exchange offer.

Q:           Whom do I call if I have any questions about how to tender my old notes, deliver my consents or any other questions relating to the exchange offer?

A:           Questions and requests for assistance with respect to the procedures for tendering old notes and delivering consents pursuant to the exchange offer may be directed to the Information Agent and Exchange Agent at its address and telephone number set forth on the back cover of this statement.

The Plan

Q:           Who is soliciting votes on the Plan?

A:           Maxcom and the other companies that may commence the Chapter 11 Case are soliciting votes from all holders of the old notes on the Plan.

Q:           Why are we soliciting votes on the Plan if the restructuring can be accomplished through the exchange offer?

A:           We have prepared the Plan as an alternative to the exchange offer for accomplishing the restructuring, if the conditions to completion of the exchange offer are not met or waived, but we receive acceptances from a sufficient number of holders of the old notes to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes of claims or interests. The Plan consists of a plan of reorganization under chapter 11 of the Bankruptcy Code that would effect the same transactions contemplated by the exchange offer, including, among other things, the issuance of the Senior Notes, the Junior PIK Notes and cash in exchange for all of the old notes.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast Ballots vote to accept the plan. An impaired class of interests is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast Ballots vote to accept the plan. If the Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims and equity interests, including all holders of old notes, in the Company regardless of whether they voted for, against, or did not vote at all on, the Plan.

Therefore, assuming the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim holders can bind other claim holders to the terms of the Plan to accomplish the restructuring than is required to effect the exchange offer and the other transactions contemplated thereby.

The confirmation and effectiveness of the Plan are subject to certain conditions that may not be satisfied and are different from those under the exchange offer. We cannot assure you that all requirements for confirmation and effectiveness of the Plan will be satisfied or that the Bankruptcy Court will conclude that the requirements for confirmation and effectiveness of the Plan have been satisfied.

Because the early participation consideration is only payable in the event that the Plan is confirmed by the Bankruptcy Court and we are able to achieve the Effective Date under the Plan, holders of the old notes who wish to receive the early participation consideration are, in addition to being required to tender their old notes prior to or on the early participation date, also encouraged to timely submit their Ballot in favor of the Plan.

Q:           Who is eligible to vote for the Plan?

A:           Generally, holders of claims or interests in classes that are impaired (other than classes that receive no distribution under the Plan and are, therefore, deemed to reject the Plan) are eligible to vote on the Plan. As more fully explained in this statement, a claim or equity interest is impaired, generally speaking, if its treatment under a plan of reorganization alters the terms of, or rights associated with, that claim or interest. The holders of the old notes are impaired under and consequently may vote on, the Plan.

Class	Claim or Interest	Status	Voting Rights
A	old notes Claims	Impaired	Entitled To Vote
B	Other Secured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote

C	General Unsecured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
D	Intercompany Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
E	Interests	Unimpaired	Deemed To Accept; Not Entitled To Vote

The holders of Class A old notes claims are impaired and are eligible to vote on the Plan. The holders of all other claims and interests are unimpaired and presumed to accept the Plan under section 1126(f) of the Bankruptcy Code.

Q:           What vote is needed to confirm the Plan?

A:           The Bankruptcy Code provides that only holders of claims and interests entitled to vote and who actually cast a Ballot will be counted for purposes of determining whether acceptances from a sufficient number of holders of impaired claims in an impaired class of claims have been received to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes. Failure by a holder to deliver an original, duly completed and signed Ballot will not be counted as a vote to accept or reject the Plan.

For the Plan to be confirmed by the Bankruptcy Court without invoking the “cram-down” provisions of the Bankruptcy Code, each class of claims or interests that is impaired must vote to accept the Plan. An impaired class of claims is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount and more than one-half in number of the claims in such class who actually cast ballots vote to accept the Plan. An impaired class of interests is deemed to accept a plan of reorganization if the holders of at least two-thirds in amount of the interests in such class who actually cast Ballots vote to accept the Plan. Under the Plan, holders of old notes claims are separately classified and constitute the only impaired class of claims. In addition, under the Plan, other classes of claims against and interests in the Company are unimpaired and conclusively presumed to accept the Plan.

The Bankruptcy Court may disagree with our classification of claims and interests and any party in interest may challenge our classification of claims and interests. If the Bankruptcy Court concludes that the classification of claims and interests under the Plan does not comply with the requirements of the Bankruptcy Code, the Plan may not be confirmed.

If the Plan is confirmed by the Bankruptcy Court, it will bind all holders of claims and interests in the Company regardless of whether they voted for, against, or did not vote at all on, the Plan. Therefore, assuming the Plan satisfies the other requirements of the Bankruptcy Code, a significantly smaller number of claim holders can bind other claim holders to the terms of the Plan than is required to effect the exchange offer and the other transactions contemplated by the exchange offer. Additionally, since claims and interests are grouped in classes for the purpose of voting on the Plan, holders of claims and interests may be bound by the decisions of other claim or interest holders in a way that they otherwise would not outside of bankruptcy.

If we do not receive acceptances from a sufficient number of holders of claims or interests in an impaired class of claims or interests to allow the Plan to be confirmed under the Bankruptcy Code, including confirmation through the nonconsensual “cram-down” provisions of section 1129(b) of the Bankruptcy Code with respect to non-accepting impaired classes, we reserve the right not to commence the Chapter 11 Case.

Q:           What are the effects of the Plan?

A:           Holders of the old notes will receive substantially the same treatment with respect to their claims as they would in the exchange offer.

We will only proceed to the confirmation and effectiveness of the Plan if Maxcom’s shareholders contribute Ps.300 million of new equity capital (the “capital contribution condition”)

Q:           When is the deadline for submitting Ballots?

A:           The Ballots must be received by the Information Agent and Exchange Agent by the Voting Deadline. If the voting deadline is extended, then the Ballots must be received by the Information Agent and Exchange Agent by any such extended voting deadline. In order to be counted for purposes of determining the amount of acceptances and rejections of the Plan, Ballots must be sent by mail, hand delivery or overnight courier to the Information Agent and Exchange Agent, so as to be actually received on or prior to the Voting Deadline. Master Ballots from nominees will also be accepted by e-mail; however, pre-validated Ballots from beneficial owners will not be accepted. Facsimile Ballots will not be accepted.  However, Holders that tender their old notes into the exchange offer and consent solicitation through ATOP on or before the early participation date will be entitled to receive the early participation consideration subject to the occurrence of the Effective Date of the Plan.

The early participation consideration is only available in the event that Maxcom can either successfully complete the exchange offer (which is subject to the conditions described herein) or confirm the Plan. In order to receive the early participation consideration, eligible holders are strongly encouraged to both tender their old notes and complete and submit their vote in favor of the Plan.

Q:           How do I vote on the Plan?

A:           Please follow the procedures for voting on the Plan described in the section titled “Description of the Plan—Voting and Revocation Instructions.” For further information, contact the Information Agent and Exchange Agent at its address and telephone number on the Ballot or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Only the holders of old notes as of June 14, 2019 (the “voting record date”) are eligible to vote on the Plan.

Q:           Can I revoke my vote?

A:           Any party that has previously submitted to the Information Agent and Exchange Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot by submitting to the Information Agent and Exchange Agent, before the Voting Deadline, a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the event the Company does not close the exchange offer, Ballots remain binding until the Bankruptcy Court enters an order confirming the Plan.

Q:           Whom do I call if I have any questions about how to submit Ballots or any other questions relating to the Plan?

A:           Questions and requests for assistance with respect to the procedures for voting on the Plan, as well as requests for additional copies of this statement and the Ballot, may be directed to the Information Agent and Exchange Agent at its address and telephone number set forth on the Ballot.

Q:           What risks should I consider in deciding whether to accept or reject the Plan?

A:           In deciding whether to vote to accept or reject the Plan, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors,” which do not represent the only risks that we face. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also affect your investment decision and/or impair our business operations. You should carefully consider the other information and data included in this statement and information and data contained in our reports provided to the trustee and noteholders pursuant to the old notes indenture for other risks that may affect you.

SUMMARY OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The following is a brief summary of some of the terms of the exchange offer and the consent solicitation.  For a more complete description of the exchange offer and the consent solicitation, see “Description of the Exchange Offer and the Consent Solicitation.”

The Exchange Offer

We are making an offer to eligible holders to exchange each US$1,000 principal amount of old notes for (a) the total exchange consideration of US$550 principal amount of Senior Notes, US$100 principal amount of Junior PIK Notes and US$110 in cash if the old notes are tendered and not validly withdrawn on or before the early participation date or (b) US$550 principal amount of Senior Notes, US$100 principal amount of Junior PIK Notes and US$100 in cash if the old notes are tendered and not validly withdrawn after the early participation date and on or before the expiration date.

The Consent Solicitation	In connection with the exchange offer, we are soliciting consents to the proposed amendments from eligible holders of old notes. See “Proposed Amendments.”

By tendering old notes, holders will also be delivering their consent to the proposed amendments. Eligible holders may not tender their old notes without consenting to the proposed amendments and may not deliver consents to the proposed amendments without tendering the related old notes. Tendering holders may not withdraw their validly tendered old notes without revoking their consents and may not revoke their consents without withdrawing any validly tendered old notes.

Total Exchange Consideration

The cash portion of the total exchange consideration for holders tendering their old notes prior to or on the early participation date is US$110 for each US$1,000 of old notes validly tendered, not validly withdrawn and accepted in the exchange offer, which includes early participation consideration of US$10 for each US$1,000 of old notes validly tendered, not validly withdrawn and accepted in the exchange offer. Only eligible holders that validly tender their old notes and do not validly withdraw their tenders on or before the early participation date will be eligible to receive the total exchange consideration, which includes the early participation consideration. Eligible holders that validly tender and do not withdraw old notes after the early participation date and on or before the expiration date will be eligible to receive only the exchange consideration of US$550 principal amount of Senior Notes, US$100 principal amount of Junior PIK Notes and US$100 in cash and no early participation consideration for each US$1,000 principal amount of old notes validly tendered, not validly withdrawn and accepted.

The Senior Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1.00 in excess thereof. The Junior PIK Notes will be issued in minimum denominations of Ps.20,000 and integral multiples of Ps.20.00. An eligible holder must tender old notes in a principal amount sufficient to receive at least US$1,000 principal amount of Senior Notes and Ps.20,000 principal amount of Junior PIK Notes in exchange for such old notes, based on the applicable exchange consideration. Any holder that tenders less than such amount will not be able to participate in the exchange offer and the consent solicitation.

The amount of Senior Notes and Junior PIK Notes to be issued to any holder will be rounded down to the nearest US$1.00 and Ps.20.00, respectively. No additional cash will be paid in lieu of any principal amount of Senior Notes or Junior PIK Notes not received as a result of rounding down.

Accrued Interest

On the settlement date, all eligible holders whose old notes are validly tendered, not validly withdrawn and accepted will also receive a cash payment equal to the applicable accrued and unpaid interest and Additional Amounts, if any, on their old notes validly tendered, not validly withdrawn and accepted for exchange through but excluding the settlement date.

Holders Eligible to Participate in the Exchange Offer and the Consent Solicitation

The exchange offer and the consent solicitation is directed only to holders that hold old notes who are persons other than U.S. Persons (as defined in Regulation S under the Securities Act) outside the United States.

Only eligible holders are authorized to participate in the exchange offer and the consent solicitation.

Additional Information

Any questions concerning the terms of the exchange offer and the consent solicitation should be directed to the dealer manager and solicitation agent, at the telephone numbers listed on the back cover page of this statement.

Early Participation Date	June 28, 2019, at 5:00 p.m. (New York City time) unless extended by us.

Withdrawal Date	June 28, 2019, at 5:00 p.m. (New York City time) unless extended by us.

Expiration Date	July 15, 2019, at 12:00 midnight (New York City time) unless extended by us.

Acceptance Date	The acceptance date is expected to be on or promptly following the expiration date with respect to old notes that are validly tendered and are not validly withdrawn on or before the expiration date.

Settlement Date	The settlement date is expected to be on or promptly following the acceptance date with respect to old notes accepted on the acceptance date.

Withdrawal Rights

Tenders of old notes may be validly withdrawn at any time prior to the withdrawal date. Thereafter, tenders become irrevocable except in certain limited circumstances where additional withdrawal rights are required by law (as determined by us).

Tenders submitted after the withdrawal date will be irrevocable except in the limited circumstances referred to in the preceding sentence. See “Description of the Exchange Offer and the Consent Solicitation—Withdrawal of Tenders.”

Conditions to the Exchange Offer and the Consent Solicitation

The exchange offer and the consent solicitation are subject to certain conditions, which we may assert or waive in full or in part in our sole discretion (other than the capital contribution condition, which may not be waived), including (i) the valid tender, without subsequent withdrawal, of at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes on or prior to the expiration date (the “minimum tender condition”) and (ii) the contribution of Ps.300 million of new equity capital by Maxcom’s shareholders (the “capital contribution condition”); provided however that the proposed amendments will only be operative if at least a majority (not including any old notes which are owned by us or our affiliates) in aggregate amount of the old notes is validly tendered and not validly withdrawn on or prior to the expiration date.

Although we have no present intention to do so, we expressly reserve the right to amend or terminate, at any time, the exchange offer and the consent solicitation and not accept for exchange any old notes not theretofore accepted for exchange. We may extend the exchange offer and the consent solicitation from time to time until the conditions are satisfied or waived (other than the capital contribution condition, which may not be waived). We will give you notice of any amendment, termination or extension if required by applicable law. See “Description of the Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation.”

Procedures for Tendering

If you wish to participate in the exchange offer and the consent solicitation and your old notes are held by a custodial entity, such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the exchange offer and the consent solicitation, you must either:

•                  Comply with the ATOP (defined below) procedures for book-entry transfer described below on or before the expiration date or, in order to receive the total exchange consideration, which includes the early participation consideration, on or before the early participation date; or

•                  If you are a beneficial owner that holds old notes through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”) and wish to tender your old notes, you must contact Euroclear or Clearstream directly to ascertain their procedure for tendering old notes and comply with such procedure; or

•                  Custodial entities that are participants in DTC must tender old notes through the Automated Tender Offer Program maintained by DTC, known as “ATOP,” by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting agree to be bound by the consent. A consent letter does not need to accompany tenders effected through ATOP; rather, a valid tender into ATOP will be deemed an acceptance of the consent solicitation.

Consequences of Failure to Tender

For a description of the consequences of failing to tender your old notes in the exchange offer, see “Risk Factors” and “Description of the Exchange Offer and the Consent Solicitation—Certain Consequences to Holders of old notes Not Tendering in the Exchange Offer and the Consent Solicitation.”

Taxation	For a summary of certain Mexican federal and U.S. federal income tax consequences of the exchange offer and the consent solicitation, see “Taxation.”

Information Agent and Exchange Agent

Prime Clerk, LLC has been appointed as the information agent and exchange agent for the exchange offer and the consent solicitation. The address and telephone numbers of the information agent and exchange agent are listed on the back cover page of this statement.

Dealer Manager and Solicitation Agent

BCP Securities, LLC is acting as exclusive dealer manager for the exchange offer and solicitation agent for the consent solicitation. Its address and telephone number are listed on the back cover page of this statement.

SUMMARY OF THE SENIOR NOTES

The summary below describes the principal terms of the Senior Notes.  Certain terms and conditions described below are subject to important limitations and exceptions.  The “Description of the Senior Notes” section of this statement contains a more detailed description of the terms and conditions of the Senior Notes.

Issuer	Maxcom Telecomunicaciones, S.A.B. de C.V.

Subsidiary Guarantors

Outsourcing Operadora de Personal, S.A. de C.V.

TECBTC Estrategias de Promocion, S.A. de C.V.

Maxcom SF, S.A. de C.V.

Maxcom TV, S.A. de C.V.

Maxcom USA, Inc.

Telereunión, S.A. de C.V.

Telscape de Mexico, S.A. de C.V.

Sierra Comunicaciones Globales, S.A. de C.V.

Sierra USA Communications, Inc.

Asesores Telcoop, S.A. de C.V.

Maxcom USA Telecom, Inc.

See “Annex A—Business—Merger of Subsidiaries” for a description of certain changes we intend to make to the subsidiary guarantors.

Notes Offered	Up to a maximum of US$56,858,270 aggregate principal amount of 8% Senior Secured Notes due 2024.

Maturity Date	The fifth anniversary of the issue date.

Interest	Interest on the Senior Notes will accrue at a rate of 8% per annum.

Interest Payment Dates

June 15 and December 15 of each year, commencing on December 15, 2019; provided that if the Senior Notes are issued under the Plan, the interest payment dates will be set on a semi-annual basis according to the issue date.

Guarantees	The subsidiary guarantors will unconditionally guarantee, jointly and severally, on a senior basis, all of the Issuer’s obligations under the Senior Notes.

Security

To the extent described herein, the Senior Notes will be secured by the Collateral (as defined herein) securing the old notes on a pari passu basis. Such Collateral consists of most of our telephone network systems and equipment assets.

Ranking

The Senior Notes will be senior secured obligations of the Issuer and will rank:

•                  senior in right of payment to all of our existing and future subordinated indebtedness;

•                  equally in right of payment with any of our existing and future senior secured indebtedness that is secured by the Collateral, and junior to certain obligations preferred by statute, such as tax and labor obligations;

and

•                  structurally junior to all of the obligations, including trade payables, of any subsidiaries that do not guarantee the Senior Notes.

Similarly, the guarantee of each guarantor of the Senior Notes will rank:

•                  senior in right of payment to all of such guarantor’s existing and future subordinated indebtedness; and

•                  equally in right of payment with any existing and future senior secured indebtedness of such guarantor that is secured by the Collateral.

As of March 31, 2019:

•                  the Issuer and the subsidiary guarantors had approximately US$134 million in senior indebtedness outstanding;

•                  the Issuer and the subsidiary guarantors had no subordinated indebtedness; and

•                  our subsidiaries that do not guarantee the Senior Notes did not have any other liabilities, including trade payables, but excluding intercompany liabilities.

Holders of the Senior Notes will not have any claim whatsoever against the Issuer’s or the Guarantor’s non-guarantor subsidiaries.

Optional Redemption

At any time the Issuer may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, on the Senior Notes redeemed, to the applicable redemption date. See “Description of the Senior Notes—Optional Redemption.”

Change of Control Offer

If a change of control occurs, the Issuer must, with certain exceptions, give holders of the Senior Notes the opportunity to sell their Senior Notes to us at 101% of their face amount, plus accrued and unpaid interest and Additional Amounts, if any.

We might not be able to pay you the required price for the Senior Notes you present to us at the time of a change of control, because:

•                  we might not have enough funds at that time; or

•                  the terms of our senior debt may prevent us from paying.

Asset Sale Offer

If we or our Restricted Subsidiaries engage in asset sales and we do not apply the proceeds as required under the indenture under which the Senior Notes are issued (the “Senior Notes indenture”), we may be required to make an offer to repurchase the Senior Notes.

Certain Indenture Provisions

The Senior Notes indenture will contain covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries to:

•                  pay dividends on, redeem or repurchase our capital stock;

•                  make investments;

•                  incur additional debt;

•                  guarantee other debt;

•                  create certain liens;

•                  enter into sale and leaseback transactions;

•                  issue or sell stock of certain subsidiaries;

•                  merge or consolidate with another company;

•                  transfer and sell assets; and

•                  enter into transactions with affiliates.

Form and Denomination; Settlement

The Senior Notes will be in fully registered form without interest coupons attached, only in denominations of US$1,000 and in integral multiples of US$1.00 in excess thereof.

The Senior Notes will be issued in book-entry form through the facilities of DTC, for the accounts of the participants, including Euroclear and Clearstream, and will trade in DTC’s same-day funds settlement system. Beneficial interests in Senior Notes held in book-entry form will not be entitled to receive physical delivery of certificated Senior Notes, except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of the Senior Notes—Book-Entry System; Delivery and Form” and “Description of the Senior Notes —Depositary Procedures.”

Transfer Restrictions

The Senior Notes have not been registered under the Securities Act. If the Senior Notes are issued under the exchange offer, they will be subject to certain restrictions on transfer. If the Senior Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such Senior Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law.

See “Transfer Restrictions.”

Listing

Application will be made to list the Senior Notes on the Luxembourg Stock Exchange (Euro MTF). The Issuer cannot assure you, however, that this application will be accepted, or if accepted, that the Senior Notes will remain listed.

Governing Law	The Senior Notes indenture, the guarantees and the Senior Notes will be governed by the laws of the State of New York. The Collateral Documents will be governed by the laws of Mexico.

Taxation	For a summary of certain Mexican federal and U.S. federal income tax consequences of the exchange offer and the consent solicitation, see “Taxation.”

Trustee, Transfer Agent and Registrar	U.S. Bank N.A.

Principal Paying Agent	U.S. Bank N.A.

SUMMARY OF THE JUNIOR PIK NOTES

The summary below describes the principal terms of the Junior PIK Notes.  Certain terms and conditions described below are subject to important limitations and exceptions.  The “Description of the Junior PIK Notes” section of this statement contains a more detailed description of the terms and conditions of the Junior PIK Notes.

Issuer	Maxcom Telecomunicaciones, S.A.B. de C.V.

Notes Offered	Up to a maximum of the Mexican peso equivalent of US$10,337,867 aggregate principal amount of junior payment-in-kind notes.

Maturity	The Junior PIK Notes are perpetual notes with no fixed final maturity date.

Interest

There will be no interest paid on the Junior PIK Notes. The principal amount of the Junior PIK Notes will increase by 15% per annum on each anniversary of their issue date (referred to herein as “PIK Interest”).

Ranking

The Junior PIK Notes will be general unsecured obligations of the Issuer and will be junior in right of payment with all other existing and future Senior Indebtedness (as defined under “Description of the Junior PIK Notes”) of the Company.

Subordination

The payment by the Issuer of the principal of, and premium, if any, on the Junior PIK Notes will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company. The Junior PIK Notes will not be guaranteed by any Subsidiaries or other Affiliates of the Company. The Junior PIK Notes, therefore, are effectively subordinated to creditors and preferred stockholders (if any) of our subsidiaries.

Optional Redemption

Only if no Senior Notes are outstanding, on each PIK Interest payment date, the Issuer may redeem the Junior PIK Notes, in whole and not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Junior PIK Notes redeemed, plus Additional Amounts, if any, on the Junior PIK Notes redeemed, to the applicable redemption date. See “Description of the Junior PIK Notes—Optional Redemption.”

Redemption upon Change of Control

If a change of control occurs, the Issuer must redeem all outstanding Junior PIK Notes at an aggregate redemption price of the lesser of (i) the principal amount of the outstanding Junior PIK Notes and (ii) the Applicable Percentage of the Equity Value (as such terms are defined under “Description of the Junior PIK Notes—Mandatory Redemption—Change of Control”).

We might not be able to pay you the required redemption price for the Junior PIK Notes at the time of a change of control, because we might not have enough funds at that time, or the terms of our senior debt may prevent us from paying.

Redemption upon Payment of Dividends

If the Issuer makes a payment of any dividend or makes any other payment or distribution on account of the Issuer’s capital stock, the Issuer will be required to redeem all outstanding Junior PIK Notes at a redemption price equal to 100% of the principal amount of Junior PIK Notes redeemed and Additional Amounts, if any, to the date of redemption. See “Description of the Junior PIK Notes—Mandatory Redemption—Payment of Dividends.”

Redemption for Tax Reasons

Upon the occurrence of certain events relating to the tax laws of Mexico or other relevant jurisdictions, we may redeem the Junior PIK Notes in whole but not in part upon not less than 30 and no more than 60 days prior notice at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Additional Amounts, if any, to the date fixed for redemption. See “Description of the Junior PIK Notes—Optional Tax Redemption.”

Limited Events of Default

Each of the following will be an “Event of Default” with respect to the Junior PIK Notes: (i) the Issuer defaults in the payment when due (upon redemption or otherwise) of the principal of, or premium, if any, on the Junior PIK Notes, or (ii) certain events of bankruptcy, reorganization, concurso mercantil, quiebra, insolvency or similar laws of Mexico, the U.S. or any other jurisdiction (clause (ii) only, a “Bankruptcy Event of Default”). Upon the occurrence of a Bankruptcy Event of Default, the entire principal amount of all the Junior PIK Notes and any Additional Amounts will be automatically accelerated as provided under the Junior PIK Notes indenture and by Mexican insolvency laws and statutes. See “Description of the Junior PIK Notes—Events of Default and Remedies.”

Form and Denomination; Settlement

The Junior PIK Notes will be in fully registered form, only in denominations of Ps.20,000 and in integral multiples of Ps.20.00 in excess thereof.

The Global Notes will be deposited with a common depositary for, and registered in the name of a common nominee of, Euroclear and Clearstream. Beneficial interests in Junior PIK Notes held in book-entry form will not be entitled to receive physical delivery of certificated Junior PIK Notes, except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see “Description of the Junior PIK Notes—Book-Entry System; Delivery and Form.”

Transfer Restrictions

The Junior PIK Notes have not been registered under the Securities Act. If the Senior Notes are issued under the exchange offer, they will be subject to certain restrictions on transfer. If the Junior PIK Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such Junior PIK Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law.

Listing

Application will be made to list the Junior PIK Notes on the Luxembourg Stock Exchange (Euro MTF). The Issuer cannot assure you, however, that this application will be accepted, or if accepted, that the Junior PIK Notes will remain listed.

Governing Law	The indenture under which the Junior PIK Notes are issued (the “Junior PIK Notes indenture”) and the Junior PIK Notes will be governed by the laws of the State of New York.

Taxation	For a summary of certain Mexican federal and U.S. federal income tax consequences of the exchange offer and the consent solicitation, see “Taxation.”

Trustee, Transfer Agent and Registrar	U.S. Bank N.A.

Principal Paying Agent	U.S. Bank N.A.

SUMMARY OF THE PLAN

This section is intended to only provide a summary of the key terms, structure, classification, treatment and implementation of the Plan, and is qualified in its entirety by reference to the Plan and exhibits thereto.  Although this statement includes summaries of the provisions contained in the Plan and in documents referred to therein, this statement does not purport to be a precise or complete statement of all such terms and provisions, and should not be relied on for a comprehensive discussion of the Plan.  Instead, reference is made to the Plan and all such documents should be reviewed for the full and complete statements of such terms and provisions.  The Plan itself (including attachments) will control the treatment of creditors and equity holders under the Plan.  To the extent there is any inconsistency between this statement and the Plan, the Plan shall govern.  For a more complete description of the Plan, see “Description of the Plan.”

Chapter 11 Plan

We have prepared the Plan as an alternative to the exchange offer for accomplishing the restructuring if the conditions to complete the exchange offer are not satisfied, but we receive acceptances from a sufficient number of holders of claims or interests in impaired classes of claims or interests to satisfy the Bankruptcy Threshold. By relying on the provisions of the Bankruptcy Code that permit us to solicit acceptances on the Plan prior to commencing a chapter 11 case, we believe that we can successfully manage any impact on our business from the Chapter 11 Case by permitting us to quickly enter and exit chapter 11, as well as be able to communicate to our customers, vendors, employees and other key constituents the positive financial impact the restructuring will have on our business and operations.

The Plan consists of a plan of reorganization under Chapter 11 of the Bankruptcy Code that would result in the same transactions contemplated by the exchange offer, including the issuance of New Notes and payment of cash in exchange for all of the old notes. If confirmed, the Plan would be binding on all of the holders of old notes, regardless of whether a holder voted to accept or reject the Plan.

Under the Plan, we expect that the holders of the old notes will receive substantially the same treatment with respect to their claims as they would in the Exchange Offer. Holders that tender their old notes into the exchange offer and consent solicitation through ATOP on or before the early participation date will be entitled to receive the early participation consideration subject to the occurrence of the Effective Date of the Plan.

Other than the restructuring of the old notes, the Plan proposes to render all other claims against us unimpaired. Specifically, under the Plan, we intend to have all other claims against us ride through the Chapter 11 Case and Plan unaffected and/or satisfied in the ordinary course of business. In addition, under the Plan, all of our equity interests will be left unaltered.

If we do not receive acceptances from a sufficient number of holders of impaired claims in an impaired class to satisfy the Bankruptcy Threshold, the Plan will not be confirmed or become effective, and we anticipate that we would face problems with respect to our liquidity in the near future.

Voting Record Date	The voting record date for determining the holders of claims entitled to vote on the Plan is June 14, 2019.

Conditions to the Effectiveness of the Plan

The effectiveness of the Plan is contingent upon the satisfaction or waiver of each of the following conditions:

•                  the Bankruptcy Court shall have approved this statement as containing adequate information with respect to the Plan within the meaning of Section 1125 of the Bankruptcy Code;

•                  the confirmation order shall have been entered and shall be a final order (as described in the Plan);

•                  all documents and agreements necessary to implement the Plan shall have been executed and tendered for delivery, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (or will be satisfied and waived substantially concurrently with the occurrence of the effective date of the Plan);

•                  all actions, documents, certificates, and agreements necessary to implement the Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental authorities in accordance with applicable law; and

•                  all material authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained.

The conditions to the effectiveness of the Plan may be waived by us, without any notice to parties in interest and without any further notice to or action, order or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm the Plan.

In addition, we will only proceed to the confirmation and effectiveness of the Plan if Maxcom’s shareholders contribute Ps.300 million of new equity capital (the “capital contribution condition”).

Transfer Restrictions

If our restructuring is accomplished through the Plan, we expect that the confirmation order of the Bankruptcy Court will provide that the issuance of the New Notes distributed under the Plan would be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code and therefore will be freely transferable by most recipients thereof.

Information Agent	Prime Clerk, LLC

Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument or agreement entered into expressly in connection with the Plan, the right and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to conflict of laws principles.

RISK FACTORS

We have set forth below certain risk factors that are related specifically to the New Notes or the exchange offer and the consent solicitation.  These factors are not the only factors that could affect us, the New Notes, the old notes or the exchange offer and solicitation.  Additional risks not presently known to us or that we currently deem immaterial may also impair our business.  You should carefully consider all these risk factors in addition to the business and other information presented in this statement, including, in particular, the information set forth in “Annex A—Information About the Company—Risk Factors.”

Risks Related to the Exchange Offer, the Consent Solicitation and the Old Notes

The exchange offer may result in reduced liquidity for any old notes that are not exchanged.

The trading market for old notes that are not exchanged could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the principal amount of the old notes outstanding upon consummation of the exchange offer and the consent solicitation.  A more limited trading market might adversely affect the liquidity and market price of the old notes, and may result in price volatility of the old notes.  If a market for the old notes that are not exchanged exists or develops, the old notes may trade at a discount to the price at which they were issued or would trade if the principal amount outstanding were not reduced had the exchange offer and consent solicitation not occurred.  There can, however, be no assurance that an active market in the old notes will exist, develop or be maintained, or as to the prices and discounts at which the old notes may trade, after the exchange offer and the consent solicitation is consummated.

We cannot assure you that the credit ratings for the notes will not be lowered, suspended or withdrawn by the rating agencies.

The credit ratings of the notes may change after the proposed amendments become operative and the New Notes are issued.  Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the views of the rating agencies at the time the ratings are issued.  An explanation of the significance of such ratings may be obtained from the rating agencies.  We cannot assure you that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in the judgment of such rating agencies, circumstances so warrant.  Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price and marketability of the notes.

Your decision to tender old notes for Senior Notes exposes you to the risk of nonpayment for a longer period of time.

The old notes will mature on June 15, 2020.  The Senior Notes will mature five years after issuance.  If, following the maturity date of the old notes but prior to the maturity date of the Senior Notes, we were to become subject to a bankruptcy, concurso mercantil (reorganization), quiebra (bankruptcy), or similar proceeding, the holders of old notes who did not exchange their old notes for Senior Notes could have been paid in full and there would exist a risk that holders of old notes who exchanged their old notes for Senior Notes would not be paid in full, if at all, or would be paid after substantial time had elapsed.  Your decision to tender your old notes should be made with the understanding that the lengthened maturity of the Senior Notes exposes you to the risk of nonpayment for a longer period of time.

You may not receive New Notes in the exchange offer and the consent solicitation if you do not follow the procedure for the exchange offer and the consent solicitation.

We will issue the New Notes in exchange for your old notes only if you tender your old notes pursuant to an agent’s message before the expiration of the exchange offer and the consent solicitation.  You should allow sufficient time to ensure timely delivery of the necessary documents.  Furthermore, you should carefully follow the procedures for tendering the old notes.  Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.  If you are the beneficial owner of old notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer and the consent solicitation, you should promptly contact the person in whose name your old notes are registered, follow the procedures specified herein and instruct that person to tender on your behalf.

The consummation of the exchange offer and the consent solicitation may be delayed or may not occur.

We are not obligated to complete the exchange offer and the consent solicitation under certain circumstances and unless and until certain conditions are satisfied, as described more fully under “Description of the Exchange Offer and the Consent Solicitation—Conditions to the Exchange Offer and the Consent Solicitation.”  For example, we will only consummate this exchange offer if at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes is validly tendered and not validly withdrawn on or prior to the expiration date (the “minimum tender condition”), and we will only proceed to the settlement date if Maxcom’s shareholders contribute Ps.300 million of new equity capital (the “capital contribution condition”), unless we waive such conditions (other than the capital contribution condition, which may not be waived); provided however that the proposed amendments will only be operative if at least a majority (not including any old notes which are owned by us or our affiliates) in aggregate amount of the old notes is validly tendered and not validly withdrawn on or prior to the expiration date.

Even if the exchange offer and the consent solicitation is completed, it may not be completed on the schedule described in this statement.  Accordingly, holders participating in the exchange offer and the consent solicitation may have to wait longer than expected to receive their New Notes, during which time those holders of old notes will not be able to effect transfers of their old notes tendered in the exchange offer and the consent solicitation.

The consideration to be received in the exchange offer and the consent solicitation does not reflect any valuation of the old notes or the New Notes.

Neither our board of directors nor any of our principal officers have made any determination that the consideration to be received in the exchange offer and the consent solicitation represents a fair valuation of either the old notes or the New Notes.  We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of old notes.  Accordingly, none of us, our board of directors, our principal officers, the subsidiary guarantors, the dealer manager and solicitation agent, the information agent, the exchange agent, the trustee or any other person is making any recommendation regarding the exchange offer and the consent solicitation, including the consideration to be received in connection therewith, and you have to make your own decision as to whether to tender old notes.

If the proposed amendments become operative, holders of old notes that are not tendered will no longer benefit from all the restrictive covenants and events of default in the old notes indenture.

If the exchange offer and the consent solicitation is consummated and the proposed amendments become operative as to the old notes indenture, old notes that are not exchanged pursuant to the exchange offer will remain outstanding and will be subject to the terms of the old notes indenture as modified by a supplemental indenture reflecting the proposed amendments.  Holders of old notes that are not exchanged pursuant to the exchange offer for any reason will no longer be entitled to the benefits of all of the covenants and events of default of the old notes indenture after such provisions have been modified with respect to the old notes by the proposed amendments.  The proposed amendments will eliminate certain provisions, including the majority of the restrictive covenants and certain events of default under the old notes indenture.  The proposed amendments would permit us to take actions previously prohibited under the old notes indenture that could increase the credit risks faced by the holders of any remaining old notes, adversely affect the market price and credit rating of such old notes or otherwise be materially adverse to the interests of the holders of such remaining old notes.

The proposed amendments, however, will not relieve us or the subsidiary guarantors from our respective obligations to make scheduled payments of principal and interest on the old notes not exchanged pursuant to the exchange offer in accordance with the terms of the old notes indenture as currently in effect.

Risks Related to the New Notes and Our Indebtedness

If we or our subsidiary guarantors were declared bankrupt, holders of Senior Notes may find it difficult to collect payment on the Senior Notes.

Under the Mexican Commercial Reorganization Law (Ley de Concursos Mercantiles), if we or any of the subsidiary guarantors were declared bankrupt (en quiebra) or became subject to a reorganization proceeding (concurso mercantil), our obligations under the New Notes (i) would be converted into pesos and then from pesos into UDIs (Unidades de Inversion), which are inflation-pegged units adjusted by, and in accordance with the calculations of, the Mexican Central Bank (“Banco de Mexico”) and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be satisfied at the time claims of all our creditors are satisfied, to the extent funds are sufficient, (iii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings, (iv) would cease to accrue interest from the date the concurso mercantil is declared, and (v) would be subject to certain statutory preferences, including tax, social security and labor claims.

The application of the Mexican Commercial Reorganization Law by Mexican courts may differ from principles governing insolvency or bankruptcy proceedings in the United States, principally with respect to the treatment of intercompany loans.

Our indebtedness could have a material adverse effect on our financial condition, including our ability to fulfill our obligations under the New Notes and our ability to operate our business and implement our business plan.

We are a highly leveraged company.  As of March 31, 2019, we had total outstanding indebtedness of Ps.2,583 million (US$134 million), which consists primarily of US$103.4 million aggregate principal amount of the old notes.  Despite our current level of indebtedness, we may be able to incur additional indebtedness in the future.  Although the terms of the Senior Notes indenture will restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications including with respect to our ability to incur additional senior indebtedness.  If we or our subsidiaries incur additional indebtedness to finance working capital, capital expenditures, investments or acquisitions or for other purposes, the risks related to our business associated with our high level of indebtedness could be intensified.  Specifically, our high level of indebtedness could have important consequences to our business, including consequences that could:

•                  make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•                  require us to dedicate a substantial portion of our cash flow from operations to debt service payments, reducing the funds available for working capital, capital expenditures (which is an integral part of our business), acquisitions and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in the telecommunications industry;

•                  limit our ability to take advantage of opportunities for acquisitions (including the acquisition of assets) and other business combinations;

•                  place us at a competitive disadvantage compared to our less leveraged competitors;

•                  increase our vulnerability to general, region—specific and industry-specific adverse economic conditions; and

•                  limit our ability to obtain additional financing or obtain it on commercially reasonable terms, to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

If we and our subsidiaries incur additional indebtedness in the future, the leverage-related risks that we now face could intensify and have a material adverse effect on our business, results of operation and financial condition.

Because we have a history of losses and may continue to incur significant expenses, we may not be able to generate sufficient cash flows to meet our debt service obligations.

We have had a history of negative operating cash flows and could face difficulties in meeting our debt service obligations.  We incurred losses of Ps.9.1 million (US$0.5 million) for the three months ended March 31, 2019 as compared to gains of Ps.17.2 million (US$0.9 million) for the three months ended March 31, 2018, and losses of Ps.315.3 million (US$16 million) for the year ended December 31, 2018 as compared to losses of Ps.15.9 million (US$0.8 million) for the year ended December 31, 2017 and losses of Ps.2,118.2 million (US$102.7 million) recorded in 2016. The losses for the three months ended March 31, 2019 are mainly related to are mainly related to lower operating income primarily due to a decrease in our revenue stream from our residential and wholesale business units when compared to the three months ended March 31, 2018, a decline which we expect to continue as we conclude our intended divestiture of our residential business unit.

Our ability to fund our debt service obligations will depend on our ability to retain our existing customer base, develop a larger customer base and increase our operating cash flows.  However, we may not succeed in retaining existing customers and attracting more customers and as a result our business may not generate sufficient operating cash flows to meet our existing debt service obligations.

In the event we continue to incur significant losses, we may not be able to service all of our debt obligations.  If we cannot service our debt obligations, we may have to take actions such as selling assets, seeking additional equity investments, reducing or delaying capital expenditures, strategic acquisitions, investments and alliances, or restructuring our indebtedness pursuant to in court or out of court procedures, any of which could materially harm our business, results of operations and financial condition.

We are experiencing low and declining cash balances and increases in our trade accounts payable and other current liabilities, which may result in our not meeting our debt service obligations.

We have low cash balances that have been declining.  As of December 31, 2018 and March 31, 2019, our cash and temporary investment balance was Ps.457 million (US$23 million) and Ps.386 million (US$20 million), respectively.  In addition, our trade accounts payable and other current liabilities have increased significantly since December 31, 2018.  If our trade accounts payable and other current liabilities continue to increase and our cash balances continue to decline, and if we are not able to increase our cash reserves through capital contributions, through asset sales or through the generation of increased operating cash flows, we may not be able to meet our debt service obligations under the old notes, the New Notes and our other liabilities and operating expenses.  Unless we are able to increase our cash balances, our business, financial condition and results of operations may be materially adversely affected.

The old notes indenture contains, and the Senior Notes indenture will contain, restrictions on our ability to operate our business and to pursue our business strategies.  Our failure to comply with these covenants could result in an acceleration of our indebtedness.

The old notes indenture contains, and the Senior Notes indenture will contain, covenants that may restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in certain transactions or business activities that may be important to our growth strategy, necessary to remain competitive or otherwise important to us.  The indentures restrict, among others, our ability to:

•                  pay dividends on, redeem or repurchase our capital stock;

•                  make investments;

•                  incur additional debt;

•                  guarantee other debt;

•                  create certain liens;

•                  enter into sale and leaseback transactions;

•                  issue or sell stock of certain subsidiaries;

•                  merge or consolidate with another company;

•                  transfer and sell assets; and

•                  enter into transactions with affiliates.

If we do not comply with these restrictions, we could be in default despite our ability to service our indebtedness.  If there were an event of default under the old notes indenture or the Senior Notes indenture, holders of such old notes or Senior Notes could demand immediate payment of the aggregate principal amount and accrued interest on such old notes and Senior Notes outstanding.  This could lead to our inability to pay our obligations or to our reorganization or bankruptcy for the benefit of our creditors.  Any additional financings we obtain in the future would most likely contain similar or more restrictive covenants.

The terms of the indentures governing the old notes and the Senior Notes that will restrict us and our restricted subsidiaries from incurring additional indebtedness are subject to certain exceptions and qualifications, including exceptions allowing us to incur capital lease, financing and purchase money obligations and additional indebtedness, subject to certain limitations.  If we or our subsidiaries incur additional indebtedness to finance working capital, capital expenditures, investments or acquisitions or for other purposes, the risks related to our business associated with our high level of indebtedness could be intensified and such additional indebtedness could increase the risk of insolvency or bankruptcy.

Exchange rate control rules enacted in the future could make it more difficult for us to service our U.S. dollar-denominated debt, raise capital outside of Mexico and make capital expenditures.

In the past, the Mexican government has issued exchange control rules that, although not in effect today, may be enacted in the future. If so enacted, exchange control rules could make it more difficult to service our U.S. dollar denominated debt, raise capital outside of Mexico and make capital expenditures.

Our securities prices could decrease in response to the international backdrop, particularly as a result of developments in the United States and emerging markets.

We cannot assure you that the price of our securities will not be adversely affected by events elsewhere, especially in the United States and in emerging markets. Mexican financial and securities markets are, to varying degrees, influenced by economic and market conditions in other countries. Although economic conditions are different in each country, investor reaction to developments in one country has had and can have significant effects on the prices of securities of issuers in other countries, including Mexico. For example, the economic recession or changes in the tax policies in the United States, the departure of the United Kingdom from the European Union, the economic slowdown in China, trade conflicts between the United States, Mexico and China, concerns about the levels of corporate debt in emerging economies, as well as the threat of terrorism, have had a significant adverse impact on financial markets and stock exchanges in many emerging markets, including Mexico.

Certain of our subsidiaries are not guarantors and our obligations with respect to the Senior Notes and the obligations of the subsidiary guarantors under the related guarantees will be effectively subordinated to all liabilities of these non-guarantor subsidiaries.

The guarantors of the Senior Notes will not include all of our subsidiaries and holders of the Senior Notes will not have any claim against those subsidiaries that are not guarantors of the Senior Notes.  However, our financial information is presented on a consolidated basis.  Our non-guarantor subsidiaries did not account for any of our net revenues or our EBITDA for the three months ended March 31, 2019 and the year ended December 31, 2018, other than our joint venture Celmax Móvil, S.A. de C.V., which accounts for approximately 1% of our net revenue but has a negative impact on our EBITDA (see “Annex A—Business—Deconsolidation of Celmax”).  As of March 31, 2019, after giving pro forma effect to the exchange offer and the issuance of the Senior Notes, we would have had consolidated total indebtedness of US$90 million, assuming that all old notes are tendered on or before the early participation date and we do not round down the amount to be issued to any tendering holder, none of which would have been indebtedness of our non-guarantor subsidiaries (excluding guarantees and intercompany loans).  Any right that we or the subsidiary guarantors have to receive assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Senior Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of any such subsidiary’s creditors, including trade creditors, holders of debt issued by those subsidiaries and certain statutory preferences.

We may not be able to raise the funds necessary to repurchase the Senior Notes in the event of a change of control.

If a there is a Change of Control (as defined in the Senior Notes indenture), we may be required to refinance substantially all of our debt, including the Senior Notes and the Junior PIK Notes.  Under the Senior Notes indenture, in the event of a change of control, we must offer to buy back the Senior Notes for a price equal to 101% of the principal amount of the Senior Notes, plus any accrued and unpaid interest to the date of repurchase.  Under the Junior PIK Notes indenture, in the event of a change of control, we must redeem all outstanding Junior PIK Notes at an aggregate redemption price of the lesser of (i) the principal amount of the outstanding Junior PIK Notes and (ii) the Applicable Percentage of the Equity Value (as such terms are defined under “Description of the Junior PIK Notes—Mandatory Redemption—Change of Control”).  We may not have sufficient funds available to us to make any required repurchases of the Senior Notes or the Junior PIK Notes upon a change of control.  If we fail to repurchase the Senior Notes or the Junior PIK Notes in those circumstances, we will be in default under the Senior Notes indenture and the Junior PIK Notes indenture, which may, in turn, trigger cross-default provisions in our other debt instruments.

Any future debt we incur may also contain requirements to repurchase notes upon a change of control.

Payments of judgments against us or the subsidiary guarantors on the Senior Notes would be in pesos.

In the event that proceedings are brought against us or the subsidiary guarantors in Mexico, either to enforce a judgment or as a result of an original action brought in Mexico, we and the subsidiary guarantors would not be required to discharge those obligations in a currency other than Mexican pesos.  Under the Monetary Law of the United Mexican States (Ley Monetaria de los Estados Unidos Mexicanos), an obligation, whether resulting from a judgment or by agreement, denominated in a currency other than Mexican pesos, which is payable in Mexico, may be satisfied in Mexico, in Mexican pesos, at the rate of exchange in effect on the date on which payments are made.  Such rate is currently determined by Banco de Mexico and published every banking day in the Federal Official Gazette (Diario Oficial de la Federacion).  As a result, you may suffer a U.S. dollar shortfall if you enforce a judgment, or obtain a judgment in respect of an action initiated, in Mexico, because payments received in Mexican peso-denominated funds may not be sufficient to repay the U.S. dollar amount then due.  You should be aware that no separate action exists or is enforceable in Mexico for compensation for any such shortfall.

The guarantees of our subsidiaries under the Senior Notes may not be enforceable.

The Senior Notes will be fully and unconditionally guaranteed, on a joint and several basis, by certain of our subsidiaries and provide a basis for a direct claim against the subsidiary guarantors; however, it is possible that the guarantees may not be enforceable under Mexican law.  While Mexican law does not prohibit the giving of guarantees and, as a result, does not prevent guarantees by Mexican entities from being valid, binding and enforceable against Mexican entities, in the event that a subsidiary guarantor in Mexico becomes subject to a reorganization proceeding (concurso mercantil) or to bankruptcy (quiebra), the relevant guarantee may be deemed to have been a fraudulent transfer and declared void, based upon the Mexican subsidiary guarantor being deemed not to have received fair consideration in exchange for the giving of such guarantee.

We may not be able to make payments in U.S. Dollars.

In the past, the Mexican economy has experienced balance of payments deficits and shortages in foreign exchange reserves.  While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Mexican pesos to foreign currencies, including U.S. dollars, it has done so in the past and could in the future enact restrictions related to the exchange of currencies, including the rate at which the Mexican peso may be converted into foreign currencies.  We cannot assure you that the Mexican government will not implement a restrictive exchange control policy in the future.  Any such restrictive exchange control policy could prevent or restrict our access to U.S. dollars to meet our U.S. dollar obligations and could also have a material adverse effect on our business, financial condition and results of operations.  We cannot predict the impact of any such measures on the Mexican economy.

You may not be able to effect service of process on us or to enforce judgments against us in Mexican courts.

We and all of our subsidiary guarantors (except for Maxcom USA, Inc. and Sierra USA Communications, Inc.) are companies organized under the laws of Mexico.  Almost all of our directors and executive officers, and most of the directors and executive officers of our subsidiary guarantors (except for Maxcom USA, Inc. and Sierra USA Communications, Inc.), are Mexican residents.  Substantially all of our assets and the assets of certain of our subsidiary guarantors are located in Mexico and outside of the United States.  As a result, it may not be possible for investors to effect service of process outside Mexico on us or our directors or executive officers or on those subsidiary guarantors, or to enforce against such parties judgments of courts located outside Mexico predicated on civil liabilities under the laws of jurisdictions other than Mexico, including judgments predicated on the civil liability provisions of the U.S. federal securities laws or other laws of the United States.  See “Service of Process and Enforcement of Civil Liabilities.”

Minority shareholders may be unable to enforce their rights against us, our directors, or our controlling shareholders in Mexico.

Under Mexican law and our bylaws which are governed by Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because provisions concerning fiduciary duties of directors have only recently been incorporated into the Mexican Securities Market Law (Ley del Mercado de Valores) and are not as developed as in the United States, it may be difficult for shareholders to bring an action against directors for breach of their fiduciary duties and achieve the same results as in most jurisdictions in the United States. Procedures for class action lawsuits do not exist under applicable Mexican law.

There are restrictions on your ability to transfer the New Notes.

The New Notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  Such exemptions include offers and sales that occur outside the United States in compliance with Regulation S under the Securities Act and in accordance with any applicable securities laws of any other jurisdiction.  For a discussion of certain restrictions on resale and transfer, see “Transfer Restrictions.”

An active trading market for the New Notes may not develop.

There is no market for the New Notes.  If a market for the New Notes were to develop, the New Notes may trade at a discount, depending upon many factors, including prevailing interest rates, the market for similar securities, general economic conditions, the ratings assigned to our debt by credit rating agencies, the liquidity of the New Notes, and our operating performance and financial condition.  We cannot assure you that trading markets will develop or be maintained.  We cannot assure you as to the development or liquidity of any trading market for the New Notes.  If an active market for the New Notes does not develop or is interrupted, the market price and liquidity of the New Notes may be adversely affected.

Risks Related to the Collateral

The proceeds from the sale of the Collateral securing the Senior Notes may not be sufficient to satisfy our obligations under the Senior Notes.

The old notes are, and indirectly the Senior Notes will be, secured by first-priority liens on the Collateral (as defined in “Description of the Senior Notes”).  The Collateral subject to liens constitutes most of our telephone network systems and equipment assets.  In the event of a foreclosure on the Collateral, we would be required to pay certain fees and other amounts prior to distribution of any proceeds from foreclosure in respect of the Senior Notes or the old notes, which proceeds would then be shared on an equal and ratable basis among the Senior Notes (indirectly through their interest in the Collateral to be shared with respect to the exchanged old notes) and the old notes remaining outstanding.  We can provide no assurance as to the amount that would be distributed in respect of the Senior Notes upon any foreclosure or otherwise, or that the proceeds from the sale of the Collateral would be sufficient to satisfy our obligations under the Senior Notes.

The value of the Collateral and any amount to be received at foreclosure will depend upon many factors including, among others, the condition of the Collateral, changes in our industry, the age and obsolescence of the Collateral, the ability to sell the Collateral in an orderly sale, the availability of buyers, the condition of the Mexican economy, the condition of our competitors in Mexico and exchange rates.  No appraisal of any of the Collateral has been prepared by us or on our behalf in connection with this exchange offer and consent solicitation.  Given the limited number of participants in the Mexican telecommunications market, and because a telecommunications concession title is required to operate some of the assets that comprise the Collateral, there may not be any buyer willing and able to purchase a significant portion of our assets or the Collateral in the event of foreclosure.  In addition, since we are not pledging all of our assets, it may not be possible to sell our business as a going concern upon foreclosure.  Each of these factors could reduce the likelihood of a foreclosure as well as reduce the amount of any proceeds in the event of foreclosure.

In addition, if less than 100% of the old notes are tendered in the exchange offer and consent solicitation, the Collateral securing the old notes will not be fully available to secure the Senior Notes but rather will be effectively shared on an equal and ratable basis between the old notes and the Senior Notes, and subject to a senior notes intercreditor agreement that will govern voting and foreclosure procedures with respect to the Collateral.  In the event of a foreclosure, if the Collateral proceeds are not sufficient to pay in full the unpaid obligations on all of the old notes and the Senior Notes, any old notes that are not acquired in the exchange offer will share in the available proceeds with the Senior Notes.  The sharing of limited available proceeds with non-tendered old notes would have the effect of increasing the portion of the new note obligations that is effectively unsecured.

Impediments exist to any foreclosure on the Collateral, which may adversely affect the proceeds of any foreclosure.

Substantially all of the Collateral Documents (as defined in “Description of the Senior Notes—Security”) are governed by the laws of Mexico, and substantially all of the Collateral is located in Mexico.  Any foreclosure with respect to the Collateral (including a foreclosure initiated by holders of the Senior Notes) would therefore be required to comply with Mexican legal and procedural requirements, which differ substantially from procedural requirements in the United States.  In particular, Mexican law does not allow for self-executing liens, foreclosure without judicial action or expedited foreclosure proceedings.  Any proceeding related to the foreclosure of the Collateral in Mexico would be required to be initiated in a Mexican court and could involve significant delays.  A Mexican court may require a judgment regarding the existence of an event of default under the Senior Notes indenture, and a cross-acceleration under the old notes indenture, from a U.S. court prior to any foreclosure.  We may also have available to us defenses under Mexican law not available under U.S. law to any foreclosure proceeding, which may result in a delay in foreclosure proceedings.  All of the foregoing factors, and other factors relating to judicial proceedings in Mexico, may result in significant delays in connection with any foreclosure of the Collateral.  These delays could result in a deterioration of the Collateral and a decrease in the value that would otherwise be realizable upon foreclosure.

Third parties’ rights may affect the ability of the Collateral Agent to foreclose on the Collateral and the priority of the Senior Notes and old notes with respect to the Collateral.

Third parties may have rights and be entitled to remedies that diminish the ability of the Collateral Agent to foreclose upon the Collateral or that affect the priority of the old notes (and the indirect priority of the Senior Notes) with respect to the Collateral, or amounts available after foreclosure of the Collateral for repayment.  Under Mexican law, amounts owed to employees or, with some limited exceptions, to tax authorities (including social security and retirement fund liabilities), must be paid by a debtor prior to the satisfaction of any other claims, including secured claims.  In addition, under the terms of the Senior Notes, certain third-party Collateral Permitted Liens may be senior to the liens securing the Senior Notes.  See “Description of the Senior Notes—Certain Definitions—Collateral Permitted Liens.”  The rights and remedies to which these and other third party creditors are entitled may limit the ability of foreclosure on the Collateral or may otherwise reduce the proceeds available to satisfy our obligations under the Senior Notes.

We may incur additional secured indebtedness, which would dilute the value of the Collateral securing the Senior Notes.

Under the Senior Notes indenture, we will be permitted in the future to incur specified additional obligations that may share in the liens on the Collateral securing the Senior Notes.  If we incur any additional debt that is secured on an equal and ratable basis with the Senior Notes, the holders of that debt will be entitled to share ratably with the holders of the Senior Notes and the value of the Collateral (or the proceeds from the sale of the Collateral in a foreclosure proceeding) securing indirectly and, upon payment in full at maturity or early redemption of the old notes, directly, the Senior Notes will be diluted.  Any such dilution will increase the risk of the proceeds from the sale of the Collateral not being sufficient to satisfy the amounts outstanding under the Senior Notes and all other obligations secured by such Collateral.  If such proceeds were not sufficient to repay amounts due on the Senior Notes, then holders of the Senior Notes (to the extent the Senior Notes are not repaid from the proceeds of the sale of the Collateral) would have an unsecured claim against our remaining assets.

Since not all of our assets are included in the Collateral, the ability to sell the Collateral as a going concern may be limited.

The Collateral pledged as security for our obligations under the Senior Notes is limited.  The Collateral consists of a significant portion, but not all, of our tangible assets.  The Collateral subject to liens constitutes most of our telephone network systems and equipment assets.  In light of the fact that the Collateral is closely related to assets that are not pledged as Collateral, the ability of the Collateral Agent to sell the Collateral as a going concern may be limited and may affect the attractiveness of the assets constituting the Collateral for a third party purchaser.

Moreover, the Collateral does not include our concession or any rights related to our concession.  Because a telecommunications concession title is required to operate some of the assets that comprise the Collateral, the holders of Senior Notes would not be able to continue operating the telecommunications network upon any foreclosure of the Collateral and there may not be any buyer that holds a telecommunications concession that is willing and/or able to purchase a significant portion of the Collateral in the event of foreclosure.

A Mexican or U.S. bankruptcy may limit the ability to realize value from the Collateral.

The rights of the Collateral Agent upon a foreclosure on the Collateral upon the occurrence of an event of default under the Senior Notes indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us before the foreclosure on the Collateral.

Under Mexico’s Reorganization Proceeding Law, the foreclosure or sale of all or any part of the Collateral will not be possible prior to our liquidation.  In addition, during the pendency of insolvency proceedings, Mexican law does not require a debtor to provide adequate protection or assurances to secured creditors, although the bankruptcy court could adopt precautionary measures to such effect.

Significant uncertainties are inherent in bankruptcy proceedings, including bankruptcy proceedings in Mexico, that may result in delays that could adversely impact the value of the Collateral or that may prevent foreclosure with respect to the Collateral.  There have been a limited number of final judicial decisions relating to critical bankruptcy issues such as the relative treatment and priority of debts, the role of the creditors in overseeing business operations during insolvency proceedings, criteria and voting majorities required (and how such votes are counted) for court approval of a reorganization plan and the effect of the process on subsidiaries (including the possible cancellation of bankruptcy proceedings).  Secured creditors’ rights in a bankruptcy proceeding are therefore not well-established in Mexico, and this may result in substantial delays beyond those contemplated by Mexico’s Reorganization Proceeding Law as well as the inability of the mediator to exercise the remedies and powers granted to creditors.  Delays in proceedings, the inadequacy of available remedies and the inability of the mediator to exercise available remedies could result in a substantial deterioration of the Collateral during the pendency of any such proceeding and may affect your ability to foreclose on the Collateral and thus receive payment in respect of the Senior Notes.

The value of the Collateral may decrease because of obsolescence, impairment or certain casualty events.

We can provide no assurances that the value of the Collateral will not be adversely affected by obsolescence, changes in the technology in our industry, other changes in equipment or certain casualty events.  The Collateral Documents do not require us to improve the Collateral.  In addition, our existing equipment may become obsolete or be replaced by new equipment that may not be part of the Collateral.  Although we are obligated under the Collateral Documents to maintain insurance with respect to the Collateral, we can provide no assurances that the proceeds of such insurance will be sufficient to repurchase adequate replacement Collateral or will equal the fair market value of the damaged Collateral.  Our insurance policies also do not cover all events that may result in damage to the Collateral.  Additionally, a loss arising from a title defect with respect to the Collateral may adversely affect the value of the Collateral.

Rights of holders of the Senior Notes to the Collateral may be adversely affected by our failure to perfect security interests in certain Collateral acquired in the future.

The security interests in the Collateral securing the Senior Notes includes specified classes of assets whether now owned or acquired or arising in the future.  Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified.  There can be no assurance that the trustee or the Collateral Agent will monitor, or that we will inform the trustee or the Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary actions will be taken to properly perfect the security interest in such after-acquired Collateral.  Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Senior Notes against third parties.

We will in most cases have control over the Collateral securing the Senior Notes, and the sale of particular assets by us or the subsidiary guarantors could reduce the pool of assets securing the Senior Notes and the guarantees.

The Collateral Documents allow us and the subsidiary guarantors to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from the Collateral securing the Senior Notes.  To the extent we sell any assets that constitute such Collateral, the proceeds from such sale will be subject to the liens securing the Senior Notes only to the extent such proceeds would otherwise constitute Collateral securing the Senior Notes and the guarantees under the Collateral Documents.  To the extent the proceeds from any such sale of Collateral do not constitute Collateral under the Collateral Documents, the pool of assets securing the Senior Notes and the subsidiary guarantees would be reduced and the Senior Notes and the subsidiary guarantees would not be secured by such proceeds.

Risks Related to the Plan

If the exchange offer is not consummated, we intend to commence a case under chapter 11 of the Bankruptcy Code and seek confirmation of the Plan.

If the exchange offer is not consummated, we may not be able to meet certain financial obligations as they come due. If this occurs, holders of the old notes and our other creditors could commence involuntary bankruptcy proceedings against us in Mexico or in the United States.

As a result, if the exchange offer is not consummated, we may commence a voluntary case under chapter 11 of the Bankruptcy Code. Such a restructuring may be protracted, contentious and disruptive to our business and could materially adversely affect our relationships with our customers, suppliers and employees who may terminate their relationships with us. A restructuring would also cause us to incur significant legal, administrative and other professional expenses. Moreover, no assurances can be given that any such restructuring would be successful or that holders of our debt obligations would not have their claims significantly reduced, converted into equity or eliminated. If a restructuring is not successful, we may be forced to liquidate our business and assets.

If we receive votes in number and amount sufficient to satisfy the Bankruptcy Threshold, we may seek confirmation of the Plan. If confirmed, the Plan would be binding on all of the holders regardless of whether a holder voted to accept or reject the Plan. If the Plan does not receive the required support from holders, we may elect to seek confirmation regardless of the rejection by amending the Plan or seeking to confirm an alternative chapter 11 plan.  There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the holders as those proposed in the Plan.

In addition, a restructuring under chapter 11 (other than the Plan) may result in holders of the old notes receiving notes with terms that may be materially less favorable than the Senior Notes being offered pursuant to the exchange offer.

We may fail to satisfy vote requirements to confirm the Plan.

If votes are received in number and amount sufficient satisfy the Bankruptcy Threshold, we may commence the Chapter 11 Case for the purpose of seeking confirmation of the Plan thereafter as promptly as practicable.  If the Plan does not receive the required support from holders of claims, we may elect to seek confirmation regardless of the rejection, by amending the Plan or seeking to confirm an alternative chapter 11 plan.  There can be no assurance that the terms of any such alternative chapter 11 plan would be similar or as favorable to the holders of allowed claims and allowed interests as those proposed in the Plan.

If we are not able to confirm the Plan or an alternative chapter 11 plan, there is substantial doubt that we will be able to generate the necessary cash to continue operations.  As a result, we may be required to file for liquidation in Mexico.

We may fail to satisfy solicitation requirements.

The solicitation of votes by the Company to accept the Plan is subject to several requirements under applicable bankruptcy law.  If the Bankruptcy Court does not find that our solicitation complied with such requirements, confirmation of the Plan could be denied.

Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•                  the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote;

•                  the time prescribed for voting is not unreasonably short; and

•                  the solicitation of votes is in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of “adequate information”.  Section 1125(a)(1) of the U.S. Bankruptcy Code describes adequate information as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of claims and interests to make an informed judgment about the plan.

To satisfy the requirements of Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), we intend to deliver this consent solicitation to all holders of allowed notes claims as of the voting record date.  In that regard, we believe that the solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations.  However, we cannot be certain that the solicitation of acceptances or rejections will be approved by the Bankruptcy Court.  If such approval is not obtained, confirmation of the Plan could be denied.

The Bankruptcy Court may not confirm the Plan.

In the event that votes are received in number and amount sufficient to enable the Bankruptcy Court to satisfy the Bankruptcy Threshold, we may commence the Chapter 11 Case for the purpose of seeking confirmation of the Plan by the Bankruptcy Court.  However, even if the requisite votes are received, the Bankruptcy Court is not obligated to confirm the Plan as proposed.  In addition, a dissenting holder of a claim against the Company could challenge the balloting procedures as not being in compliance with the Bankruptcy Code, which could mean that the balloting results may be invalid.  Even if the Bankruptcy Court determined that the balloting procedures were appropriate and the results were valid, the Bankruptcy Court could still decline to confirm the Plan, if the Bankruptcy Court found that any of the statutory requirements for confirmation had not been met.  Section 1129 of the Bankruptcy Code, which sets forth the requirements for confirmation of a plan of reorganization, requires, among other things, a finding by the Bankruptcy Court that the plan of reorganization is “feasible,” that all claims and interests have been classified in compliance with the provisions of section 1122 of the Bankruptcy Code and that, under the plan of reorganization, each holder of a claim or interest within each impaired class either accepts the plan of reorganization or receives or retains cash or property of a value, as of the date the plan of reorganization becomes effective, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.  There can be no assurance that the Bankruptcy Court will conclude that the feasibility test and other requirements of sections 1122, 1123, 1129 and the other applicable provisions of the Bankruptcy Code have been met with respect to the Plan.  In addition, the Bankruptcy Court may decline to accept the Company’s petition based on jurisdictional or venue grounds, which would also result in the Company not being able to obtain confirmation of the Plan.

If the Plan is not confirmed by the Bankruptcy Court, (a) we may not be able to reorganize our businesses, (b) the distributions that holders of claims ultimately would receive, if any, with respect to their claims is uncertain, (c) there is no assurance that we will be able to successfully develop, prosecute, confirm and consummate an alternative plan that will be acceptable to the Bankruptcy Court and the holders of claims, (d) there can be no assurance that the Chapter 11 Case would continue rather than be converted into liquidation cases under chapter 7 of the Bankruptcy Code and (e) we may be required to liquidate our entire operations through a liquidation process in Mexico.  It is also possible that third parties may seek and obtain approval from the Bankruptcy Court to terminate or shorten the exclusivity period during which only we may propose and confirm a plan of reorganization.  If a liquidation or protracted reorganization of our estate were to occur, there is a substantial risk that our going concern value would be substantially eroded to the detriment of all stakeholders.

Commencing the Chapter 11 Case may have a material adverse effect on our operations.

The Plan Solicitation or any subsequent commencement of the Chapter 11 Case could adversely affect the relationships between us and our customers, employees, vendors, lenders, partners and others.  There is a risk, due to uncertainty about our future, that:

•                  customers could seek alternate service providers;

•                  the commencement of the Chapter 11 Case could erode our customers’ confidence in our ability to provide our services and, as a result, there could be a significant and precipitous decline in our revenues, profitability and cash flow;

•                  employees could seek other career opportunities;

•                  it may be more difficult to attract or replace key employees; and

•                  our suppliers, vendors, and service providers, many of whom may not be subject to the jurisdiction of the Bankruptcy Court, could seek to terminate their relationships with us or require financial assurances or enhanced performance.

We may not be successful in obtaining first day orders to permit us to pay our key customers, vendors and employees in the ordinary course of business.

In the event that we commence the Chapter 11 Case, it is our intention to seek authorization from the Bankruptcy Court on an emergency basis to pay our accounts payable to key parties in interest in the ordinary course of business and in the case of those key vendors that have agreed to continue to extend normal business terms to us during the Chapter 11 Case.  However, there can be no guarantee that we would be successful in obtaining the necessary approvals of the Bankruptcy Court for such arrangements or for every party in interest we may seek to treat in this matter, and as a result, our business might suffer.

We cannot predict the amount of time the Chapter 11 Case will take to complete for purposes of implementing the Plan, and a lengthy Chapter 11 Case could disrupt our business.

While we intend to seek confirmation of the Plan in 30 to 45 days from the commencement of the Chapter 11 Case, we cannot be certain that this will be the case.  Although the Plan and the Plan Solicitation are both designed to minimize the length of time that we may need to spend in chapter 11, it is impossible to predict with certainty the exact amount of time that it may take to obtain confirmation of the Plan.

DESCRIPTION OF THE EXCHANGE OFFER AND THE CONSENT SOLICITATION

The Exchange Offer

We are making an offer to eligible holders, upon the terms and subject to the conditions set forth in this statement, to exchange each US$1,000 principal amount of the old notes for (a) the total exchange consideration of US$550 principal amount of Senior Notes, US$100 principal amount of Junior PIK Notes and US$110 in cash if the old notes are tendered and not validly withdrawn on or before the early participation date, or (b) US$550 principal amount of Senior Notes, US$100 principal amount of Junior PIK Notes and US$100 in cash if the old notes are tendered and not validly withdrawn after the early participation date and on or before the expiration date.

The cash portion of the total exchange consideration for holders tendering their old notes prior to or on the early participation date is US$110 for each US$1,000 of old notes validly tendered, not validly withdrawn and accepted in the exchange offer, which includes early participation consideration of US$10 for each US$1,000 of old notes validly tendered, not validly withdrawn and accepted in the exchange offer.

Only eligible holders that validly tender their old notes and do not validly withdraw their tenders on or before the early participation date will be eligible to receive the total exchange consideration, which includes the early participation consideration.  Eligible holders that validly tender and do not withdraw old notes after the early participation date and on or before the expiration date will be eligible to receive only the exchange consideration of US$550 principal amount of Senior Notes, US$100 principal amount of Junior PIK Notes and US$100 in cash and no early participation consideration for each US$1,000 principal amount of old notes validly tendered, not validly withdrawn and accepted.

The Senior Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1.00 in excess thereof.  The Junior PIK Notes will be issued in minimum denominations of Ps.20,000 and integral multiples of Ps.20.00.  An eligible holder must tender old notes in a principal amount sufficient to receive at least US$1,000 principal amount of Senior Notes and Ps.20,000 principal amount of Junior PIK Notes in exchange for such old notes, based on the applicable exchange consideration.  Any holder that tenders less than such amount will not be able to participate in the exchange offer and the consent solicitation.

The amount of Senior Notes and Junior PIK Notes to be issued to any holder will be rounded down to the nearest US$1.00 and Ps.20.00, respectively. No additional cash will be paid in lieu of any principal amount of Senior Notes or Junior PIK Notes not received as a result of rounding down.

On the settlement date all eligible holders whose old notes are validly tendered, not validly withdrawn and accepted for exchange will also receive a cash payment equal to the applicable accrued and unpaid interest on their old notes validly tendered, not validly withdrawn and accepted for exchange through but excluding the settlement date.

On the settlement date, the old notes validly tendered, not validly withdrawn and accepted for exchange will be cancelled.

Tenders of old notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on June 28, 2019, but will thereafter be irrevocable, except in certain limited circumstances where we determine additional withdrawal rights are necessary and to the extent required by law.

From February 2015 to March 2019, we acquired and canceled US$72,299,184 million in aggregate principal amount of the old notes.

Any eligible holder who exchanges old notes for Senior Notes pursuant to the exchange offer must also deliver its consent to the proposed amendments.  Eligible holders may not deliver consents in the consent solicitation without exchanging their old notes for the Senior Notes in the exchange offer.

The Consent Solicitation

In connection with the exchange offer, we are soliciting consents to the proposed amendments with respect to the old notes indenture, upon the terms and subject to the conditions set forth in this statement.  If the proposed amendments to the old notes indenture become operative, certain provisions, including the majority of the restrictive covenants and certain events of default will be eliminated.  See “The Proposed Amendments.” Any corresponding provisions of the old notes will also be amended in conformity with the proposed amendments to the old notes indenture.  If the proposed amendments become operative, only a failure to comply with the restrictive covenants as modified by the supplemental indenture reflecting the proposed amendments would be a default or an event of default under the old notes indenture.

If we receive consents from at least a majority of the outstanding aggregate principal amount of the old notes (not including any old notes which are owned by us or our affiliates), we, the subsidiary guarantors and the trustee will enter into a supplement to the old notes indenture (the “supplemental indenture”).  Except as set forth in this statement, the old notes indenture will not be supplemented or amended in connection with the proposed amendments, and all other provisions of the old notes indenture will remain in full force and effect.  The supplemental indenture may be executed and delivered prior to the expiration date.

Expiration Date; Early Participation Date; Extensions; Amendments; Termination

The expiration date of the exchange offer and the consent solicitation will be 12:00 midnight (New York City time) on July 15, 2019 subject to our right to extend that time and date in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offer and the consent solicitation is extended.

The early participation date of the exchange offer and the consent solicitation will be 5:00 p.m. (New York City time) on June 28, 2019 unless extended by us.

We reserve the right, in our absolute discretion, by giving oral or written notice to the exchange agent, to:

•                       extend the exchange offer and the consent solicitation;

•                       terminate the exchange offer and the consent solicitation if a condition to our obligation to exchange old notes for Senior Notes is not satisfied or waived on or before the expiration date;

•                       amend the exchange offer and the consent solicitation; and

•                       terminate and withdraw the exchange offer and consent solicitation.

If the exchange offer and the consent solicitation is amended in a manner that we determine constitutes a material change, we will extend the exchange offer and the consent solicitation for a period of two to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the eligible holders, if the exchange offer and the consent solicitation would otherwise have expired during that two to 10 business day period.  Any change in the consideration offered to holders of old notes pursuant to the exchange offer and the consent solicitation will be paid to all holders whose old notes have been previously tendered and not validly withdrawn.

Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms and conditions of the exchange offer and the consent solicitation.  We will promptly announce any extension, amendment or termination of the exchange offer and the consent solicitation by issuing a press release.  We will announce any extension of the expiration date no later than 9:00 a.m. (New York City time) on the first business day after the previously scheduled expiration date.

Settlement Date

We will deliver the New Notes on the settlement date.  We will not be obligated to deliver Senior Notes unless the exchange offer and the consent solicitation is consummated.

Conditions to the Exchange Offer and the Consent Solicitation

The exchange offer and the consent solicitation are subject to certain conditions, which we may assert or waive in full or in part in our sole discretion (other than the capital contribution condition, which may not be waived).  We may extend the exchange offer and the consent solicitation from time to time until the conditions are satisfied or waived.  Although we have no present intention to do so, we reserve the right to amend, at any time, the terms and conditions of the exchange offer and the consent solicitation.  We will give you notice of any amendment or extension if required by applicable law.

Notwithstanding any other provisions of the exchange offer and the consent solicitation or any extension of the exchange offer and the consent solicitation, we will not be required to issue Senior Notes, and we may terminate the exchange offer and the consent solicitation or, at our option, modify, extend or otherwise amend the exchange offer and the consent solicitation, if any of the following events occur or exist on or before the expiration date:

(1)              any action or event shall have occurred or been threatened, or action shall have been taken, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed to be applicable to the exchange offer and the consent solicitation or the exchange of old notes for Senior Notes in the exchange offer by or before any court or governmental regulatory or administrative agency, authority or tribunal, including, without limitation, taxing authorities, that either:

(a)              challenges the making of the exchange offer and the consent solicitation or the exchange of old notes for New Notes in the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer and the consent solicitation or the exchange of old notes for Senior Notes in the exchange offer and the consent solicitation; or

(b)              in our reasonable judgment, could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects or materially impair the contemplated benefits to us of the exchange offer and the consent solicitation or the exchange of old notes for Senior Notes in the exchange offer;

(2)              there shall have occurred (a) any general suspension of or material limitation on trading in securities on the New York Stock Exchange (“NYSE”), the NASDAQ Stock Market, the Mexican Stock Exchange or any other exchange or over-the-counter market in the United States or Mexico or any establishment of minimum prices on any of such exchanges or such market by such exchange or by any regulatory body having jurisdiction over such exchange or market; (b) any suspension of trading of any securities issued or guaranteed by us or our subsidiary guarantors on any exchange or the over-the-counter market in the United States or Mexico; (c) a declaration of a general moratorium on commercial banking activities by U.S. federal or New York state authorities or by Mexican authorities; (d) any outbreak or escalation of national or international hostilities or any change in financial markets or any calamity or crisis; (e) any material adverse change or development involving a prospective material adverse change in taxation, exchange controls or other applicable law or regulation in the United States or Mexico directly affecting the Senior Notes or the imposition of restrictions on repatriation of remittances or interest payments or dividends from Mexico; or (f) a material adverse change in Mexican, U.S. or international monetary, general economic, political or financial conditions; or

(3)              the trustee with respect to the old notes indenture shall have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the consummation of the exchange offer and the consent solicitation or the exchange of old notes for Senior Notes in the exchange offer, or the trustee shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer and the consent solicitation or the exchange of old notes for Senior Notes in the exchange offer.

In addition, the exchange offer and consent solicitation are subject to (i) the valid tender, without subsequent withdrawal, of at least 90% (including any old notes which are owned by us or our affiliates) in aggregate principal amount of the outstanding old notes on or prior to the expiration date (the “minimum tender condition”) and (ii) the contribution of Ps.300 million of new equity capital by Maxcom’s shareholders (the “capital contribution condition”); provided however that the proposed amendments will only be operative if at least a majority (not including any old notes which are owned by us or our affiliates) in aggregate amount of the old notes is validly tendered and not validly withdrawn on or prior to the expiration date.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at our absolute discretion (other than the capital contribution condition, which may not be waived).  Any determination made by us concerning an event, development or circumstance described or referred to above will be conclusive and binding.  Our failure at any time to exercise any of our rights will not be deemed a waiver of any other right, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

If any of the foregoing conditions are not satisfied, we may, at any time on or before the expiration date:

•                       terminate the exchange offer and the consent solicitation and return all tendered old notes to the respective tendering holders;

•                       modify, extend or otherwise amend the exchange offer and the consent solicitation and retain all tendered old notes until the expiration date, as extended, subject, however, to the withdrawal rights of holders;

•                       waive the unsatisfied conditions with respect to the exchange offer and the consent solicitation and accept all old notes tendered and not previously validly withdrawn; or

•                       terminate and withdraw the exchange offer and consent solicitation.

Purchases of Old Notes by Us

We reserve the right, in our absolute discretion, to purchase or make offers to purchase any old notes that remain outstanding subsequent to the expiration date and, to the extent permitted by applicable law, to purchase old notes in the open market, in privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise.  The terms of any such purchases or offers could differ from the terms of the exchange offer and the consent solicitation.  Any purchase or offer to purchase will not be made except in accordance with applicable law.

Certain Consequences to Holders of old notes Not Tendering in the Exchange Offer and the Consent Solicitation

Consummation of the exchange offer and the consent solicitation may have adverse consequences to holders of old notes who elect not to tender their old notes in the exchange offer.  In particular, the trading market for old notes that are not exchanged could become more limited than the existing trading market for the old notes and could cease to exist altogether due to the reduction in the amount of the old notes outstanding upon consummation of the exchange offer and the consent solicitation.  A more limited trading market might adversely affect the liquidity, market price and price volatility of the old notes.  In addition, if the proposed amendments become operative, holders of the Senior Notes will have the ability to control the outcome of enforcement decisions with respect to the Collateral upon the occurrence and during the continuation of an Event of Default.  Furthermore, we cannot assure you that ratings on the old notes will be maintained.  See “Risk Factors—Risks Related to the Exchange Offer, the Consent Solicitation and the Old Notes.”

Effect of Tender

Any tender of old notes by a holder, and our subsequent acceptance of that tender, will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the consent solicitation described in this statement.  The acceptance of the exchange offer and the consent solicitation by a tendering holder of old notes will constitute the agreement by that holder to deliver to us good and marketable title to the tendered old notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Representations, Warranties and Covenants of Holders of Old Notes

Pursuant to an agent’s message (as defined below under “—Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC”), a holder, or the beneficial owner of old notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer and the consent solicitation generally, be deemed, among other things, to:

(1)              irrevocably sell, assign and transfer to us all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all old notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, agent or other person connected with the old notes arising under, from or in connection with those old notes;

(2)              waive any and all rights with respect to the old notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those old notes; and

(3)              release and discharge us, the subsidiary guarantors and the trustee for the old notes from any and all claims that the holder may have, now or in the future, arising out of or related to the old notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the old notes tendered thereby, other than accrued and unpaid interest on the old notes or as otherwise expressly provided in this statement, or to participate in any redemption or defeasance of the old notes tendered thereby.

In addition, each holder of old notes will be deemed to represent, warrant and agree that:

(4)              it has received and reviewed this statement;

(5)              it is the beneficial owner of, or a duly authorized representative of one or more beneficial owners of, the old notes tendered thereby, and it has full power and authority to consent;

(6)              the old notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those old notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

(7)              it will not sell, pledge, hypothecate or otherwise encumber or transfer any old notes tendered thereby from the date of the consent, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(8)              it is, or, in the event that it is acting on behalf of a beneficial owner of the old notes tendered thereby, it has received a written certification from that beneficial owner, dated as of a specific date on or since the close of that beneficial owner’s most recent fiscal year, to the effect that that beneficial owner is not a U.S. person or acquiring for the account or benefit of one or more U.S. persons (other than as a distributor) and is acquiring Senior Notes outside the United States in accordance with Regulation S under the Securities Act;

(9)              in evaluating the exchange offer and the consent solicitation and in making its decision whether to participate in the exchange offer and the consent solicitation by tendering its old notes, it has made its own independent appraisal of the matters referred to in this statement in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us, the exchange agent, the trustee or the dealer manager and solicitation agent, other than those contained in this statement, as amended or supplemented through the expiration date;

(10)       the execution and delivery of the consent shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this statement;

(11)       the submission of the consent to the exchange agent shall, subject to a holder’s ability to withdraw its tender prior to the withdrawal date, and subject to the terms and conditions of the exchange offer and the consent solicitation, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the old notes tendered thereby in favor of us and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of old notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offer and the consent solicitation, and to vest in us those old notes;

(12)       if the old notes are assets of (i) an “employee benefit plan” as defined in the U.S. Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) that is subject to Title I of ERISA; (ii) a “plan” as defined in Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (iii) a “governmental plan” as defined in Section 3(32) of ERISA or any other plan that is subject to a law substantially similar to Title I of ERISA or Section 4975 of the Code; or (iv) an entity deemed to hold plan assets of any of the foregoing, the exchange of the old notes and the acquisition, holding and disposition of the New Notes will not result in a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any substantially similar applicable law; and

(13)       the terms and conditions of the exchange offer and the consent solicitation shall be deemed to be incorporated in, and form a part of, the consent, which shall be read and construed accordingly.

Each holder of old notes that submits a consent, or agrees to the terms of a consent pursuant to an agent’s message, will also be deemed to represent, warrant and agree to the terms described under “Transfer Restrictions.”

The representations, warranties and agreements of a holder tendering old notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date.  For purposes of this statement, the “beneficial owner” of any old notes means any holder that exercises investment discretion with respect to those old notes.

Absence of Dissenters’ Rights

Holders of the old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer and the consent solicitation.

Acceptance of Old Notes for Exchange and Delivery of New Notes

On the settlement date, New Notes to be issued in partial or full exchange for old notes in the exchange offer and the consent solicitation, if consummated, will be delivered in book-entry form, and payment of any cash amounts will be made by deposit of funds with DTC, which will transmit those New Notes and payments to tendering holders.

We will be deemed to accept validly tendered old notes that have not been validly withdrawn as provided in this statement when, and if, we give oral or written notice of acceptance to the exchange agent.  Subject to the terms and conditions of the exchange offer and the consent solicitation, delivery of the New Notes and any cash amounts will be made at the direction of the exchange agent on the settlement date upon receipt of that notice.  If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer and the consent solicitation, such unaccepted old notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer and the consent solicitation.

Procedures for Tendering

In order to meet the deadlines set forth in this statement, custodians and clearing systems may require you to act on a date prior to the early participation date or the expiration date, as applicable.  Additionally, they may require further information in order to process all requests to tender.  Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

If you wish to participate in the exchange offer and the consent solicitation and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct that custodial entity to tender your old notes on your behalf pursuant to the procedures of that custodial entity.

To participate in the exchange offer and the consent solicitation, you must either:

•                       comply with the ATOP procedures for book-entry transfer described below on or before the expiration date or, in order to receive the total exchange consideration, which includes the early participation consideration, on or before the early participation date; or

•                       if you are a beneficial owner that holds old notes through Euroclear or Clearstream and wish to tender your old notes, you must contact Euroclear or Clearstream directly to ascertain their procedure for tendering old notes and comply with such procedure;

The procedures by which you may tender or cause to be tendered old notes will depend upon the manner in which the old notes are held, as described below.

The exchange agent and DTC have confirmed that the exchange offer and the consent solicitation is eligible for ATOP with respect to book-entry old notes held through DTC.  An agent’s message in lieu of a consent, and any other required documents, must be transmitted to and received by the exchange agent on or before the expiration date or, in order to receive the total exchange consideration, which includes the early participation consideration, on or prior to the early participation date, at its address listed on the back cover page of this statement.  Old notes will not be deemed to have been tendered until the consent and signature guarantees, if any, or agent’s message, is received by the exchange agent.

If you are a beneficial owner which holds old notes through Euroclear or Clearstream and wish to tender your old notes, you must instruct Euroclear or Clearstream, as the case may be, to block the account in respect of the tendered old notes in accordance with the procedures established by Euroclear or Clearstream.  You are encouraged to contact Euroclear and Clearstream directly to ascertain their procedure for tendering old notes.

No guaranteed delivery procedures are provided in order to tender your old notes in the exchange offer and the consent solicitation.  To validly tender your old notes, an agent’s message must be received by the exchange agent on or before the expiration date.

Book-Entry Delivery Procedures for Tendering Old Notes Held with DTC

If you wish to tender old notes held on your behalf by a nominee with DTC, you must:

•                       inform your nominee of your interest in tendering your old notes pursuant to the exchange offer and the consent solicitation; and

•                       instruct your nominee to tender all old notes you wish to be tendered in the exchange offer and the consent solicitation into the exchange agent’s account at DTC prior to the expiration date or, in order to receive the total exchange consideration, which includes the early participation consideration, prior to the early participation date.

Any financial institution that is a nominee in DTC, including Euroclear and Clearstream, must tender old notes that are held through DTC by effecting a book-entry transfer of old notes to be tendered in the exchange offer and the consent solicitation into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer and the consent solicitation through the ATOP procedures for transfer.  DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent.  An “agent’s message” is a message, transmitted by DTC to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from an organization that participates in DTC, which we refer to as a “participant,” tendering old notes that the participant has received and agrees to be bound by the terms of the consent and that we may enforce the agreement against the participant.  A consent need not accompany tenders effected through ATOP.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes will be determined by us in our absolute discretion, which determination will be final and binding.  We reserve the absolute right to reject any and all tendered old notes determined by us not to be in proper form or not to be tendered properly or any tendered old notes our acceptance of which would, in the opinion of our counsel, be unlawful.  We also reserve the right to waive, in our absolute discretion, any defects, irregularities or conditions of tender as to particular old notes, whether or not waived in the case of other old notes.  Our interpretation of the terms and conditions of the exchange offer and the consent solicitation, including the terms and instructions in the consent, will be final and binding on all parties.  Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine.  Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, the dealer manager and solicitation agent or any other person will be under any duty to give that notification or shall incur any liability for failure to give that notification.  Tenders of old notes will not be deemed to have been made until any defects or irregularities therein have been cured or waived.

Any holder whose old notes have been mutilated, lost, stolen or destroyed will be responsible for obtaining replacement securities or for arranging for indemnification with the trustee for the old notes.  Holders may contact the exchange agent for assistance with these matters.

Withdrawal of Tenders

Tenders of old notes may be validly withdrawn at any time prior to 5:00 p.m. (New York City time) on the withdrawal date, but thereafter are irrevocable, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by us).

For a withdrawal of a tender to be effective, a properly transmitted “request message” through ATOP, must be received by the exchange agent prior to the withdrawal date.

Withdrawal of tenders of old notes may not be rescinded, and any old notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer and the consent solicitation.  Tendering holders may not withdraw their validly tendered old notes without revoking their consents and may not revoke their consents without withdrawing any validly tendered old notes.  Validly withdrawn old notes may, however, be tendered again by following one of the procedures described under “—Procedures for Tendering” on or before the expiration date or, in order to receive the total exchange consideration, which includes the early participation consideration, on or before the early participation date.

Information Related to the Agents

Exchange Agent

Prime Clerk, LLC has been appointed as the exchange agent for the exchange offer and the consent solicitation.  All correspondence in connection with the exchange offer and the consent solicitation should be sent or delivered by each holder of old notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at the address listed on the back cover page of this statement.  We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer and the consent solicitation.

Information Agent

Prime Clerk, LLC has also been appointed as the information agent for the exchange offer and the consent solicitation.  Questions concerning tender procedures and requests for additional copies of this statement should be directed to the information agent at the address and telephone numbers listed on the back cover page of this statement.  Holders of old notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer and the consent solicitation.  We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer and the consent solicitation.

Dealer Manager and Solicitation Agent

We have retained BCP Securities, LLC to act as exclusive dealer manager for the exchange offer and as solicitation agent for the consent solicitation.  We will pay a fee to the dealer manager and solicitation agent for soliciting acceptances of the exchange offer and the consent solicitation.  We will also reimburse the dealer manager and solicitation agent for certain of its reasonable out-of-pocket expenses.  The obligations of the dealer manager and solicitation agent to perform its functions are subject to various conditions.  We have agreed to indemnify the dealer manager and solicitation agent against various liabilities, including various liabilities under the federal securities laws.  Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address and telephone numbers listed on the back cover page of this statement.

The dealer manager and solicitation agent and its affiliates may in the future provide investment banking and other commercial services in the ordinary course of business to us and our affiliates, for which they will receive, customary fees and commissions.

At any given time and in compliance with applicable laws and regulations, the dealer manager and solicitation agent or its affiliates may trade the old notes, the New Notes or our other securities for their respective accounts or for the accounts of their respective customers and, accordingly, may hold a long or short position in the old notes or the New Notes.

Announcements

We may make any announcement required pursuant to the terms of this statement or required or permitted by the U.S. Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion.

Other Fees and Expenses

We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this statement and related documents to the beneficial owners of old notes, and in handling or tendering for their customers.  We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer and the consent solicitation other than the dealer manager and solicitation agent, as described above.

Tendering holders of old notes will not be required to pay any fee or commission to the dealer manager and solicitation agent.  If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

THE PROPOSED AMENDMENTS

The old notes were issued pursuant to the indenture, dated as of October 11, 2013, among Maxcom, the guarantors named therein, the trustee and Deutsche Bank Luxembourg, S.A., as Luxembourg sub-paying agent and transfer agent (the “old notes indenture”).  The proposed amendments would delete the covenants, events of default and other provisions listed below and references thereto in their entirety from the old notes indenture, and delete the defined terms and other references related to any such deleted covenants, events of default and other provisions made irrelevant as a result of the deletion of such covenants, events of default and other provisions.

Amendments to Restrictive Covenants in the Old Notes Indenture.  The proposed amendments would eliminate the following restrictive covenants contained in the old notes indenture by deleting each section referenced below in its entirety:

Section Reference	Description of Provision
4.03	Reports
4.04	Compliance Certificate
4.05	Taxes
4.06	Stay, Extension and Usury Laws
4.07	Restricted Payments
4.08	Dividend and Other Payment Restrictions Affecting Subsidiaries
4.09	Incurrence of Indebtedness and Issuance of Preferred Stock
4.10	Asset Sales
4.11	Transactions with Affiliates
4.12	Liens
4.13	Business Activities
4.14	Corporate Existence
4.15	Offer to Repurchase Upon Change of Control
4.16	Additional Note Guarantees; Additional Security
4.17	Designation of Restricted and Unrestricted Subsidiaries
4.18	Listing
4.20	Sale and Leaseback Transactions
4.21	Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries
4.22	No Impairment of Security Interests
4.23	Limitation on Intercompany Indebtedness
4.24	Excess Capital Contribution Offer
5.01	Merger, Consolidation, or Sale of Assets
5.02	Successor Corporation Substituted

Amendments to Events of Default in the Old Notes Indenture.  The proposed amendments would eliminate all of the provisions of Section 6.01 of the old notes indenture governing events of default as they apply to the covenants referred to above.

In addition, the proposed amendments would eliminate the following events of default by deleting each clause referenced below in its entirety:

Section Reference	Description of Provision
6.01(e)	Failure to pay any indebtedness, or acceleration of any indebtedness in excess of US$10.0 million
6.01(f)	Judgments in excess of US$10.0 million that are not paid or discharged within 60 days of being entered

Amendments to Legal Defeasance and Covenant Defeasance in the Old Notes Indenture.  The proposed amendments would eliminate the following provisions of Section 8.04 contained in the old notes indenture governing legal defeasance and covenant defeasance by deleting each provision referenced below in its entirety:

Section Reference	Description of Provision
8.04(b)

The Company must deliver an opinion of counsel to the trustee to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of legal defeasance and will be subject to U.S. federal income tax in the same manner had such legal defeasance not occurred

8.04(c)

The Company must deliver an opinion of counsel to the trustee to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax in the same manner had such covenant defeasance not occurred

8.04(d)

The Company must deliver an opinion of counsel to the effect that holders will not recognize income, gain or loss for Mexican federal income tax purposes as a result of legal or covenant defeasance and will be subject to Mexican federal income tax in the same manner had such defeasance not occurred

8.04(d)

No default or event of default shall have occurred and be continuing on the date of the deposit required in connection with such defeasance and the deposit will not result in a breach or violation of any other instrument of the Company or Guarantor

8.04(e)	123 days pass after the deposit is made and during the 123-day period no event of default under section 6.01(h) or (i) occurs
8.04(f)	Such defeasance will not result in a breach or violation or constitute a default under any material agreement or instrument of the Company or any of its subsidiaries
8.04(g)

The Company must deliver an officers’ certificate stating that such deposit was not made with the intent of preferring holders of the old notes to other creditors or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company

8.04(h)

The Company must deliver an opinion of counsel in the United States and Mexico to the effect that on the 123rd day following the deposit, the trust funds will not be subject to the effect of any bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights, generally

8.04(i)	The Company must deliver an officers’ certificate and opinion of counsel stating that all conditions precedent relating to such defeasance have been complied with

Other Amendments.  The proposed amendments would also make certain other changes of a technical or conforming nature to the old notes indenture and the old notes.

In addition to the foregoing, execution and delivery of the consent will constitute an express waiver by a consenting holder of the old notes with respect to all claims against us and the subsidiary guarantors of any breach, default or event of default that may have arisen under the old notes indenture.

In order to be adopted, the proposed amendments must be consented to by the holders of at least a majority of the outstanding aggregate principal amount of the old notes (not including any old notes which are owned by us or our affiliates).  The supplemental indenture reflecting the proposed amendments may be executed promptly following the date on which the requisite consents to the proposed amendments are received, which may be prior to the expiration date.  The supplemental indenture will become effective immediately upon its execution and delivery by the parties thereto; however, the proposed amendments contained therein will not become operative until the acceptance for exchange of old notes upon the terms and subject to the conditions set forth in this statement.

The proposed amendments constitute a single proposal for the consent solicitation, and a consenting holder must consent to the proposed amendments applicable to all old notes tendered by that holder as an entirety and may not consent selectively with respect to certain of the proposed amendments.  If the proposed amendments become operative, all holders who do not validly tender and not withdraw their old notes in the exchange offer and the consent solicitation will be bound by the proposed amendments even though they did not consent to the proposed amendments.  Any eligible holder who exchanges old notes for New Notes pursuant to the exchange offer and the consent solicitation must also deliver its consent to the proposed amendments with respect to the old notes tendered.  Eligible holders may not deliver consents in the consent solicitation without exchanging their old notes for the New Notes in the exchange offer and the consent solicitation.

DESCRIPTION OF THE SENIOR NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”  In this Description of the Senior Notes, the word “Company” refers only to Maxcom Telecomunicaciones, S.A.B. de C.V. (a sociedad anónima bursátil de capital variable incorporated under the laws of the United Mexican States or Mexico) and not to any of its subsidiaries.  All references to “US$” or “dollars” are to U.S. dollars.

The Company will issue the Senior Notes under an indenture among itself, the subsidiary guarantors, U.S. Bank N.A., as trustee, transfer agent, paying agent and registrar, CIBanco, S.A., Institución de Banca Múltiple, as collateral agent, and a Luxembourg sub-paying agent and transfer agent to be named therein. If the Senior Notes are issued in the exchange offer, they will be issued in a private transaction that is not subject to the registration requirements of the Securities Act and will be subject to certain restrictions on transfer. If the Senior Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such Senior Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See “Transfer Restrictions.”

The following description is a summary of the material provisions of the indenture.  It does not restate the indenture in its entirety.  We urge you to read the indenture because it, and not this description, defines your rights as holders of the Senior Notes.  Copies of the indenture will be available as set forth below under “—Additional Information.”  Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a Senior Note will be treated as the owner of it for all purposes.  Only registered holders will have rights under the indenture.

Brief Description of the Senior Notes and the Note Guarantees

The Senior Notes:

•                  will be general obligations of the Company;

•                  will be secured by a first-priority lien on the Collateral;

•                  will be pari passu in right of payment to all senior existing and future Indebtedness of the Company, and junior to certain obligations preferred by statute, such as tax and labor obligations;

•                  will be effectively junior in right of payment to any secured Indebtedness of the Company to the extent of the assets securing such Indebtedness (subject to “—Security” below);

•                  will be senior in right of payment to any future subordinated Indebtedness of the Company, including the Junior PIK Notes described elsewhere in this statement;

•                  will be unconditionally guaranteed by the subsidiary guarantors; and

•                  will be senior in right of payment to all of the subsidiary guarantors’ existing and future subordinated indebtedness.

Principal, Maturity and Interest

For every US$1,000 of its old notes, the Company will issue US$550 in aggregate principal amount of Senior Notes, for a maximum of up to US$56,858,270.  The Senior Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase the Senior Notes.  (See “—Additional Notes”.)

The Company will issue Senior Notes in denominations of US$1,000 and integral multiples of US$1.00 in excess thereof.  The Senior Notes will mature on the fifth anniversary of the Issue Date.

If the Senior Notes are issued through the exchange offer, interest on the Senior Notes will accrue from the Issue Date and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2019.  The Company will make each interest payment to the holders of record on the June 1 and December 1 immediately preceding the applicable interest payment date.

If the Senior Notes are issued through the Plan, interest on the Senior Notes will accrue from the Issue Date and will be payable semi-annually in arrears, commencing on the date that is six months following the Issue Date. The Company will make each interest payment to the holders of record on the date that is 15 calendar days immediately preceding the applicable interest payment date.

The Senior Notes will accrue interest at the rate of 8% per annum.  Interest on overdue principal and interest will accrue at a rate that is 2% higher than the interest rate on the Senior Notes.

Interest on the Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If the due date for payment of any amount in respect of principal or interest on any of the Senior Notes is not a Business Day, the holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day and shall not be entitled to any further interest or other payment in respect of any such delay.

If money for the payment of principal or interest remains unclaimed for two years, the trustee and/or the paying agent will, upon written request therefore from the Company or the applicable subsidiary guarantor, pay the money back to the Company.  After that, holders entitled to money must look to the Company for payment as general creditors unless the applicable law designates another person.

Methods of Receiving Payments on the Senior Notes

If a holder of Senior Notes has given wire transfer instructions to the Company, the Company will pay or cause to be paid all principal, interest, Additional Amounts and premium, if any, on that holder’s Senior Notes in accordance with those instructions.  All other payments on the Senior Notes will be made at the office or agency of the paying agent and registrar or other place of payment unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Senior Notes

The trustee will initially act as paying agent and registrar for the Senior Notes.  The Company may change the paying agent or registrar without prior notice to the holders of the Senior Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Senior Notes in accordance with the provisions of the indenture.  The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Senior Notes.  Holders will be required to pay all taxes due on transfer or other similar governmental charges payable in connection therewith.  The Company will not be required to transfer or exchange any Senior Note selected for redemption.  Also, the Company will not be required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

Security

Collateral

The Senior Notes will be secured by first-priority Liens (subject to Collateral Permitted Liens), pursuant to:

(1)                                 mortgages on certain assets and properties owned by the Company and its Restricted Subsidiaries;

(2)                                 an intercompany indebtedness pledge and subordination agreement, as well as any ancillary agreements required to implement such intercompany indebtedness pledge and subordination agreement in full; and

(3)                                 the Intercompany Subordination and Credit Agreement and Intercompany Trust Agreement (including provisions for the subordination of, and a third party beneficiary right (estipulación a favor de tercero) in connection with, all Intercompany Indebtedness);

(clauses (1) through (3), collectively, the “Collateral Documents”) entered into from time to time by the Company and its Restricted Subsidiaries and CIBanco, S.A., Institución de Banca Múltiple, as collateral agent (the “Collateral Agent”) for the benefit of the holders of the Senior Notes from time to time. The Collateral (as defined below) for the Senior Notes will be the same as the collateral for the old notes and will be shared on a pari passu basis with any old notes that are not tendered for exchange.

Subject to the existing Lien of any old notes not exchanged, the Company will cause to be created and perfected first-priority Liens on all its existing and future fixed assets which constitute telecommunication network comprised of switches, fiber optic and copper networks, radio and electronic equipment, computers and engineering equipment, transportation equipment and office furniture as set forth on its consolidated balance sheet under “Telephone Network Systems and Equipment”, in each case owned by the Company or any Restricted Subsidiary on the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date and all proceeds from the sale of any of the foregoing (collectively, and together with any assets that may be pledged from time to time, the “Collateral”).

The Liens created will be governed by Mexican law and remedies including foreclosure will be subject to Mexican law.  Pursuant to the provisions of each mortgage, the Company and its Restricted Subsidiaries will retain possession and use and have the right to exploit and dispose of the Collateral, including proceeds in respect thereof, subject to Liens under such mortgages, in the ordinary course of their business, in each case unless and until the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, instructs otherwise or takes other enforcement action in accordance with the terms of the Collateral Documents.  Prior to an Event of Default, cash constituting Collateral by virtue of being proceeds under any mortgage (other than Net Proceeds from a Collateral Asset Sale or an Event of Loss) may be used or applied as contemplated under “— Use of the Collateral” and upon such use or application such cash shall not be deemed to be collateral.

Secured Notes Intercreditor Agreement

If the Senior Notes are issued in the exchange offer, the security over the Collateral and the rights of holders of the Senior Notes and the old notes will be subject to the provisions of a secured notes intercreditor agreement, to be dated as of the Issue Date, among us, the trustee, acting on behalf and for the benefit of the holders of the old notes and the Senior Notes, the Collateral Agent and other agents from time to time party thereto (the “Secured Notes Intercreditor Agreement”).

The Secured Notes Intercreditor Agreement will require certain procedures, including certain notices and an intercreditor vote, to be followed to direct the Collateral Agent to commence any enforcement action with respect to the Collateral.

If the Senior Notes are issued under the Plan, there will be no need for such Secured Notes Intercreditor Agreement.

Use of the Collateral

Subject to the terms and conditions of the indenture and the Collateral Documents, the Company will be entitled, unless an Event of Default has occurred and is continuing and the Collateral Agent has given contrary instructions in accordance with the terms of the Collateral Documents, to generally remain in possession of and to retain exclusive control over the Collateral (other than any amounts that are the proceeds of a Collateral Asset Sale or an Event of Loss relating to the Collateral), to freely operate the Collateral, to replace the Collateral and to sell or otherwise dispose of Collateral (including, with respect to cash constituting Collateral by virtue of being proceeds under any mortgage), and to collect, invest and dispose of any income in respect of any Collateral, in each case in the ordinary course of the Company’s business.  See “Enforcement and Disposition of Collateral” below.

Termination and Reinstatement of the Collateral

Upon the full and final payment and performance by the Company and the subsidiary guarantors of the Obligations under the Senior Notes, the indenture and the Collateral Documents will terminate and the Liens on all of the Collateral will be released.  The Collateral Agent will release the Liens in favor of the Collateral Agent in any Collateral to be sold pursuant to a Collateral Asset Sale or, in the case of certain obsolete or other assets, to be disposed of in a transaction not considered a Collateral Asset Sale pursuant to clause (i) of the exclusion to the definition thereof; provided that such transaction shall be subject to the provisions under the sub-heading “—Repurchase at the Option of Holders—Asset Sales and Events of Loss”.  The Company may use the Net Proceeds of a Collateral Asset Sale to purchase Replacement Collateral to be made part of the Collateral or make an offer to repurchase Senior Notes.

Enforcement and Disposition of Collateral

The indenture and the Collateral Documents provide that, upon the occurrence and during the continuation of an Event of Default:

•                  the Collateral Agent shall be entitled to cancel any lease agreement entered into by each Restricted Subsidiary owning real property subject to a mortgage; and

•                  the Collateral Agent may, without notice, enter upon all or any portion of the Company’s and its Restricted Subsidiaries’ premises that comprises the Collateral to inspect the Collateral and may exercise other rights with respect to the Collateral under applicable law.

For so long as an Event of Default has occurred and is continuing, and subject to certain limitations, the Collateral Agent may be directed in writing by the noteholders of the Senior Notes, through the trustee for the Senior Notes, to take (or to refrain from taking) such action or exercise such power only upon the written instruction of the noteholders of at least 25% in aggregate principal amount of the Senior Notes then outstanding and if such holders have offered to the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense, and provided always that if the Collateral Agent receives conflicting instructions, those supported by noteholders representing a greater aggregate principal amount will prevail.

The cash proceeds of sales of, or collections on, any Collateral received upon the exercise of remedies, including pursuant to a bankruptcy proceeding, will be applied pursuant to the Collateral Documents in the following order of priority:

•                  first, to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the Collateral Agent and its agents and counsel under the Collateral Documents, to the unpaid fees, expenses, reimbursements and indemnifications of the Collateral Agent, and to the payment of all unpaid fees, expenses, reimbursements, indemnifications and advancements of the trustee and its agents and counsel, to the extent relating to their activities in connection with the Collateral Documents;

•                  second, to the payment of principal under the Senior Notes, excluding any premium, interest, penalty or other amounts in respect thereof, on a pro rata basis and subject to the limitations provided below;

•                  third, to the payment of accrued and unpaid interest under the Senior Notes;

•                  fourth, to the payment of any other obligations under the Senior Notes; and

•                  fifth, to the Company and its Restricted Subsidiaries or to whomever else may lawfully be entitled to receive such proceeds or as a court of competent jurisdiction may direct.

No appraisal of any of the Collateral has been prepared by or on behalf of the Company in connection with the issuance and sale of the Senior Notes or otherwise.  There can be no assurance that the proceeds from the sale of the Collateral in whole or in part pursuant to the Collateral Documents would be sufficient to satisfy payments due in respect of the Senior Notes.  By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value.  The exercise of remedies may be restricted or limited with respect to some or all of the Collateral.  In addition, certain of the Collateral may be subject to additional legal or other restrictions that may inhibit or significantly delay its disposition.  Accordingly, there can be no assurance that the Collateral can be disposed of in a short period of time, or at all.

Release of Liens in Respect of Senior Notes

The Collateral Agent’s priority Liens upon the Collateral will no longer secure the Senior Notes outstanding under the indenture, the note guarantees or any other Obligations under the indenture, and the right of the Holders of the Senior Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s priority Liens on the Collateral will terminate and be discharged, in which case the Collateral Agent shall execute and allow the Company to file all required documents provided to it, at the Company’s sole cost and expense, to effectuate the release of the Collateral Agent’s Liens upon the Collateral, upon the receipt by the Collateral Agent from the trustee of written notice as to any of the following:

(1)                                 satisfaction and discharge in accordance with the indenture;

(2)                                 a Legal Defeasance or Covenant Defeasance of the Senior Notes in accordance with the indenture;

(3)                                 payment in full and discharge of all Senior Notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the Senior Notes are paid in full and discharged (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time); or

(4)                                 such termination or discharge, in whole or in part, with the consent of the holders of the requisite percentage of Senior Notes in accordance with the indenture.

Note Guarantees

The Senior Notes will be guaranteed by each of the Company’s current and future Subsidiaries, other than Unrestricted Subsidiaries.  These note guarantees will be unconditional joint and several obligations of the subsidiary guarantors. See “Risk Factors—Risks Related to the New Notes and Our Indebtedness—The guarantees of our subsidiaries under the Senior Notes may not be enforceable.”

A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such subsidiary guarantor is the surviving Person) another Person, other than the Company or another subsidiary guarantor, unless:

(1)                                 immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)                                 either:

(a)                                 the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that subsidiary guarantor under the indenture and its note guarantee pursuant to a supplemental indenture and appropriate documents satisfactory to the trustee; or

(b)                                 the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Senior Note guarantee of a subsidiary guarantor will be released:

(1)                                 in connection with any sale or other disposition of all or substantially all of the assets of that subsidiary guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(2)                                 in connection with any sale or other disposition of all of the Capital Stock of that subsidiary guarantor owned by the Company and its subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company otherwise permitted by the indenture;

(3)                                 if the Company designates any Restricted Subsidiary that is a subsidiary guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)                                 upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales and Events of Loss.”

Additional Notes

Subject to the covenants described below, the Company may issue Senior Notes under the indenture having the same terms in all respects as the Senior Notes except that interest will accrue on the additional notes from their date of issuance.  The Senior Notes offered hereby and any additional notes would be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the Senior Notes.

However, if additional notes that are treated as part of a single class under the indenture with the Senior Notes offered hereby are not fungible with the Senior Notes offered hereby for U.S. federal income tax purposes such additional notes will be assigned a CUSIP, ISIN and common code different from those assigned to the Senior Notes offered hereby.

Optional Redemption

At any time and from time to time, the Company may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus accrued and unpaid interest and additional interest and Additional Amounts, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

The Company may at any time and from time to time purchase Senior Notes in the open market or otherwise.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Senior Notes will have the right to require the Company to repurchase all or any part (in denominations of US$1,000 and integral multiples of US$1.00 in excess thereof) of that holder’s Senior Notes pursuant to a Change of Control Offer on the terms set forth in the indenture.  In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Senior Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the Senior Notes repurchased to the date of purchase, subject to the rights of holders of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.  Within ten days following the date on which a Change of Control occurs, the Company will mail, by first-class mail, a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)                                 accept for payment all Senior Notes or portions of Senior Notes properly tendered pursuant to the Change of Control Offer;

(2)                                 deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions of Senior Notes properly tendered; and

(3)                                 deliver or cause to be delivered to the trustee the Senior Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or portions of Senior Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Senior Notes properly tendered the Change of Control Payment for such Senior Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable.  Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes properly tendered and not withdrawn under the Change of Control Offer or if a notice of redemption is given pursuant to the provisions under the caption “—Optional Redemption” and the redemption described therein is effected in accordance therewith.

If a Change of Control Offer is required to be made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Senior Notes that might be delivered by holders seeking to accept the Change of Control Offer.  In the event the Company is required to purchase outstanding Senior Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations.  However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to a holder’s right to require the purchase of Senior Notes upon a Change of Control.  Restrictions in the indenture described herein on the ability of the Company and the Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company.  Consummation of any such transaction in certain circumstances may require the purchase of the Senior Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase.  Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company.  While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase its Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales and Events of Loss

Non-Collateral Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)                                 The Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of as determined in good faith by the Company’s Board of Directors (including as to the value of all non-cash considerations); and

(2)                                 at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash and is received at the time of such dispositions.  For purposes of this provision, each of the following will be deemed to be cash:

(a)                                 Cash Equivalents;

(b)                                 any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any note guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement in which the transferee releases the Company or such Restricted Subsidiary from further liability; and

(c)                                  any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 30 days following the closing of such Asset Sale, to the extent of the cash received in that conversion; and

(d)                                 any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration previously received pursuant to this clause (d), not to exceed 1% of Total Assets at the time of the receipt of such.  Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)                                 to permanently repay any Indebtedness, other than subordinated Indebtedness or any Indebtedness of a Subsidiary that is not a subsidiary guarantor and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)                                 to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company; or

(3)                                 to purchase long-term property or assets or make a capital expenditure used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Collateral Asset Sales.  The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate a Collateral Asset Sale, unless:

(a)                                 the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Collateral Asset Sale at least equal to the Fair Market Value of such Collateral;

(b)                                 with respect to each such Collateral Asset Sale, the Company delivers an officers’ certificate to the trustee dated no more than 15 days prior to the date of consummation of the relevant Collateral Asset Sale, certifying that such sale complies with clause (a) above;

(c)                                  at least 75% of the consideration received for the Collateral sold by the Company or its Restricted Subsidiaries, as the case may be, shall be in the form of cash or Cash Equivalents received at the time of such Collateral Asset Sale; provided that any other consideration received for such Collateral shall constitute Collateral pursuant to appropriate Collateral Documents to which the owner thereof is a party; and

(d)                                 the Net Proceeds therefrom shall be paid directly by the purchaser thereof to the Collateral Agent, as additional Collateral.

In the case of any Collateral Asset Sale, the Company, within 360 days from the date of consummation of a Collateral Asset Sale, may apply all of the Net Proceeds therefrom to purchase or otherwise invest in Replacement Collateral.  Any such Net Proceeds not so applied will be applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.  In the case of a Collateral Asset Sale that represents all or substantially all of the Collateral, all of the Net Proceeds therefrom will be immediately applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.

Events of Loss.  If the Company or a Restricted Subsidiary suffers an Event of Loss, the Net Proceeds therefrom will be paid directly by the party providing such Net Proceeds to the Collateral Agent, pursuant to the applicable

Collateral Document, as additional Collateral.  As any portion or all of the Net Proceeds from any such Event of Loss are received by the Collateral Agent, the Company may apply all of such amount or amounts, as received, together with all interest earned thereon, individually or in combination, (1) to purchase or otherwise invest in Replacement Collateral and (2) to restore the relevant Collateral.  In the event that the Company elects to restore the relevant Collateral pursuant to the foregoing clause (2), within 180 days of receipt of such Net Proceeds from an Event of Loss, the Company will:

(1)                                 give the trustee irrevocable written notice of such election, and

(2)                                 enter into a binding commitment to restore such Collateral, a copy of which will be supplied to the trustee, and will have 360 days from the date of such binding commitment to complete such restoration, which will be carried out with due diligence.  The Company will take such action, at its sole expense, as may be required to ensure that the Collateral Agent has, from the date of such purchase or investment, a first ranking Lien on such Replacement Collateral.

Any such Net Proceeds that the Company does not elect to apply within such 180 day period or does not actually apply within such 360 day period will be applied to make an Asset Sale Offer in accordance with the terms described below under “—Asset Sale Offer”.

Replacement Collateral.  Under the terms of the indenture, in the event that the Company decides pursuant to the foregoing provisions to apply any portion of the Net Proceeds from a Collateral Asset Sale or an Event of Loss to purchase or otherwise invest in Replacement Collateral:

(1)                                 the Company will deliver an officers’ certificate to the Collateral Agent and the trustee dated no more than 30 days prior to the date of consummation of the relevant investment in Replacement Collateral, certifying that the purchase price for the amount of the investment in Replacement Collateral does not exceed the Fair Market Value of such Replacement Collateral;

(2)                                 the Company will deliver an officers’ certificate to the Collateral Agent and the trustee certifying compliance with the provisions of the indenture and requesting the release of such certified purchase price to the Company (or the applicable Restricted Subsidiary), free of the Lien of the Collateral Documents; and

(3)                                 the Company will take such actions, at its sole expense, as may be required to permit the Collateral Agent, pursuant to the applicable Collateral Document, to release such Net Proceeds, together with any interest thereon, from the Lien of the applicable Collateral Document and to ensure that the Collateral Agent has, from the date of such purchase or investment, a first-priority Lien on such Replacement Collateral pursuant to appropriate Collateral Documents.

Notwithstanding anything to the contrary in the foregoing, pending application of such consideration to acquire Replacement Collateral or restore the relevant Collateral in an Event of Loss, any consideration received in connection with a Collateral Asset Sale, an Event of Loss or an investment in Replacement Collateral shall be paid directly by the purchaser thereof to the Collateral Agent or otherwise constitute Collateral subject to a first-priority lien in form and substance satisfactory to the Collateral Agent.

Asset Sale Offer.  Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds US$5.0 million, within five days thereof, the Company will be required to make an Asset Sale Offer to all holders of Senior Notes and all holders of other Indebtedness that is pari passu with the Senior Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Senior Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds at the offer price specified in the next sentence.  The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture.

If the aggregate principal amount of Senior Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Senior Notes and such other pari passu Indebtedness to be purchased on a pro rata basis in accordance with applicable depositary procedures.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Senior Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale.  The exercise by the holders of Senior Notes of their right to require the Company to repurchase the Senior Notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to, for example, the financial effect of such repurchases on the Company.  In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited under other agreements from purchasing Senior Notes, the Company could seek the consent of its senior lenders under such other agreements to the purchase of Senior Notes or could attempt to refinance the borrowings that contain such prohibition.  If the Company does not obtain consent or repay those borrowings, the Company will remain prohibited from purchasing Senior Notes.  In that case, the Company’s failure to purchase tendered Senior Notes would constitute an Event of Default under the indenture.  Finally, the Company’s ability to pay cash to the holders of Senior Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the New Notes and Our Indebtedness—We may not be able to raise the funds necessary to repurchase the Senior Notes in the event of a change of control.”

Selection and Notice

If less than all of the Senior Notes are to be redeemed, selection of the Senior Notes for redemption will be made by the trustee in compliance with the requirements of the principal securities exchange, if any, on which the Senior Notes are listed, or if the Senior Notes are not listed on a securities exchange, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate and in accordance with DTC procedures.  We will redeem Senior Notes of US$150,000 or less in whole and not in part.

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each holder of Senior Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Senior Notes or a satisfaction and discharge of the indenture.  Notices of redemption may not be conditional.

If any Senior Note is to be redeemed in part only, the notice of redemption that relates to that Senior Note will state the portion of the principal amount of that Senior Note that is to be redeemed.  A Senior Note in principal amount equal to the unredeemed portion of the original Senior Note will be issued in the name of the holder of Senior Notes upon cancellation of the original Senior Note.  Senior Notes called for redemption become due on the date fixed for redemption.  On and after the Redemption Date, interest ceases to accrue on Senior Notes or portions of Senior Notes called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)                                 declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2)                                 purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests (a) of the Company or any direct or indirect parent of the Company or (b) of any Restricted Subsidiary held by an Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(3)                                 make any payment on or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value any Indebtedness of the Company or any Restricted Subsidiary that is subordinated in right of payment to the Senior Notes or the applicable Guarantee, except a payment of interest or principal at the Stated Maturity thereof; or

(4)                                 make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)                                 no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)                                 the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable two- quarter period, have been permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)                                 such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (6) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)                                 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately preceding the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of the amount of such deficit) accrued on a cumulative basis; plus

(b)                                 100% of the aggregate net cash proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold or issued to a Subsidiary of the Company or Equity Interests of the Company sold or issued pursuant to irrevocable commitments made prior to the date of the indenture); plus

(c)                                  to the extent that one or more Restricted Investments that were made after the date of the indenture is pursuant to this first paragraph are sold for cash or otherwise liquidated or repaid for cash or otherwise results in a return on such Investments in cash, through dividends, interest, distributions or otherwise, the lesser of (i) the cash return of capital with respect to all such Restricted Investments (less the cost of disposition, if any) and (ii) the initial amount of all such Restricted Investments, in each case taken as a whole; plus

(d)                                 to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, provided, however, that the foregoing sum shall not exceed, in the case of any such Unrestricted Subsidiary, the amount of Restricted Investments previously made (and treated as a Restricted Payment under this clause (3)) by the Company or any Restricted Subsidiary in such Person.

The preceding provisions will not prohibit:

(1)                                 the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)                                 so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)                                 so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any subsidiary guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)                                 (i) to the extent required by law, or by the by-laws of any Restricted Subsidiary in effect on the date of the indenture, or (ii) so long as no Default has occurred and is continuing or would be caused thereby and, in the case of this clause (ii), provided that no intercompany notes are outstanding pursuant to clause (1) of the definition of “Permitted Investments,” the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)                                 so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Leverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)                                 so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued payment-in-kind dividends or distributions to holders of the Junior PIK Notes issued on or after the date of the indenture, and the payment when due of the principal amount of such Junior PIK Notes, including upon redemption in the circumstances set forth under “Description of the Junior PIK Notes—Mandatory Redemption”;

(7)                                 the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional shares of Capital Stock; and

(8)                                 other Restricted Payments in an amount not to exceed US$12.5 million since the date of the indenture.

The amount of all Restricted Payments (other than cash and Indebtedness) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the trustee.  The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the Fair Market Value exceeds US$6.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the subsidiary guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Leverage Ratio, as of the Calculation Date, would have been no greater than 3.50 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, as of the Calculation Date.

The first paragraph of this covenant will not prohibit, so long as no Default or Event of Default has occurred and is continuing, the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)                                 the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(2)                                 the incurrence by (x) the Company and the subsidiary guarantors of Indebtedness represented by the Senior Notes (other than additional notes) and the related note guarantees, and (y) the Company of Indebtedness represented by the Junior PIK Notes, in each case to be issued on the date of the indenture;

(3)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price (whether in an asset acquisition or acquisition of Equity Interests) or cost of design, construction, installation or improvement of property, plant or equipment used in the Permitted Business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed US$15.0 million at any time outstanding;

(4)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than Intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), or (3) of this paragraph;

(5)                                 the incurrence by the Company or any of its Wholly-Owned Restricted Subsidiaries of Intercompany Indebtedness between or among the Company and any of its Wholly-Owned Restricted Subsidiaries; provided, however, that:

(a)                                 if the Company or any subsidiary guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Senior Notes, in the case of the Company, or the note guarantee, in the case of a subsidiary guarantor;

(b)                                 (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5); and

(c)                                  such Indebtedness is otherwise incurred in accordance with the terms of the covenant described under the caption “—Limitation on Intercompany Indebtedness”;

(6)                                 the issuance by any of the Company’s Wholly-Owned Restricted Subsidiaries to the Company or to any of its Wholly-Owned Restricted Subsidiaries that is a subsidiary guarantor of shares of preferred stock; provided, however, that:

(a)                                 any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, and

(b)                                 any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations for the purpose of managing the Company’s (or any Restricted Subsidiary’s) exposure to fluctuations in interest rates with respect to Indebtedness permitted to be Incurred by the Company pursuant to the indenture or protecting the Company (or its Restricted Subsidiaries) against currency fluctuations in the ordinary course of business and not for speculative purposes;

(8)                                 the guarantee by the Company or any of the subsidiary guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Senior Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(9)                                 the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(10)                          the incurrence by the Company or any Restricted Subsidiary of Indebtedness consisting of performance and other similar bonds and reimbursement obligations Incurred by the Company or any Restricted Subsidiary securing the performance of contractual, franchise, concession or license obligations of the Company or a Restricted Subsidiary;

(11)                          Attributable Debt with Respect to a Sale and Leaseback Transaction to the extent such Sale and Leaseback Transaction complies with the provisions under “—Sale and Leaseback Transactions”;

(12)                          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(13)                          Indebtedness of the Company, to the extent the net proceeds thereof in their entirety are (i) used solely to purchase Senior Notes tendered in a Change of Control Offer or (ii) concurrently deposited to defease the Senior Notes as described under “—Satisfaction and Discharge”;

(14)                          Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations in supply agreements, in each case in the ordinary course of business; and

(15)                          the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), but excluding the indebtedness permitted by clauses (1) through (14), not to exceed US$20.0 million.

The Company will not incur, and will not permit any subsidiary guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such subsidiary guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Senior Notes and the applicable note guarantee on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.  The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the reclassification of accounts payable as Indebtedness, and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Restricted

Subsidiaries for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)                                 the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)                                 the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)                                 in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)                                 the Fair Market Value of such assets at the date of determination; and

(b)                                 the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate determined as the average daily observed currency exchange rates reported by the Federal Reserve Bank of New York for the trailing 30 calendar day period, including the date of incurrence, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated calculated based on the relevant currency exchange rates as calculated in the first sentence of this paragraph.

Limitation on Intercompany Indebtedness

(1)                                 All existing and future Intercompany Indebtedness (other than Ordinary Course Intercompany Indebtedness) will be subordinated to the Senior Notes pursuant to the terms of a subordination and revolving credit agreement (the “Intercompany Subordination and Credit Agreement”), the terms of which, among other things, will provide that (i) no cash payments will be permitted to be made in respect of such Intercompany Indebtedness while any of the Senior Notes remain outstanding and (ii) all such Intercompany Indebtedness will be subordinated to the Senior Notes in liquidation and in right of payment.

(2)                                 All existing and future Ordinary Course Intercompany Indebtedness will be incurred or deemed incurred pursuant to, and in accordance with the terms of, the Intercompany Subordination and Credit Agreement, the terms of which, among other things, will provide that (i) the Company and/or its Subsidiaries will be permitted to incur additional Ordinary Course Intercompany Indebtedness and make and collect payments in respect of such Ordinary Course Intercompany Indebtedness so long as such Ordinary Course Intercompany Indebtedness is incurred, and such payments are made or collected, in the ordinary course of business consistent with past practice and (ii) all such Ordinary Course Intercompany Indebtedness will be subordinated to the Senior Notes in liquidation and in right of payment (subject to the preceding clause (i)).

(3)                                 During the pendency of any proceeding filed by or against the Company or any of its Subsidiaries seeking relief as debtor, or seeking to adjudicate the Company or any of its Subsidiaries as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of the Company or any of its Subsidiaries or its debts under any law relating to bankruptcy, insolvency, reorganization, concurso mercantil, quiebra, or relief of debtors, or seeking appointment of a receiver, trustee, assignee, custodian, liquidator or visitador, conciliador or síndico or any other similar official for the Company or for any substantial part of its property, the Company shall, and shall cause each of its Subsidiaries to, vote any claims that the Company or any Subsidiary of the Company might have based on Intercompany Indebtedness in the same manner as the majority of the unaffiliated third-party creditors of the Company and its Subsidiaries pursuant to the terms of the Intercompany Subordination and Credit Agreement and the Intercompany Trust Agreement.

(4)                                 Neither the Company nor any of its Subsidiaries will (a) enter into or maintain any Intercompany Indebtedness other than Intercompany Indebtedness under the Intercompany Subordination and Credit Agreement in accordance with the terms of this covenant, or (b) amend or waive any part of the documentation with respect to Intercompany Indebtedness in any way that would result in (i) a violation of the indenture or the Collateral Documents or (ii) a change of any kind in the provisions of such documentation relating to the subordination of the Intercompany Indebtedness.

(5)                                 Upon the occurrence and during the continuation of an Event of Default, the Company will not make any payment to any Subsidiary pursuant to the terms of any Intercompany Indebtedness and will not take any action that could cause or result in such payment being made.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset or property of any character now owned or hereafter acquired by the Company or any of its Restricted Subsidiaries or any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets unless:

(1)                                 the Company or the Restricted Subsidiary, as applicable, would be entitled to:

(a)                                 incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b)                                 create a Lien on such property or assets securing such Attributable Debt pursuant to the covenant described under the caption “—Liens”;

in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions, and

(2)                                 the Company complies with the covenant described under the caption “—Asset Sales and Events of Loss” in respect of such transaction.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1)                                 pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)                                 make loans or advances to the Company or any of its Restricted Subsidiaries;

(3)                                 pay any Indebtedness owed to the Company or any Restricted Subsidiary; or

(4)                                 sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)                                 agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)                                 the indenture, the Senior Notes and the note guarantees;

(3)                                 applicable law, rule, regulation or order or the applicable by-laws of the Company or any of its Restricted Subsidiaries as in effect on the date of the indenture;

(4)                                 any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)                                 customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)                                 purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of the preceding paragraph;

(7)                                 any agreement for the sale or other disposition of all or substantially all the stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)                                 Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)                                 Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)                          customary provisions relating to assets or properties in which the Company has Investments in joint ventures, provided that the Company was allowed to make such Investment pursuant to the other terms of the indenture; and

(11)                          customary provisions existing in the documentation governing any Permitted Securitization.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company:

(1)                                 will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly- Owned Restricted Subsidiary); and

(2)                                 will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors’ or other legally required qualifying shares) to any Person (other than to the Company or a Wholly-Owned Restricted Subsidiary), unless:

(a)                                 immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary;

(b)                                 immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under “—Restricted Payments” if made on the date of such issuance, sale or other disposition; or

(c)                                  immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would continue to constitute a Restricted Subsidiary and the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with the “—Asset Sales and Events of Loss” covenant.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate, merge or reorganize with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)                                 either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Mexico, a member of the European Union or the United States, any state of the United States or the District of Columbia;

(2)                                 the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Senior Notes and the indenture pursuant to agreements satisfactory to the trustee;

(3)                                 immediately after such transaction, no Default or Event of Default exists;

(4)                                 the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable two-quarter period, (x) be permitted to incur at least US$1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) have a Leverage Ratio no greater than the Leverage Ratio of the Company immediately prior to giving effect to such transaction; and

(5)                                 the Company shall have delivered to the trustee an officers’ certificate and opinions of counsel in the relevant jurisdictions, each stating, in form and substance satisfactory to the trustee, that such consolidation, merger or transfer and the agreements referred to in clause (2) of this paragraph comply with the indenture (provided that such opinions of counsel may assume, among other things, the satisfaction of all financial ratios in connection with such transaction).

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

For the avoidance of doubt, this “Merger, Consolidation or Sale of Assets” covenant will not prohibit the merger of certain subsidiary guarantors with the Company, intended to take place following the date of this statement.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend or permit to exist any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1)                                 the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)                                 (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$2.5 million, (i) the terms of the Affiliate Transaction are set forth in writing; (ii) a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that such Affiliate Transaction complies with this covenant and have approved such Affiliate Transaction; and (iii) the Company delivers to the trustee a resolution of the Board of Directors of the Company set forth in an officers’ evidencing the fulfillment of the condition set out in clause (2)(a)(ii); and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$6.0 million, in addition to the conditions set out in clause (2)(a), the Company delivers to the trustee a written opinion to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries issued by an investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)                                 any reasonable and customary employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries and approved by the Board of Directors;

(2)                                 transactions exclusively between or among the Company and/or any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

(3)                                 payment of reasonable directors’ fees to directors of the Company and its Restricted Subsidiaries who are not otherwise Affiliates of the Company as determined in good faith by the Company’s Board of Directors;

(4)                                 any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(5)                                 Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(6)                                 loans or advances to employees in the ordinary course of business and in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed US$500,000 in the aggregate at any time outstanding;

(7)                                 transactions with a Person that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person and no Affiliate of the Company (other than a Restricted Subsidiary thereof) owns any Equity Interests in, or controls, such Person except through their ownership of the Company; and

(8)                                 customary and reasonable transactions in connection with a Permitted Securitization, including Standard Securitization Undertakings.

No Impairment of Security Interests

Neither the Company nor any of its Restricted Subsidiaries will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the trustee and the holders of the Senior Notes, including the failure to obtain any required approval or any material defect in the creation, perfection or first-priority status of any Lien granted pursuant to the Collateral Documents.  The Company will cause the Restricted Subsidiaries to comply with their obligations under the Collateral Documents.  The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any way that would be adverse to the holders of the Senior Notes in any material respect, except as described above under “—Security” or as permitted under “—Amendment, Supplement and Waiver.”

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage, directly or indirectly, in any business other than Permitted Businesses.

Additional Note Guarantees; Additional Security

If the Company or any of its Restricted Subsidiaries acquires or creates any direct or indirect Subsidiary after the date of the indenture (a “New Subsidiary”), then the Company or such Restricted Subsidiary shall, within ten Business Days after such formation or acquisition, cause such New Subsidiary to:

(1)                                 become a subsidiary guarantor and deliver to the trustee a duly executed supplemental indenture and an Opinion of Counsel pursuant to which such New Subsidiary will unconditionally and irrevocably guarantee the Company’s obligations under the Senior Notes, provided that any New Subsidiary that is designated as an Unrestricted Subsidiary need not become a subsidiary guarantor until five Business Days after as it ceases to be an Unrestricted Subsidiary; it being understood that such New Subsidiary shall take all required corporate actions and obtain all necessary authorizations to effect the valid execution and delivery of such supplemental indenture and any related documents; and

(2)                                 duly execute and deliver to the trustee and the Collateral Agent an Intercompany Subordination and Credit Agreement Supplement and Intercompany Trust Agreement Supplement; it being understood that such New Subsidiary shall take all required corporate actions and obtain all necessary authorizations to effect the valid execution and delivery of such Intercompany Subordination and Credit Agreement Supplement and Intercompany Trust Agreement Supplement.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company.  That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will he deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” and, if such Indebtedness is being permitted pursuant to the first paragraph of such covenant, the Leverage Ratio being calculated on a pro forma basis as if such designation had occurred at the beginning of the two-quarter Reference Period; and (2) no Default or Event of Default would be in existence following such designation.

The Company expects to designate Celmax Móvil, S.A. de C.V. as an Unrestricted Subsidiary on the Issue Date.

Reports

So long as any Senior Notes are outstanding:

(1)                                 the Company will provide the trustee and the holders of the Senior Notes with annual financial statements audited by an internationally recognized firm of independent public accountants within 120 days after the end of the Company’s fiscal year, and unaudited quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter or quarters then ended and the corresponding fiscal quarter or quarters from the prior year) within 60 days of the end of each of the first three fiscal quarters of each fiscal year.  These annual and quarterly financial statements will be prepared in accordance with IFRS and be accompanied by a management discussion and analysis of the results of operation and liquidity and capital resources of the Company and its Subsidiaries for the periods presented in reasonable detail.  English translations will be provided of any of the foregoing documents prepared in another language;

(2)                                 to the extent not included in clause (1) above, the Company will provide the trustee and the holders of the Senior Notes copies (including English translations or summaries of documents prepared in another language) of all public filings made with any securities exchange or securities regulatory agency or authority within fifteen (15) days of such filing (including, if publicly available in English on the website of the Company, any filings made by the Company to the extent they contain material financial information of or related to the Company); and

(3)                                 in case the Company is not subject to Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will make available, upon request, to any holder of the Senior Notes and any prospective purchaser of Senior Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act;

provided that any financial statements or other information required to be furnished to the trustee and holders of the Senior Notes by the Company under (1) through (3) above shall be deemed furnished if and when the Company posts such reports on the Company’s website on the Internet at www.maxcom.com.mx; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been posted and provided, further that the Company shall promptly notify the trustee in writing whenever it shall have so posted such materials.

The Company will make the information and reports available to securities analysts and prospective investors upon request.  For so long as the Senior Notes are listed on the Euro MTF, the alternative market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, the above information will also be made available in Luxembourg through the offices of the Luxembourg listing agent.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management’s discussion and analysis of financial condition and results of operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

The Company will deliver to the trustee: (1) within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default or Event of Default, specifying the Default or Event of Default and its nature and status; and (2) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default or an Event of Default, an officers’ certificate setting forth the details of the Default or Event of Default, and the action which the Company proposes to take with respect thereto.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officers’ certificates).

Enforceability of Judgments

Since the Company is organized under the laws of Mexico and the Subsidiaries of the Company may be incorporated in various non-U.S. jurisdictions, including Mexico, and all of their directors and substantially all of their officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of the Company’s and Subsidiaries’ assets are, located outside the United States, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against the Company or the Subsidiaries in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. See “Service of Process and Enforcement of Civil Liabilities.”

An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by Banco de

México (the Bank of Mexico), or the Central Bank, in effect on the date such payment occurs.  Pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce the obligations of the Company and/or each of the Subsidiaries under the Senior Notes or if payment under the Senior Notes is claimed from the Company or any of the Subsidiaries in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company or any Subsidiaries would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against us.  The exchange currency rate for the purposes specified herein is currently determined by the Central Bank every business banking day in Mexico, published the second following business banking day in the Official Gazette of the Federation.

Luxembourg Listing

Application will be made to list the Senior Notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange; however, the Company cannot assure the holders of the Senior Notes that they will be accepted for listing.  Following the issuance of the Senior Notes, the Company will use its best efforts to obtain and maintain listing of the Senior Notes on the Euro MTF; provided, however, that if the Company is unable to list the Senior Notes on the Euro MTF, or if the Company is unable maintain its listing on the Euro MTF, it will use its best efforts prior to the delisting of the Senior Notes, list and maintain a listing of the Senior Notes on another internationally recognized stock exchange.  In the event that a Restricted Subsidiary provides a Guarantee or is released from its obligations under a Guarantee at a time when the Senior Notes are listed on the Euro MTF, the Company will, to the extent required by the rules of the Luxembourg Stock Exchange, publish notice of the granting or release of such Restricted Subsidiary Guarantee in the d’Wort, send a copy of such notice to the Luxembourg Stock Exchange and, in the case of the granting of a new Restricted Subsidiary Guarantee, deposit a copy of the Restricted Subsidiary Guarantee with the Luxembourg Stock Exchange and the Luxembourg sub-paying agent.

Luxembourg Listing Agent, Luxembourg Sub-Paying Agent and Luxembourg Transfer Agent

The Company will maintain a Luxembourg listing agent, Luxembourg sub-paying agent and Luxembourg transfer agent in respect of the Senior Notes so long as the Senior Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require.

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Company or the subsidiary guarantors under or in connection with the Senior Notes, including damages.  To the greatest extent permitted under applicable law, any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or the subsidiary guarantors or otherwise) by any holder of a Senior Note in respect of any sum expressed to be due to it from the Company or the subsidiary guarantors shall constitute a discharge to the Company or the subsidiary guarantors only to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).  If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Senior Note, the Company or the subsidiary guarantors shall indemnify the recipient against any loss sustained by it as a result.  In any event, the Company or the subsidiary guarantors shall indemnify the recipient against the cost of making any such purchase.  For the purposes of this paragraph, it will be sufficient for the holder of a Senior Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received or recovered in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date he certified in the manner mentioned above).  These indemnities constitute a separate and independent obligation from the other obligations of the Company or the subsidiary guarantors, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Senior Note and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Senior Note.

Additional Amounts

The Company is required by Mexican law to deduct Mexican withholding taxes, at a rate expected to be 4.9% if the Company satisfies certain conditions required under Mexican law (subject to certain exceptions), from payments of interest or amounts deemed interest to investors who are not residents of Mexico for tax purposes, and the Company (or any relevant subsidiary guarantor, as applicable) will pay additional amounts on those payments (and certain other payments) except as described below.

All payments under or in respect of the Senior Notes or any note guarantee shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges (including penalties, interest and additions related thereto) (collectively, “Taxes”) of whatever nature imposed, levied, collected, withheld or assessed unless such withholding or deduction is required by law.  In the event of any such withholding or deduction imposed or levied by a Tax Jurisdiction (as defined below) is required to be made from any payments under or with respect to the Senior Notes or any note guarantee, the Company or the relevant subsidiary guarantor, as applicable, shall pay to holders of the Senior Notes such additional amounts (“Additional Amounts”) as will result in the net payment to such holder (including Additional Amounts) of the amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable with respect to:

(a)                                 any Taxes that would not have been so withheld or deducted but for the holder or beneficial owner of the Senior Notes having a present or former connection to the relevant Tax Jurisdiction (including having a permanent establishment for tax purposes in such Tax Jurisdiction, being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed) other than the mere receipt of payments in respect of the Senior Notes or any note guarantee, the mere holding or ownership of such Senior Note or beneficial interest in the Senior Note or the exercise of any rights under the Senior Notes or the indenture;

(b)                                 where presentation is required for payment on a Senior Note, any Taxes that would not have been so withheld or deducted if the Senior Note had been presented for payment within 30 days after the Relevant Date (as defined below), except to the extent that the holder would have been entitled to Additional Amounts had the Senior Note been presented any day during such 30 day period and there were no additional withholdings or deductions as a result of such late presentment;

(c)                                  any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the Senior Note or any payment in respect of such Senior Note, after written request made to that holder or beneficial owner at least 60 days before any such withholding or deduction would be payable, by the Company or the relevant subsidiary guarantor, the trustee or the paying agent, as applicable, to comply with any certification, identification, information, documentation or other similar reporting requirement concerning its nationality, residence, identity or connection with the relevant Tax Jurisdiction, which is required or imposed by a statute, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(d)                                 any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any Senior Note;

(e)                                  any Taxes payable other than by withholding or deduction;

(f)                                   any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income (the “Directive”) implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g)                                  any Taxes imposed in connection with a Senior Note presented for payment (where presentation is required) by or on behalf of a holder or beneficial owner thereof who would have been able to avoid such tax by presenting the relevant Senior Note to another paying agent; or

(h)                                 any combination of (a) through (g) above.

Notwithstanding the foregoing, the limitations on the Company’s (or any relevant subsidiary guarantor’s, as applicable) obligation to pay Additional Amounts set forth in clauses (c) and (h) above shall not apply if (i) the provision of information, documentation or other evidence described in such clauses (c) and (h) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a Senior Note (taking into account any relevant differences between U.S. and Mexican law rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice as of the date hereof (such as IRS Forms W-8, W-8BEN and W-9) or (ii) Article 195, Section II of the Mexican Income Tax Law, or a substantially similar successor of such provision is in effect, unless the provision of the information, documentation or other evidence described in clauses (c) and (h) is expressly required by statute, regulation or official administrative practice of general application in order to apply Article 195, Section II of the Mexican Income Tax Law, the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Article 195, Section II of the Mexican Income Tax Law.  In addition, such clauses (c) and (h) shall not be construed to require a non-Mexican pension or retirement fund or a non-Mexican financial institution or another holder to register with the Ministry of Finance and Public Credit or the Servicio de Administración Tributaria for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

If the Directive imposes taxes upon Senior Notes, the Company will use commercially reasonable efforts to maintain a paying agent with a specified office in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, the Directive.

“Tax Jurisdiction” means (1) Mexico or any political subdivision thereof or any authority therein or thereof having the power to tax or (2) any jurisdiction in which the Company or any subsidiary guarantor (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein having the power to tax.

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders of the Senior Notes in accordance with the indenture.

References to principal, interest or any other amount payable on or in respect of any Senior Note shall be deemed also to refer to any Additional Amounts which may be payable as set forth in the indenture or in the Senior Notes to the extent that Additional Amounts are, were or would be payable in respect thereof.

At least ten Business Days prior to the first interest payment date (and at least 10 Business Days prior to each succeeding interest payment date if there has been any change with respect to the matters set forth in the below-mentioned officers’ certificate), the Company or the relevant subsidiary guarantor, as applicable, will furnish to the trustee and the paying agent an officers’ certificate instructing the trustee and the paying agent whether payments of principal of or interest on the Senior Notes due on such interest payment date will be made without deduction or withholding for or on account of any Taxes by the Tax Jurisdictions (other than the jurisdiction where the trustee is located or organized).  If any such deduction or withholding shall be required, at least 20 days prior to such interest payment date (unless the obligation to pay Additional Amounts arises after the 20th day prior to the payment date, in which case the Company or the relevant subsidiary guarantor shall notify the trustee and the paying agent promptly thereafter), the Company, or the relevant subsidiary guarantor, as applicable, will furnish the trustee and the paying agent with an officers’ certificate that specifies the amount, if any, required to be withheld on such payment to holders of the Senior Notes.  If the Company or any subsidiary guarantor is obligated to pay Additional Amounts with respect to such payment, the officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to the holders on the relevant payment date.  For these purposes, any officers’ certificate required by the indenture to be provided to the trustee and any paying agent shall be deemed to be duly provided if telecopied to the trustee and such paying agent.

The Company or the relevant subsidiary guarantor, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law.  The Company or the relevant subsidiary guarantor, as applicable, will obtain official receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld, or, if such receipts are not obtainable, such other documentation reasonably acceptable to the trustee.  The Company, or the relevant subsidiary guarantor, as applicable, shall furnish to the trustee the official receipts (or a certified copy of the official receipts or other such documentation, as applicable) evidencing payment of Taxes.  The Company or the relevant subsidiary guarantor, as applicable, will attach to each certified copy or other such documentation, as applicable, a certificate stating (x) that the amount of such Tax evidenced by the certified copy was paid in connection with payments under or with respect to the Senior Notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per US$1,000 of principal amount of the Senior Notes.  Copies of such receipts or other such documentation, as applicable, shall be made available to holders of the Senior Notes upon request.

The Company and the relevant subsidiary guarantor, as applicable, shall promptly pay when due, and indemnify the holder for, any present or future stamp, issue, registration, court and/or documentary taxes, and/or any other excise taxes, similar charges or similar levies imposed by the Tax Jurisdictions on the execution, delivery, registration or enforcement of any of the Senior Notes, the indenture, any Guarantee or any other document or instrument referred to herein or therein.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)                                 default for 30 days in the payment when due of interest (including any Additional Interest) or any Additional Amounts on the Senior Notes;

(2)                                 default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Senior Notes;

(3)                                 failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)                                 failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding voting as a single class to comply with any of the other covenants or agreements in the indenture;

(5)                                 default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)                                 is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)                                 results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$10.0 million or more;

(6)                                 failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of US$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7)                                 except as permitted by the indenture, any note guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any subsidiary guarantor, or any authorized Person acting on behalf of any subsidiary guarantor, denies or disaffirms its obligations under its note guarantee, or any Collateral Document is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect; and

(8)                                 certain events of bankruptcy, reorganization, concurso mercantil, quiebra, insolvency or similar laws of Mexico, the U.S. or any other jurisdiction described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Senior Notes may direct the trustee in writing in its exercise of any trust or power.  The trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any or a default pursuant to clause (5) or (6) above.  The trustee shall have the right to decline to follow any such direction if the trustee in good faith, by a responsible officer of the trustee, shall determine that the proceeding so directed would involve the trustee in personal liability.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of Senior Notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Senior Note may pursue any remedy with respect to the indenture or the Senior Notes unless:

(1)                                 such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)                                 holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes have requested the trustee to pursue the remedy;

(3)                                 such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)                                 the trustee has not complied with such written request within 60 days after the receipt of such request and the offer of security or indemnity; and

(5)                                 holders of a majority in aggregate principal amount of the then outstanding Senior Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Senior Notes by written notice to the trustee may, on behalf of the holders of all of the Senior Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Senior Notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture.  Upon becoming aware of any Default or Event of Default under the indenture governing the Senior Notes the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any subsidiary guarantor, as such, will have any liability for any obligations of the Company or the subsidiary guarantors under the Senior Notes, the indenture, the note guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Senior Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Senior Notes and all obligations of the subsidiary guarantors discharged with respect to their note guarantees (“Legal Defeasance”) except for:

(1)                                 the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, or interest or premium, if any and any Additional Amounts that may be due and payable, if any on such Senior Notes when such payments are due from the trust referred to below;

(2)                                 The Company’s obligations with respect to the Senior Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the subsidiary guarantors’ obligations in connection therewith; and

(4)                                 the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the subsidiary guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Senior Notes.  In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Senior Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)                                 the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any and any Additional Amount that may be due and payable, if any on the outstanding Senior Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the

Company must specify whether the Senior Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)                                 in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that the beneficial owners of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the beneficial owners of the outstanding Senior Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)                                 the Company must deliver to the trustee an opinion of counsel in Mexico to the effect that (A) the beneficial owners of the outstanding Senior Notes will not recognize income, gain or loss for Mexican Tax purposes as a result of such deposit and defeasance and will be subject to Mexican Taxes, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (B) payments from the defeasance trust will be made free and clear of, and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by Mexico or any political subdivision or governmental authority thereof or therein having power to Tax;

(5)                                 no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any subsidiary guarantor is a party or by which the Company or any subsidiary guarantor is bound;

(6)                                 123 days pass after the deposit is made and during the 123-day period no Event of Default under clause (8) under the caption “—Events of Default and Remedies” occurs;

(7)                                 such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(8)                                 the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(9)                                 the Company must deliver to the trustee and opinion of counsel in the United States and Mexico to the effect that on the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(10)                          the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the Senior Notes or the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the Senior Notes or the note guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Senior Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes).

Without the consent of each holder of Senior Notes affected, an amendment, supplement or waiver may not (with respect to any Senior Notes held by a non-consenting holder):

(1)                                 reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)                                 reduce the rate of or change the time for payment of interest, including default interest or Additional Interest, on any Senior Note;

(4)                                 waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Senior Notes (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the Payment Default that resulted from such acceleration);

(5)                                 make any Senior Note payable in money other than that stated in the Senior Notes;

(6)                                 make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of, or interest or premium, if any, on, the Senior Notes;

(7)                                 waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)                                 release any subsidiary guarantor from any of its obligations under its note guarantee or the indenture, except in accordance with the terms of the indenture;

(9)                                 make any change in the ranking or priority of any Senior Note that would adversely affect the noteholders in any material respect;

(10)                          impair the right of any holder of the Senior Notes to receive payment of principal of and interest on such holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Senior Notes;

(11)                          make any change in the provisions of the indenture described under “—Additional Amounts” or “—Optional Tax Redemption” that adversely affects the rights of any holder in any material respect or amend the terms of the Senior Notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any noteholder for United States or Mexican tax purposes;

(12)                          make any change in the provisions of the Collateral Documents that would adversely affect the holders of the Senior Notes in any material respect; or

(13)                          make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Senior Notes, the Company, the subsidiary guarantors and the trustee may amend or supplement the indenture, the Senior Notes or the note guarantees:

(1)                                 to cure any ambiguity, defect or inconsistency;

(2)                                 to provide for uncertificated notes in addition to or in place of certificated notes;

(3)                                 to provide for the assumption of the Company’s or a subsidiary guarantor’s obligations to holders of Senior Notes and note guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such subsidiary guarantor’s assets, as applicable;

(4)                                 to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)                                 to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)                                 to allow any subsidiary guarantor to execute a supplemental indenture and/or a note guarantee with respect to the Senior Notes;

(7)                                 conform the text of the indenture to any provisions of this “Description of the Senior Notes” to the extent that a portion of this description of notes was intended to be a verbatim recitation of the indenture or the Senior Notes as evidenced by an officer’s certificate;

(8)                                 provide for the issuance of additional notes under the indenture to the extent otherwise so permitted under the terms of the indenture; or

(9)                                 evidence and provide for the acceptance of appointment by a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Senior Notes issued thereunder, when:

(1)                                 either:

(a)                                 all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)                                 all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any subsidiary guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Senior Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest and any Additional Amounts that may be due and payable, if any, to the date of maturity or redemption;

(2)                                 no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any subsidiary guarantor is a party or by which the Company or any subsidiary guarantor is bound;

(3)                                 the Company or any subsidiary guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)                                 the Company has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the Senior Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any subsidiary guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions.  The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs.  Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Senior Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

For so long as any Senior Notes remain outstanding, the Company will make available to any noteholder or beneficial owner of an interest in the Senior Notes, or to any prospective purchasers designated by such noteholder or beneficial owner, upon request of such noteholder or beneficial owner, and in addition to the information referred to under “—Reports” above, the information required to be delivered under paragraph (d)(4) of Rule 144A unless, at the time of such request the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Book-Entry System; Delivery and Form

Except as set forth below, Senior Notes will be issued in registered, global form without interest coupons, in minimum denominations of US$150,000 and integral multiples of US$1,000 in excess thereof (“Global Notes”). The Global Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company

(“DTC”), in New York, New York, and registered in the name of DTC or in the name of Cede & Co., its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Initially, the trustee will act as paying agent and registrar.  The Senior Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee.  Beneficial interests in the Global Notes may not be exchanged for Senior Notes in certificated form (“Certificated Notes”) except in the limited circumstances described below.  See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

If the Senior Notes are issued in the exchange offer, they will be issued in offshore transactions in reliance on Regulation S. Through and including the 40th day after the closing of the exchange offer (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Global Notes and Rule 144A Global Notes.” Regulation S Global Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.”

If the Senior Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such Senior Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See Annex B — Chapter 11 Plan of Reorganization.

Depository Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”) are provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants.  The Participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).  Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)                                 upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchaser with portions of the principal amount of the Global Notes; and

(2)                                 ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

If the Senior Notes are issued in the exchange offer, investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.  Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.  The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own.  Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent.  Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Senior Notes registered in their names, will not receive physical delivery of Senior Notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture.  Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the Senior Notes, including the Global Notes, are registered as the owners of the Senior Notes for the purpose of receiving payments and for all other purposes.  Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)                                 any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)                                 any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date.  Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company.  Neither the Company nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the Senior Notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Senior Notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system.  Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.  Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Senior Notes as to which such Participant or Participants has or have given such direction.  However, if there is an Event of Default under the Senior Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time.  None of the Company, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)                                 DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

(2)                                 there has occurred and is continuing an Event of Default with respect to the Senior Notes.

Beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC or any successor depositary in accordance with the indenture.  In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC or any successor depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such securities. See “Transfer Restrictions.”

Exchanges between Regulation S Global Notes and Rule 144A Global Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Notes only if:

(1)                                 such exchange occurs in connection with a transfer of the Senior Notes pursuant to Rule 144A; and

(2)                                 the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the Senior Notes are being transferred to a Person:

(a)                                 who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)                                 purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)                                  in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdrawal at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Same Day Settlement and Payment

The Company will make payments in respect of the Senior Notes represented, by the Global Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee.  The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.  The Senior Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by DTC to be settled in immediately available funds.  The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC.  DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.  The Collateral Documents will be governed by the laws of Mexico.

As specified above, under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce the Company’s obligations under the Senior Notes in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company would not be required to discharge such obligations in Mexico in a currency other than Mexican currency.  According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in pesos at the rate of exchange in effect on the date and in the place payment occurs.  Such rate is currently determined by the Mexican Central Bank (Banco de México) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federación).

Consent to Jurisdiction and Service

Each of the Company and the subsidiary guarantors will appoint C T Corporation System, 28 Liberty Street, New York, New York 10005 as its agent for actions brought Under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit (together with all other parties to the indenture) to the jurisdiction of such courts.

Certain Definitions

Set forth below are certain defined terms used in the indenture.  Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)                                 Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)                                 the sale, lease, conveyance or other disposition (including a Sale and Leaseback Transaction) of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)                                 the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)                                 any single transaction or series of related transactions that involves assets having a Fair Market Value at the time of such transaction of less than US$5.0 million;

(2)                                 a transfer of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Restricted Subsidiary;

(3)                                 an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)                                 the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)                                 for purposes of “—Repurchase at the Option of Holders—Asset Sales and Events of Loss,” the sale or other disposition of cash or Cash Equivalents;

(6)                                 for purposes of “—Repurchase at the Option of Holders—Asset Sales and Events of Loss” a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants— Restricted Payments” or a Permitted Investment;

(7)                                 the sale or discount of accounts receivable, but only in connection with the compromise or collection thereof, or the disposition of assets in connection with a foreclosure or transfer in lieu of a foreclosure or other exercise of remedial action;

(8)                                 any exchange of like property similar to (but not limited to) those allowable under Section 1031 of the Internal Revenue Code; or

(9)                                 grants of licenses to use the Company’s or any Restricted Subsidiary’s trade secrets, know-how and other technology or intellectual property in the ordinary course of business to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the Senior Notes.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with IFRS; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday, or a day on which commercial banking institutions in The City of New York or Mexico City or place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with IFRS and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation (however designated) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)                                 United States dollars, Mexican pesos;

(2)                                 securities issued or directly and fully guaranteed or insured by the United States or Mexican government or any agency or instrumentality of the United States or Mexican government (provided that the full faith and credit of the United States or Mexico is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)                                 demand deposits, time deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less from the date of acquisition of any financial institution which at the date of acquisition has outstanding indebtedness rated at least “A-” by S&P or at least A3 by Moody’s (or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(4)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                 commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)                                 Mexican Peso deposits, with maturities of not more than 12 months from the date of acquisition, in any bank or financial institution incorporated under the laws of Mexico with total assets exceeding the equivalent of US$350 million; provided that the aggregate principal amount of any such deposits in banks described in this clause shall not exceed the equivalent of US$20.0 million at any time outstanding;

(7)                                 repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by Mexico and backed by the full faith and credit of Mexico maturing within one year from the date of acquisition, in each case entered into with any of the Mexican banks specified in the preceding clause (6); provided that such agreement with banks described in subclause (6)(B) shall be deemed a deposit for purposes of the US$20.0 million limit in such subclause; and

(8)                                 money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person, if any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holders is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares;

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the Senior Notes.

“Collateral” has the meaning set forth under “Security—Collateral.”

“Collateral Agent” has the meaning set forth under “Security—Collateral.”

“Collateral Asset Sale” means any Asset Sale (provided however that any exchange of assets under clause 8 of the definition of Asset Sales shall only be for new assets that immediately thereof constitute Collateral and have been pledged and perfected on a first-priority basis on the date of exchange) of any Collateral, or a series of related Asset Sales by the Company or any of its Subsidiaries involving the Collateral, other than (i) the sale for Fair Market Value of machinery, equipment, furniture or implements or other similar property that may be defective or may have become worn out or obsolete or no longer used or useful in the operations of the Company or (ii) sales of inventory in the ordinary course of business.  A Collateral Asset Sale will not include an Event of Loss.

“Collateral Documents” has the meaning set forth under “Security—Collateral.”

“Collateral Permitted Liens” means any of the following:

(1)                                 statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by IFRS has been made in respect thereof;

(2)                                 Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with IFRS shall have been made therefor;

(3)                                 Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)                                 Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5)                                 Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(6)                                 Liens existing on the Issue Date created before December 20, 2006;

(7)                                 zoning restrictions, licenses, easements, servitudes, rights of way, title defects, covenants running with the land and other similar charges or encumbrances or restrictions not interfering in any material respect with the ordinary operation of any Collateral or materially and adversely affecting the value of the Collateral; and

(8)                                 Liens created pursuant to the Collateral Documents securing the Senior Notes or any note guarantees.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)                                 interest expense attributable to Capital Lease Obligations or to leases constituting a part of Sale and Leaseback Transactions;

(2)                                 amortization of debt discount;

(3)                                 amortization of debt issuance costs;

(4)                                 capitalized interest;

(5)                                 non-cash interest expense;

(6)                                 commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(7)                                 net payments pursuant to Hedging Obligations but excluding realized and unrealized foreign exchange gains and losses with respect to Hedging Obligations and unrealized gains and losses associated with interest rate Hedging Obligations in each case in accordance with IFRS, and

(8)                                 the product of (a) dividends paid or accrued in respect to Disqualified Stock of the Company or in respect of preferred stock of any Restricted Subsidiary, in either case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined tax rate of such Person, expressed as decimal, in each case, on a consolidated basis and in accordance with IFRS.

“Consolidated Net Income” means, for any period, the aggregate amount of net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                 was a member of such Board of Directors on the date of the indenture; or

(2)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (2) is redeemable at the option of the holder of the Capital Stock, in whole or in part, or (3) is convertible or exchangeable for Indebtedness or Disqualified Stock; in each case on or prior to the first anniversary of the Stated Maturity of the Senior Notes.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (A) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Senior Notes and described under “—Repurchase at the Option of Holders” or “—Certain Covenants—Merger, Consolidation or Sale of Assets”; (B) any such requirement only becomes operative after compliance with such terms applicable to the Senior Notes, including the purchase of any Senior Notes tendered pursuant thereto and (C) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants— Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1)                                 Consolidated Interest Expense, to the extent deducted in calculating Consolidated Net Income, plus

(2)                                 to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with IFRS:

(a)                                 income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to Asset Sales or extraordinary and non-recurring gains or losses;

(b)                                 depreciation, amortization (including amortization of intangibles and amortization of pre-operating expenses capitalized in accordance with IFRS but excluding amortization of prepaid cash expenses that were paid in a prior period) and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; and

(c)                                  all non-cash compensation expense arising out of the issuance of Equity Interests issued to directors, officers or employees of the Company or any of its Restricted Subsidiaries;

provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income,

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means (i) the loss of, destruction of, or damage to any Collateral; (ii) the condemnation, seizure, confiscation, requisition of the use or taking by exercise of the power of eminent domain or otherwise of any Collateral or (iii) any consensual settlement in lieu of any event listed in clause (ii), in each case whether in a single event or a series of related events, that results in Net Proceeds from all sources in excess of $5.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“Existing Indenture” means the indenture dated as of October 11, 2013, among the Company, the guarantors named therein, Deutsche Bank Trust Company Americas, as indenture trustee, and Deutsche Bank Luxembourg, S.A., as Luxembourg sub-paying agent and transfer agent as amended, supplemented and otherwise modified pursuant to which the Company issued the old notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full fault and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)                                 interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)                                 other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)                                 other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)                                 in respect of borrowed money;

(2)                                 evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)                                 in respect of banker’s acceptances;

(4)                                 representing Capital Lease Obligations;

(5)                                 Attributable Debt under Sale and Leaseback Transactions under which such a Person is a lessee;

(6)                                 representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(7)                                 representing any Hedging Obligations; or

(8)                                 all Indebtedness of a Receivables Subsidiary and the net unrecovered purchase price of any receivables in connection with a Permitted Securitization.

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and obligations in connection with a Permitted Securitization referred to in clause (8)) would appear as a liability upon a balance sheet of the specified’ Person prepared in accordance with IFRS.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Intercompany Indebtedness” means any present or future Indebtedness of the Company owing to any of its present or future Subsidiaries, and Indebtedness of any of its present or future Subsidiaries owing to the Company or any of its present or future Subsidiaries.

“Intercompany Lender” means any obligor that is a lender in respect of any Intercompany Indebtedness under the Intercompany Subordination and Credit Agreement.

“Intercompany Subordination and Credit Agreement” has the meaning set forth in clause (1) under “Certain Covenants—Limitation on Intercompany Indebtedness”.

“Intercompany Subordination and Credit Agreement Supplement” means a supplement to the Intercompany Subordination and Credit Agreement pursuant to which a New Subsidiary becomes party to the Intercompany Subordination and Credit Agreement, substantially in the form attached to the Intercompany Subordination and Credit Agreement.

“Intercompany Trust Agreement” means the contrato de fideicomiso irrevocable de administración con derechos de reversión, dated on or prior to the Issue Date, pursuant to which, to the extent provided therein, the rights and interests of the Intercompany Lenders under the Intercompany Subordination and Credit Agreement shall be transferred by the Intercompany Lenders, as grantors (fideicomitentes) and beneficiaries (fideicomisarios en segundo lugar), to the Mexican trustee, as trustee, and the Collateral Agent, with the Holders of the Senior Notes designated as beneficiaries in the first place (fideicomisarios en primer lugar), in the form to be attached to the indenture.

“Intercompany Trust Agreement Supplement” means a supplement to the Intercompany Trust Agreement pursuant to which a New Subsidiary becomes party to the Intercompany Trust Agreement and the Intercompany Subordination and Credit Agreement, substantially in the form attached to the Intercompany Trust Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS.  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants— Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the Senior Notes are first issued.

“Leverage Ratio” means as of a specific date (the “Calculation Date”), the ratio of (i) the aggregate principal amount of the Company’s outstanding Indebtedness and the Indebtedness of the Restricted Subsidiaries plus the amount of all obligations in respect of the repayment of Disqualified Stock and the liquidation preference of preferred stock of Restricted Subsidiaries, in each case determined as of the Calculation Date and calculated in accordance with IFRS to (ii) the Company’s aggregate EBITDA for the period consisting of the last two full fiscal quarters for which financial statements are publicly available (the “Reference Period”) multiplied by two.

For purposes of calculating the Leverage Ratio:

(1)                                 acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the Company or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the two-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with IFRS) as if they had occurred on the first day of the Reference Period;

(2)                                 the EBITDA attributable to discontinued operations, as determined in accordance with IFRS and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)                                 any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such Reference Period;

(4)                                 any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such Reference Period; and

(5)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos) and any branch of power thereof and any ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the United Mexican States or any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and distributions required to be made under applicable law or the by-laws of a Restricted Subsidiary in effect on the date of the indenture to minority interest holders on account of such Asset Sale, the amount of any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with IFRS and any cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“New Subsidiary” has the meaning set forth under “Additional Note Guarantees; Additional Security.”

“Non-Recourse Debt” means Indebtedness:

(1)                                 as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise; or (c) constitutes the lender;

(2)                                 no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)                                 as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“note guarantee” means the Guarantee by each subsidiary guarantor of the Company’s obligations under the indenture and the Senior Notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“old notes” means the Step-Up Senior Notes due 2020, issued pursuant to the Existing Indenture.

“Ordinary Course Intercompany Indebtedness” means Intercompany Indebtedness issued by the Company or its Subsidiaries to the Company or a Subsidiary of the Company in the ordinary course of business consistent with past practice, including without limitation trade payables and Intercompany Indebtedness issued for treasury management purposes of the Company or such Subsidiary.

“Permitted Business” means the development, ownership and/or operation of one or more telephone, telecommunications, information or data transmission systems or networks and/or the provision of telephony, telecommunications and/or information services and any related, ancillary or complementary business, including, without limitation, local and long distance telephony, telecommunications and other information and transmission services such as the Internet, broadband or cable television.

“Permitted Holders” means Rodrigo Lebois Mateos, Enrique Castillo Sánchez Mejorada, Henry Davis Carstens, Alberto Martin Soberón, Ricardo Guillermo Amtmann Aguilar, Javier Molinar Horcasitas, Wilfrido Castillo Sánchez Mejorada and any Affiliates or immediate family of such persons.

“Permitted Investments” means:

(1)                                 (a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company that is a subsidiary guarantor, (b) any Investment in any other Restricted Subsidiary of the Company that is a subsidiary guarantor, provided that such Investment is evidenced by an intercompany note, (c) any Investment in the Equity Interests of a Restricted Subsidiary of the Company that is a subsidiary guarantor (by way of acquisition of Equity Interest or capital contribution) in an amount not to exceed US$5.0 million in the aggregate for all Investments pursuant to this clause 1(c) or (d) any Investment in a Restricted Subsidiary other than a Wholly- Owned Restricted Subsidiary consisting solely of the capitalization of amounts due to the Company in exchange for Equity Interests of such Restricted Subsidiary by such Restricted Subsidiary not to exceed US$5.0 million in the aggregate for all Investments made pursuant to this clause 1(d);

(2)                                 any Investment in Cash Equivalents;

(3)                                 any Investment by the Company or any Restricted Subsidiary in a Person in a Related Business if, as a result of such Investment, such Person immediately becomes a Wholly-Owned Restricted Subsidiary that is a subsidiary guarantor of such Person or is immediately merged consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary that is a subsidiary guarantor;

(4)                                 any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders—Asset Sales and Events of Loss”;

(5)                                 any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(6)                                 Investments represented by Hedging Obligations permitted to be incurred under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7)                                 loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed US$500,000 at any one time outstanding;

(8)                                 repurchases of the Senior Notes;

(9)                                 Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person under a Permitted Securitization; that are necessary or advisable to effectuate such Permitted Securitization; provided that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any Equity Interests;

(10)                          Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company;

(11)                          any Investment made within 60 days after the date of the commitment to make the Investment, that when such commitment was made, would have complied with the terms of the indenture; provided that such Investment shall be deemed to have made under the provision under which it was intended to have been made; and

(12)                          other Investments made since the date of the indenture that do not exceed, at any one time outstanding, US$10.0 million.

“Permitted Liens” means:

(1)                                 Liens in favor of the Company or the subsidiary guarantors;

(2)                                 Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3)                                 Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(4)                                 Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(5)                                 Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(6)                                 Liens (i) existing on the issue date of the old notes and (ii) any other Liens existing on the date of the indenture, provided that such Liens (a) are incurred not in violation of the Existing Indenture and (b) will not have a material adverse effect on the rights of holders of the Senior Notes with respect to the Collateral or otherwise;

(7)                                 Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(8)                                 Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(9)                                 survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(10)                          Liens on Receivables and related assets granted in connection with a Permitted Securitization, including Liens on Receivables transferred to a Receivables Subsidiary under a Permitted Securitization;

(11)                          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)                                 the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)                                 the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)                          Liens in the ordinary course to secure Hedging Obligations with respect to the Senior Notes permitted by clause (7) of the second paragraph of the covenant entitled “—Certain Covenants— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13)                          Collateral Permitted Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); provided that:

(1)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)                                 such Permitted Refinancing Indebtedness has, at the time the Permitted Refinancing Indebtedness is incurred, a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)                                 if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Senior Notes, such Permitted, Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)                                 such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Securitization” means any sale, transfer or other disposition by the Company or any of its Restricted Subsidiaries of Receivables and related collateral, credit support and similar rights and any other assets that are customarily transferred in a securitization of receivables, pursuant to one or more securitization programs, to a Receivables Subsidiary or a Person who is not an Affiliate of the Company; provided that (i) the consideration to be received by the Company and its Restricted Subsidiaries other than a Receivables Subsidiary for any such disposition consists of cash, a promissory note or a customary contingent right to receive cash in the nature of a “hold-back” or similar contingent right, (ii) no Default shall have occurred and be continuing or would result therefrom, and (iii) the aggregate outstanding balance of the Indebtedness in respect of all such programs at any point in time is not in excess of US$30.0 million (or US$50.0 million so long as a first, priority security interest for the benefit of the noteholders on the Collateral is in full force and effect).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means the Joint Prepackaged Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code in the form set forth in Exhibit B to this statement (including all exhibits annexed thereto and the plan supplement, as it may be modified, amended, or supplemented from time to time).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness owed to the Company or any Restricted Subsidiary in connection with a Permitted Securitization, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Receivable” shall mean a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for good or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code and any supporting obligations.

“Receivables Subsidiary” shall mean any Wholly Owned Restricted Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or one or more of its Restricted Subsidiaries transfer Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the applicable Restricted Subsidiary (as provided below) as a Receivables Subsidiary and which meets the following conditions:

(1)                                 no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)                                 is guaranteed by the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary);

(b)                                 is recourse to or obligates the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary); or

(c)                                  subjects any property or assets of the Company or any Restricted Subsidiary (that is not a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof;

(2)                                 with which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding (other than Standard Securitization Undertakings); and

(3)                                 to which neither the Company nor any Restricted Subsidiary (that is not a Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the applicable Restricted Subsidiary shall be evidenced by a certified copy of the resolution of the Board of Directors of such Restricted Subsidiary giving effect to such designation and an officers’ certificate certifying, to the best of such officers’ knowledge and belief, that such designation complies with the foregoing conditions.

“Replacement Collateral” means, at any relevant date in connection with a Collateral Asset Sale or Event of Loss, assets to be used in the business of the Company or its Subsidiaries, which on such date (i) constitute assets under “Telephone Network Systems and Equipment” on the Company’s consolidated balance sheet, (ii) are to be acquired by the Company at a purchase price that does not exceed the Fair Market Value of such Replacement Collateral, (iii) will be upon purchase free and clear of all Liens other than Collateral Permitted Liens (other than any Lien described under clause (6) of the definition thereof), and (iv) are subject to Collateral Documents to which the owner of the Replacement Collateral is a party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in securitization of accounts receivable transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“subsidiary guarantors” means each of:

(1)                                 Outsourcing Operadora de Personal, S.A. de C.V.; *

(2)                                 TECBTC Estrategias de Promoción, S.A. de C.V.; *

(3)                                 Maxcom SF, S.A. de C.V.; *

(4)                                 Maxcom TV, S.A. de C.V.; *

(5)                                 Maxcom USA, Inc.;

(6)                                 Telereunión, S.A. de C.V.; *

(7)                                 Telscape de México, S.A. de C.V.;

(8)                                 Sierra Comunicaciones Globales, S.A. de C.V.; *

(9)                                 Sierra USA Communications, Inc.;

(10)                          Asesores Telcoop, S.A. de C.V.;

(11)                          Maxcom USA Telecom, Inc.

(12)                          any other Subsidiary of the Company that executes a note guarantee in accordance with the provisions of the indenture; and

(13)                          their respective successors and assigns, in each case, until the note guarantee of such Person has been released in accordance with the provisions of the indenture.

(*) The “subsidiary guarantors” indicated with an asterisk above have no operations and are expected to merge with the Company prior to the Issue Date. If they are so merged, they will no longer be subsidiary guarantors with respect to the Senior Notes.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries (excluding the value of any Investments in Persons other than Restricted Subsidiaries), as shown on the most recent balance sheet of the Company delivered to the trustee pursuant to “—Reports.”

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, provided that such designation maybe only made if such Subsidiary;

(1)                                 has no Indebtedness other than Non-Recourse Debt;

(2)                                 except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)                                 is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)                                 has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries;

(5)                                 does not own any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Person other than Unrestricted Subsidiaries of the Subsidiary to be so designated;

(6)                                 (A) the Subsidiary to be so designated has total assets of US$1,000 or less or (B) if such Subsidiary has assets greater than US$1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Restricted Payments”; and

(7)                                 immediately after giving effect to such designation no Default shall have occurred and be continuing.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)                                 the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)                                 the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF THE JUNIOR PIK NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.”  In this Description of the Junior PIK Notes, the word “Company” refers only to Maxcom Telecomunicaciones, S.A.B. de C.V. (a sociedad anónima bursátil de capital variable incorporated under the laws of the United Mexican States or Mexico) and not to any of its subsidiaries.  All references to “Ps.” or “pesos” are to Mexican pesos, and all references to “US$” or “dollars” are to U.S. dollars.

The Company will issue the Junior PIK Notes under an indenture among itself, U.S. Bank N.A., as trustee, transfer agent, paying agent and registrar, and a Luxembourg sub-paying agent and transfer agent to be named therein. If the Junior PIK Notes are issued in the exchange offer, they will be issued in a private transaction that is not subject to the registration requirements of the Securities Act and will be subject to certain restrictions on transfer. If the Junior PIK Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such Junior PIK Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See “Transfer Restrictions.”

The following description is a summary of the material provisions of the indenture.  It does not restate the indenture in its entirety.  We urge you to read the indenture because it, and not this description, defines your rights as holders of the Junior PIK Notes.  Copies of the indenture will be available as set forth below under “—Additional Information.”  Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a Junior PIK Note will be treated as the owner of it for all purposes.  Only registered holders will have rights under the indenture.

Brief Description of the Junior PIK Notes

The Junior PIK Notes:

•                  will be general unsecured obligations of the Company; and

•                  will be junior in right of payment with all other existing and future Senior Indebtedness of the Company.

Principal, Maturity and Interest

For every US$1,000 of its old notes, the Company will issue the Peso Equivalent of US$100 in aggregate principal amount of Junior PIK Notes, for a maximum of up to the Peso Equivalent of US$10,337,867.  The Junior PIK Notes and any additional notes (“PIK Interest Notes”) issued as PIK Interest (as defined below) will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase the Junior PIK Notes.  (See “—Additional Notes”.)  The Company will issue Junior PIK Notes in denominations of Ps.20,000 and integral multiples of Ps.20.00 in excess thereof.

The Junior PIK Notes are perpetual notes with no fixed final maturity date. We may redeem the notes, or be required to redeem the notes, in accordance with the provisions described under “—Optional Redemption” and “—Mandatory Redemption.”

There will be no interest paid on the Junior PIK Notes.  The principal amount of the Junior PIK Notes will increase by 15% per annum on each anniversary of the Issue Date. Such increase in principal amount is referred to herein as “PIK Interest.”

If the due date for payment of any amount in respect of principal on any of the Junior PIK Notes is not a Business Day, the holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day and shall not be entitled to any further interest or other payment in respect of any such delay.

When PIK Interest is payable, PIK Interest Notes, having the same terms as the Junior PIK Notes, will be issued in a principal amount equal to the amount of such interest payable. PIK Interest payable with respect to Junior PIK Notes represented by Global Notes will be payable by the Company issuing a new Global Note or by increasing the aggregate principal amount of the outstanding Global Notes by an amount equal to the amount of PIK Interest payable. PIK Interest payable with respect to any Junior PIK Notes represented by Certificated Notes will be payable by the Company issuing PIK Interest Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest payable.

If money for the payment of principal remains unclaimed for two years, the trustee and/or the paying agent will, upon written request therefore from the Company, pay the money back to the Company.  After that, holders entitled to money must look to the Company for payment as general creditors unless the applicable law designates another person.

Methods of Receiving Payments on the Junior PIK Notes

If a holder of Junior PIK Notes has given wire transfer instructions to the Company, the Company will pay or cause to be paid all principal, Additional Amounts and premium, if any, on that holder’s Junior PIK Notes in accordance with those instructions.  All other payments on the Junior PIK Notes will be made at the office or agency of the paying agent and registrar or other place of payment unless the Company elects to make payments by check mailed to the noteholders at their address set forth in the register of holders.

The method for payment of the Junior PIK Notes will be described in greater detail in the indenture and the Global Notes.

Paying Agent and Registrar for the Junior PIK Notes

The trustee will initially act as paying agent and registrar for the Junior PIK Notes.  The Company may change the paying agent or registrar without prior notice to the holders of the Junior PIK Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Junior PIK Notes in accordance with the provisions of the indenture.  The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Junior PIK Notes.  Holders will be required to pay all taxes due on transfer or other similar governmental charges payable in connection therewith.  The Company will not be required to transfer or exchange any Junior PIK Note selected for redemption.  Also, the Company will not be required to transfer or exchange any Junior PIK Note for a period of 15 days before a selection of Junior PIK Notes to be redeemed.

Additional Notes

The Junior PIK Notes offered hereby and any PIK Interest Notes will be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the Junior PIK Notes. However, if PIK Interest Notes that are treated as part of a single class under the indenture with the Junior PIK Notes offered hereby are not fungible with the Junior PIK Notes offered hereby for U.S. federal income tax purposes, such PIK Interest Notes will be assigned a CUSIP, ISIN and common code different from those assigned to the Junior PIK Notes offered hereby.

Optional Redemption

Only if no Senior Notes (as described elsewhere in this statement) are outstanding, on each PIK Interest payment date, the Company may redeem the Junior PIK Notes, in whole and not in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Junior PIK Notes redeemed and Additional Amounts, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Junior PIK Notes on the relevant record date to receive PIK Interest due on the relevant interest payment date.

Mandatory Redemption

Change of Control

If a Change of Control occurs, the Company will be required to redeem all outstanding Junior PIK Notes, at an aggregate redemption price of the lesser of (i) the principal amount of the outstanding Junior PIK Notes and (ii) the Applicable Percentage of the Equity Value. For purposes of this paragraph, (x) “Applicable Percentage” means 25% if the sale occurs during the first seven years following the Issue Date, 30% if the sale occurs during the eighth year following the Issue Date, 35% if the sale occurs during the ninth year following the Issue Date, 40% if the sale occurs during the tenth year following the Issue Date or 45% if the sale occurs during the eleventh year or any subsequent year following the Issue Date, and (y) “Equity Value” means the implied market capitalization based on the weighted average prices of shares sold in the Change of Control transaction (if applicable), or if there is no such consideration, the Company’s total equity value as reasonably determined by the Company in accordance with market practice.

Within ten days following the date on which a Change of Control occurs, the Company will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute the Change of Control and stating that the Company will redeem the Junior PIK Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the indenture and described in such notice. On the Change of Control Payment Date, the Company will redeem all outstanding Junior PIK Notes.

If the Junior PIK Notes are required to be redeemed upon a Change of Control, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Junior PIK Notes.  In the event the Company is required to redeem outstanding Junior PIK Notes upon a Change of Control, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations.  However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the trustee may waive the covenant relating to the Company’s obligation to redeem the Junior PIK Notes upon a Change of Control.  Consummation of any such transaction in certain circumstances may require the purchase of the Junior PIK Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such purchase.  Such restriction may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company.  The indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole.  Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.  Accordingly, the Company’s obligation to redeem the Junior PIK Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Payment of Dividends

If the Company makes a payment of any dividend or makes any other payment or distribution on account of the Company’s Equity Interests or to the holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests of the Company and other than dividends or distributions payable to the Company or a Subsidiary of the Company), the Company will be required to redeem all outstanding Junior PIK Notes at a redemption price equal to 100% of the principal amount of Junior PIK Notes redeemed and Additional Amounts, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of Junior PIK Notes on the relevant record date to receive PIK Interest due on the relevant interest payment date.

Open Market Purchases

The Company may at any time and from time to time purchase Junior PIK Notes in the open market or otherwise.

Notices to Holders

Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each holder of Junior PIK Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Junior PIK Notes or a satisfaction and discharge of the indenture.  Notices of redemption may not be conditional.

Subordination of the Junior PIK Notes

The payment by the Company of the principal of, and premium, if any, on the Junior PIK Notes will be subordinated in right of payment to the prior payment in full of all existing and future Senior Indebtedness of the Company. Upon any payment or distribution of the Company’s assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of the Company’s assets or in a bankruptcy, suspension of payments, concurso mercantil, quiebra, insolvency or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all Senior Indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any principal of or other amounts owing in respect of the Junior PIK Notes (other than in Permitted Junior Securities), or for the acquisition of any of the Junior PIK Notes for cash, property or otherwise.

Substantially all of the operations of the Company are conducted through its Subsidiaries. The Junior PIK Notes will not be guaranteed by any Subsidiaries or other Affiliates of the Company. Accordingly, claims of creditors of each Subsidiary of the Company, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of Junior PIK Notes, even if such claims do not constitute Senior Indebtedness. The Junior PIK Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company.

We will not be permitted to make any payment or distribution of any kind or character with respect to the Junior PIK Notes, other than in the form of Permitted Junior Securities, if either of the following occurs (a “Payment Default”):

(1)                                 any obligation on any Senior Indebtedness is not paid in full in cash when due; or

(2)                                 any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash; provided, however, that we will be entitled to make a payment or distribution under the Junior PIK Notes without regard to the foregoing if the Company and the trustee receive written notice approving such payment from the Representatives of all Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we will not be permitted to make any payment or distribution of any kind or character with respect to the Junior PIK Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-

Payment Default from the Representative of such Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)                                 by written notice to the trustee and Company from the Person or Persons who gave such Blockage Notice;

(2)                                 because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)                                 because such Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the other provisions contained herein), unless the holders of such Senior Indebtedness or the Representative of such Senior Indebtedness shall have accelerated the maturity of such Senior Indebtedness or a Payment Default has occurred and is continuing, we will be permitted to resume paying the Junior PIK Notes after the end of such Payment Blockage Period. The Junior PIK Notes will not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Senior Indebtedness during such period. However, in no event will the total number of days during which any Payment Blockage Period or Periods on the Junior PIK Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360 day period during which no Payment Blockage Period is in effect.

Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to any Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period will be, or be made, the basis for a subsequent Payment Blockage Period unless such default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing will constitute a new Non-Payment Default for this purpose).

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(1)                                 the holders of Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before holders of Junior PIK Notes shall be entitled to receive any payment or distribution of any kind or character with respect to any obligations on, or relating to, the Junior PIK Notes;

(2)                                 until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of Junior PIK Notes would be entitled but for these subordination provisions shall be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Junior PIK Notes may receive Permitted Junior Securities; and

(3)                                 if a distribution is made to holders of the Junior PIK Notes that, due to the subordination provisions, should not have been made to them, holders of the Junior PIK Notes will be required to hold such distribution in trust for the holders of Senior Indebtedness and to pay it over to such holders of Senior Indebtedness as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the indenture upon the failure of the Company to pay principal with respect to the Junior PIK Notes when due by their terms.

By reason of the subordination provisions contained in the indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Junior PIK Notes, and creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Junior PIK Notes.

The indenture will provide that each holder of Junior PIK Notes, by accepting a Junior PIK Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Junior PIK Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the trustee for the payment of principal of the Junior PIK Notes pursuant to the provisions described under “—Legal Defeasance” and “—Satisfaction and Discharge.”

Enforceability of Judgments

Since the Company is organized under the laws of Mexico and the Subsidiaries of the Company may be incorporated in various non-U.S. jurisdictions, including Mexico, and all of their directors and substantially all of their officers and certain of the experts named herein are non-U.S. residents, and all or a significant portion of the assets of those persons may be, and the most significant portion of the Company’s and Subsidiaries’ assets are, located outside the United States, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them or against the Company or the Subsidiaries in U.S. courts judgments predicated upon civil liability provisions of the U.S. federal or state securities laws. See “Service of Process and Enforcement of Civil Liabilities.”

An obligation denominated in a currency other than Mexican currency which is payable in Mexico may be satisfied through the payment of Mexican currency at the rate of exchange determined and published by Banco de México (the Bank of Mexico), or the Central Bank, in effect on the date such payment occurs.  Pursuant to the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), in the event that proceedings are brought in Mexico seeking to enforce the obligations of the Company and/or each of the Subsidiaries under the Junior PIK Notes or if payment under the Junior PIK Notes is claimed from the Company or any of the Subsidiaries in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company or any Subsidiaries would not be required to discharge such obligations in Mexico in a currency other than Mexican currency, and any difference resulting from the conversion of such Mexican currency into U.S. dollars may not be claimed from or enforced against us.  The exchange currency rate for the purposes specified herein is currently determined by the Central Bank every business banking day in Mexico, published the second following business banking day in the Official Gazette of the Federation.

Luxembourg Listing

Application will be made to list the Junior PIK Notes on the Euro MTF, the alternative market of the Luxembourg Stock Exchange; however, the Company cannot assure the holders of the Junior PIK Notes that they will be accepted for listing.  Following the issuance of the Junior PIK Notes, the Company will use its best efforts to obtain and maintain listing of the Junior PIK Notes on the Euro MTF; provided, however, that if the Company is unable to list the Junior PIK Notes on the Euro MTF, or if the Company is unable maintain its listing on the Euro MTF, it will use its best efforts prior to the delisting of the Junior PIK Notes, list and maintain a listing of the Junior PIK Notes on another internationally recognized stock exchange.

Luxembourg Listing Agent, Luxembourg Sub-Paying Agent and Luxembourg Transfer Agent

The Company will maintain a Luxembourg listing agent, Luxembourg sub-paying agent and Luxembourg transfer agent in respect of the Junior PIK Notes so long as the Junior PIK Notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require.

Currency Indemnity

U.S. dollars are the currency of account and payment for certain sums payable by the Company under or in connection with the Junior PIK Notes.  To the greatest extent permitted under applicable law, any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Company or otherwise) by any holder of a Junior PIK Note in respect of any sum expressed to be due to it from the Company in dollars shall constitute a discharge to the Company only to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).  If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Junior PIK Note, the Company shall indemnify the recipient against any loss sustained by it as a result.  In any event, the Company shall indemnify the recipient against the cost of making any such purchase.  For the purposes of this paragraph, it will be sufficient for the holder of a Junior PIK Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received or recovered in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date he certified in the manner mentioned above).  These indemnities constitute a separate and independent obligation from the other obligations of the Company, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder of a Junior PIK Note and shall constitute in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Junior PIK Note.

Additional Amounts

The Company is required by Mexican law to deduct Mexican withholding taxes, at a rate expected to be 4.9% if the Company satisfies certain conditions required under Mexican law (subject to certain exceptions), from payments of interest or amounts deemed interest to investors who are not residents of Mexico for tax purposes, and the Company will pay additional amounts on those payments (and certain other payments) except as described below.

All payments under or in respect of the Junior PIK Notes shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges (including penalties, interest and additions related thereto) (collectively, “Taxes”) of whatever nature imposed, levied, collected, withheld or assessed unless such withholding or deduction is required by law.  In the event of any such withholding or deduction imposed or levied by a Tax Jurisdiction (as defined below) is required to be made from any payments under or with respect to the Junior PIK Notes, the Company shall pay to holders of the Junior PIK Notes such additional amounts (“Additional Amounts”) as will result in the net payment to such holder (including Additional Amounts) of the amount that would otherwise have been receivable by such holder in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable with respect to:

(a)                                 any Taxes that would not have been so withheld or deducted but for the holder or beneficial owner of the Junior PIK Notes having a present or former connection to the relevant Tax Jurisdiction (including having a permanent establishment for tax purposes in such Tax Jurisdiction, being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed) other than the mere receipt of payments in respect of the Junior PIK Notes, the mere holding or ownership of such Junior PIK Note or beneficial interest in the Junior PIK Note or the exercise of any rights under the Junior PIK Notes or the indenture;

(b)                                 where presentation is required for payment on a Junior PIK Note, any Taxes that would not have been so withheld or deducted if the Junior PIK Note had been presented for payment within 30 days after the Relevant Date (as defined below), except to the extent that the holder would have been entitled to Additional Amounts had the Junior PIK Note been presented any day during such 30 day period and there were no additional withholdings or deductions as a result of such late presentment;

(c)                                  any Taxes that would not have been so withheld or deducted but for the failure by the holder or the beneficial owner of the Junior PIK Note or any payment in respect of such Junior PIK Note, after written request made to that holder or beneficial owner at least 60 days before any such withholding or deduction would be payable, by the Company, the trustee or the paying agent, as applicable, to comply with any certification, identification, information, documentation or other similar reporting requirement concerning its nationality, residence, identity or connection with the relevant Tax Jurisdiction, which is required or imposed by a statute, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from all or part of such Taxes;

(d)                                 any estate, inheritance, gift, sales, transfer, personal property or similar Taxes imposed with respect to any Junior PIK Note;

(e)                                  any Taxes payable other than by withholding or deduction;

(f)                                   any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income (the “Directive”) implementing the conclusions of the European Council of Economic and Finance Ministers (ECOFIN) meeting on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g)                                  any Taxes imposed in connection with a Junior PIK Note presented for payment (where presentation is required) by or on behalf of a holder or beneficial owner thereof who would have been able to avoid such tax by presenting the relevant Junior PIK Note to another paying agent; or

(h)                                 any combination of (a) through (g) above.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in clauses (c) and (h) above shall not apply if (i) the provision of information, documentation or other evidence described in such clauses (c) and (h) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a Junior PIK Note (taking into account any relevant differences between U.S. and Mexican law rules, regulations or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice as of the date hereof (such as IRS Forms W-8, W-8BEN and W-9) or (ii) Article 195, Section II of the Mexican Income Tax Law, or a substantially similar successor of such provision is in effect, unless the provision of the information, documentation or other evidence described in clauses (c) and (h) is expressly required by statute, regulation or official administrative practice of general application in order to apply Article 195, Section II of the Mexican Income Tax Law, the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Article 195, Section II of the Mexican Income Tax Law.  In addition, such clauses (c) and (h) shall not be construed to require a non-Mexican pension or retirement fund or a non-Mexican financial institution or another holder to register with the Ministry of Finance and Public Credit or the Servicio de Administración Tributaria for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax or to require that a holder or beneficial owner certify or provide information concerning whether it is or is not a tax-exempt pension or retirement fund.

If the Directive imposes taxes upon Junior PIK Notes, the Company will use commercially reasonable efforts to maintain a paying agent with a specified office in a member state of the European Union that will not be obligated to withhold or deduct tax pursuant to the Directive or any law implementing or complying with, or introduced in order to conform to, the Directive.

“Tax Jurisdiction” means (1) Mexico or any political subdivision thereof or any authority therein or thereof having the power to tax or (2) any jurisdiction in which the Company (including any successor entity) is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein having the power to tax.

“Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders of the Junior PIK Notes in accordance with the indenture.

References to principal, interest or any other amount payable on or in respect of any Junior PIK Note shall be deemed also to refer to any Additional Amounts which may be payable as set forth in the indenture or in the Junior PIK Notes to the extent that Additional Amounts are, were or would be payable in respect thereof.

At least ten Business Days prior to the first interest payment date (and at least 10 Business Days prior to each succeeding interest payment date if there has been any change with respect to the matters set forth in the below-mentioned officers’ certificate), the Company will furnish to the trustee and the paying agent an officers’ certificate instructing the trustee and the paying agent whether payments of principal of or interest on the Junior PIK Notes due on such interest payment date will be made without deduction or withholding for or on account of any Taxes by the Tax Jurisdictions (other than the jurisdiction where the trustee is located or organized).  If any such deduction or withholding shall be required, at least 20 days prior to such interest payment date (unless the obligation to pay Additional Amounts arises after the 20th day prior to the payment date, in which case the Company shall notify the trustee and the paying agent promptly thereafter), the Company will furnish the trustee and the paying agent with an officers’ certificate that specifies the amount, if any, required to be withheld on such payment to holders of the Junior PIK Notes.  If the Company is obligated to pay Additional Amounts with respect to such payment, the officers’ certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to the holders on the relevant payment date.  For these purposes, any officers’ certificate required by the indenture to be provided to the trustee and any paying agent shall be deemed to be duly provided if telecopied to the trustee and such paying agent.

The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law.  The Company will obtain official receipts from each Tax authority evidencing the payment of any Taxes so deducted or withheld, or, if such receipts are not obtainable, such other documentation reasonably acceptable to the trustee.  The Company shall furnish to the trustee the official receipts (or a certified copy of the official receipts or other such documentation, as applicable) evidencing payment of Taxes.  The Company will attach to each certified copy or other such documentation, as applicable, a certificate stating (x) that the amount of such Tax evidenced by the certified copy was paid in connection with payments under or with respect to the Junior PIK Notes then outstanding upon which such Taxes were due and (y) the amount of such withholding tax paid per Ps.20.00 of principal amount of the Junior PIK Notes.  Copies of such receipts or other such documentation, as applicable, shall be made available to holders of the Junior PIK Notes upon request.

The Company shall promptly pay when due, and indemnify the holder for, any present or future stamp, issue, registration, court and/or documentary taxes, and/or any other excise taxes, similar charges or similar levies imposed by the Tax Jurisdictions on the execution, delivery, registration or enforcement of any of the Junior PIK Notes, the indenture or any other document or instrument referred to herein or therein.

Optional Tax Redemption

The Junior PIK Notes may be redeemed at the Company’s election, as a whole, but not in part, by the giving of notice as provided in the indenture, at a price equal to the outstanding principal amount thereof, together with any Additional Amounts then due and that will become due on the Redemption Date as a result of the redemption or otherwise and accrued and unpaid interest to the Redemption Date, if (1) as a result of any change in, or amendment to, the laws (or any regulations promulgated thereunder) of the relevant Tax Jurisdiction, or any change in the official application, administration or interpretation of such laws or regulations in the relevant Tax Jurisdiction, the Company has or will become obligated to pay on the next interest payment date any Additional Amounts on the Junior PIK Notes in excess of the Additional Amounts the Company would be obligated to pay if payments made on the Junior PIK Notes were subject to withholding or deduction of Mexican taxes at a rate in excess of 4.9 percent (“Excess Additional Amounts”), (2) such change or amendment is announced on or after the Issue Date (or, if later, the date a jurisdiction becomes a relevant Tax Jurisdiction), (3) if there has been a further issuance, such obligation would have arisen absent a further issuance of the Junior PIK Notes pursuant to the indenture, and (4) such obligation cannot be avoided by the Company taking reasonable measures available to it (including, without limitation, changing the jurisdiction from or through which payments are made); provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company would be obliged to pay such Excess Additional Amounts.  Prior to the giving of any notice of redemption of the Junior PIK Notes pursuant to the foregoing, the Company will deliver to the trustee (1) an officers’ certificate stating that the conditions precedent to the right of the Company to so redeem have occurred and that the obligation to pay Excess Additional Amounts cannot be avoided by the Company by taking reasonable measures available to it, and (2) a written opinion of independent legal counsel of recognized standing in the relevant Tax Jurisdiction to the effect that the Company has become obligated to pay Excess Additional Amounts as a result of a change or amendment described above.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)         default in the payment when due (upon redemption or otherwise) of the principal of, or premium, if any, on, the Junior PIK Notes; and

(2)      certain events of bankruptcy, reorganization, concurso mercantil, quiebra, insolvency or similar laws of Mexico, the U.S. or any other jurisdiction described in the indenture with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary (a “Bankruptcy Event of Default”).

Upon the occurrence of a Bankruptcy Event of Default, the entire principal amount of all the Junior PIK Notes and any Additional Amounts will be automatically accelerated, without any action by the Trustee or any holder and any principal or Additional Amounts will become immediately due and payable.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Junior PIK Notes may declare all the Junior PIK Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Junior PIK Notes may direct the trustee in writing in its exercise of any trust or power.  The trustee may withhold from holders of the Junior PIK Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or premium, if any.  The trustee shall have the right to decline to follow any such direction if the trustee in good faith, by a responsible officer of the trustee, shall determine that the proceeding so directed would involve the trustee in personal liability.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of Junior PIK Notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a Junior PIK Note may pursue any remedy with respect to the indenture or the Junior PIK Notes unless:

(1)                                 such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)                                 holders of at least 25% in aggregate principal amount of the then outstanding Junior PIK Notes have requested the trustee to pursue the remedy;

(3)                                 such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)                                 the trustee has not complied with such written request within 60 days after the receipt of such request and the offer of security or indemnity; and

(5)                                 holders of a majority in aggregate principal amount of the then outstanding Junior PIK Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Junior PIK Notes by written notice to the trustee may, on behalf of the holders of all of the Junior PIK Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Junior PIK Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Junior PIK Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each holder of Junior PIK Notes by accepting a Junior PIK Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Junior PIK Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Junior PIK Notes (“Legal Defeasance”) except for:

(1)                                 the rights of holders of outstanding Junior PIK Notes to receive payments in respect of the principal of, or premium, if any and any Additional Amounts that may be due and payable, if any on such Junior PIK Notes when such payments are due from the trust referred to below;

(2)                                 The Company’s obligations with respect to the Junior PIK Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)                                 the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4)                                 the Legal Defeasance provisions of the indenture.

In order to exercise Legal Defeasance:

(1)                                 the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Junior PIK Notes, cash in Mexican pesos, non-callable Government Securities, or a combination of cash in Mexican pesos and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or premium, if any and any Additional Amount that may be due and payable, if any on the outstanding Junior PIK Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Junior PIK Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)                                 in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that the beneficial owners of the outstanding Junior PIK Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal

Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)                                 the Company must deliver to the trustee an opinion of counsel in Mexico to the effect that (A) the beneficial owners of the outstanding Junior PIK Notes will not recognize income, gain or loss for Mexican Tax purposes as a result of such deposit and defeasance and will be subject to Mexican Taxes, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and (B) payments from the defeasance trust will be made free and clear of, and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by Mexico or any political subdivision or governmental authority thereof or therein having power to Tax;

(4)                                 no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(5)                                 123 days pass after the deposit is made;

(6)                                 such Legal Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(7)                                 the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Junior PIK Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others;

(8)                                 the Company must deliver to the trustee and opinion of counsel in the United States and Mexico to the effect that on the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9)                                 the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the Junior PIK Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Junior PIK Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Junior PIK Notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the Junior PIK Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Junior PIK Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Junior PIK Notes).

Without the consent of each holder of Junior PIK Notes affected, an amendment, supplement or waiver may not (with respect to any Junior PIK Notes held by a non-consenting holder):

(1)                                 reduce the principal amount of Junior PIK Notes whose holders must consent to an amendment, supplement or waiver;

(2)                                 reduce the principal of any Junior PIK Note or alter the provisions with respect to the redemption of the Junior PIK Notes;

(3)                                 reduce the rate of or change the time for payment of PIK Interest on any Junior PIK Note;

(4)                                 waive a Default or Event of Default in the payment of principal of, or premium, if any, on, the Junior PIK Notes (except a rescission of acceleration of the Junior PIK Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Junior PIK Notes and a waiver of the Payment Default that resulted from such acceleration);

(5)                                 make any Junior PIK Note payable in money other than that stated in the Junior PIK Notes;

(6)                                 make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Junior PIK Notes to receive payments of principal of, or premium, if any, on, the Junior PIK Notes;

(7)                                 waive a redemption payment with respect to any Junior PIK Note;

(8)                                 make any change in the ranking or priority of any Junior PIK Note that would adversely affect the noteholders in any material respect;

(9)                                 impair the right of any holder of the Junior PIK Notes to receive payment of principal of such holder’s Junior PIK Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Junior PIK Notes;

(10)                          make any change in the provisions of the indenture described under “—Additional Amounts” that adversely affects the rights of any holder in any material respect or amend the terms of the Junior PIK Notes or the indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder or would otherwise adversely affect any noteholder for United States or Mexican tax purposes;

(11)                          make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Junior PIK Notes, the Company and the trustee may amend or supplement the indenture or the Junior PIK Notes:

(1)                                 to cure any ambiguity, defect or inconsistency;

(2)                                 to provide for uncertificated notes in addition to or in place of certificated notes;

(3)                                 to provide for the assumption of the Company’s obligations to holders of Junior PIK Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, as applicable;

(4)                                 to make any change that would provide any additional rights or benefits to the holders of Junior PIK Notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)                                 to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)                                 conform the text of the indenture to any provisions of this “Description of the Junior PIK Notes” to the extent that a portion of this description of notes was intended to be a verbatim recitation of the indenture or the Junior PIK Notes as evidenced by an officer’s certificate;

(7)                                 provide for the issuance of PIK Interest Notes under the indenture to the extent otherwise so permitted under the terms of the indenture;

(8)                                 evidence and provide for the acceptance of appointment by a successor trustee; or

(9)                                 amend the terms of the indenture or the Junior PIK Notes in order to qualify the Junior PIK Notes as equity for accounting purposes, if such change would not have a material adverse effect on the legal rights under the indenture of any holder of the Junior PIK Notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Junior PIK Notes issued thereunder, when:

(1)                                 either:

(a)                                 all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b)                                 all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in Mexican pesos, non-callable Government Securities, or a combination of cash in Mexican pesos and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire outstanding principal amount on the Junior PIK Notes not delivered to the trustee for cancellation for principal, premium, if any, and any Additional Amounts that may be due and payable, if any, to the date of redemption;

(2)                                 no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

(3)                                 the Company has paid or caused to be paid all sums payable by it under the indenture; and

(4)                                 the Company has delivered irrevocable written instructions to the trustee under the indenture to apply the deposited money toward the payment of the Junior PIK Notes on the Redemption Date.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.  The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Junior PIK Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions.  The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs.  Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Junior PIK Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

For so long as any Junior PIK Notes remain outstanding, the Company will make available to any noteholder or beneficial owner of an interest in the Junior PIK Notes, or to any prospective purchasers designated by such noteholder or beneficial owner, upon request of such noteholder or beneficial owner, the information required to be delivered under paragraph (d)(4) of Rule 144A unless, at the time of such request the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Book-Entry System; Delivery and Form

Except as set forth below, Junior PIK Notes will be issued in registered, global form without interest coupons, in minimum denominations of Ps.20,000 and integral multiples of Ps.20.00 in excess thereof (“Global Notes”). The Global Notes will be deposited with a common depositary for, and registered in the name of a common nominee of, Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream”).

Initially, the trustee will act as paying agent and registrar.  The Junior PIK Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Beneficial interests in the Global Notes may not be exchanged for Junior PIK Notes in certificated form (“Certificated Notes”) except in the limited circumstances described below.  See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of Euroclear and Clearstream and their direct or indirect participants (including, if applicable, those of DTC), which may change from time to time.

If the Junior PIK Notes are issued in the exchange offer, they will be issued in offshore transactions in reliance on Regulation S. Through and including the 40th day after the closing of the exchange offer (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Global Notes may be held only through Euroclear and Clearstream, unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “—Exchanges between Regulation S Global Notes and Rule 144A Global Notes.” Regulation S Global Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.”

If the Junior PIK Notes are issued under the Plan instead of the exchange offer, they will be issued pursuant to pursuant to section 1145(a) of the Bankruptcy Code, and therefore will not be deemed restricted securities. Accordingly, upon issuance, such Junior PIK Notes issued under the Plan will be freely tradable by any holder not deemed an underwriter in the public market without restriction or further registration under the Securities Act, subject to applicable law. See Annex B—Chapter 11 Plan of Reorganization.

The method for issuance and payment of the Junior PIK Notes will be described in greater detail in the indenture and the Global Notes.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)                                 Each of Euroclear and Clearstream (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depositary; or

(2)                                 there has occurred and is continuing an Event of Default with respect to the Junior PIK Notes.

Beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of Euroclear and/or Clearstream or any successor depositary in accordance with the indenture.  In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear and/or Clearstream or any successor depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such securities. See “Transfer Restrictions.”

Exchanges between Regulation S Global Notes and Rule 144A Global Notes

Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Notes only if:

(1)                                 such exchange occurs in connection with a transfer of the Junior PIK Notes pursuant to Rule 144A; and

(2)                                 the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the Junior PIK Notes are being transferred to a Person:

(a)                                 who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A;

(b)                                 purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

(c)                                  in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected by Euroclear or Clearstream by means of an instruction originated by the trustee. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of Euroclear or Clearstream may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

Governing Law

The indenture and the Junior PIK Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

As specified above, under Mexican monetary law (Ley Monetaria de los Estados Unidos Mexicanos), in the event that proceedings were brought in Mexico seeking to enforce the Company’s obligations under the Junior PIK Notes in Mexico, pursuant to an initial action or in connection with the enforcement of a judgment, the Company would not be required to discharge such obligations in Mexico in a currency other than Mexican currency.  According to such law, an obligation in a currency other than Mexican currency, which is payable in Mexico, may be satisfied in pesos at the rate of exchange in effect on the date and in the place payment occurs.  Such rate is currently determined by the Mexican Central Bank (Banco de México) every business banking day in Mexico and published the following business banking day in the Official Gazette of the Federation (Diario Oficial de la Federación).

Consent to Jurisdiction and Service

The Company will appoint C T Corporation System, 28 Liberty Street, New York, New York 10005 as its agent for actions brought Under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit (together with all other parties to the indenture) to the jurisdiction of such courts.

Certain Definitions

Set forth below are certain defined terms used in the indenture.  Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)                                 with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday or Sunday, or a day on which commercial banking institutions in The City of New York or Mexico City or place of payment are authorized or required by law, regulation or executive order to remain closed.

“Capital Stock” means:

(1)                                 in the case of a corporation, corporate stock;

(2)                                 in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                 in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)                                 any other interest or participation (however designated) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person, if any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Permitted Holders is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such Person, measured by voting power rather than number of shares;

(2)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                                 the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) other than the Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)                                 was a member of such Board of Directors on the date of the indenture; or

(2)                                 was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indenture” means the indenture dated as of October 11, 2013, among the Company, the guarantors named therein, Deutsche Bank Trust Company Americas, as indenture trustee, and Deutsche Bank Luxembourg, S.A., as Luxembourg sub-paying agent and transfer agent as amended, supplemented and otherwise modified pursuant to which the Company issued the old notes.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Government Securities” means direct obligations of, or obligations guaranteed by, Mexico (including any agency or instrumentality thereof) and the payment for which Mexico pledges its full fault and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS.  Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the Junior PIK Notes are first issued.

“Mexico” means the United Mexican States (Estados Unidos Mexicanos) and any branch of power thereof and any ministry, department, authority or statutory corporation or other entity (including a trust), owned or controlled directly or indirectly by the United Mexican States or any of the foregoing.

“old notes” means the Step-Up Junior PIK Notes due 2020, issued pursuant to the Existing Indenture.

“Permitted Holders” means Rodrigo Lebois Mateos, Enrique Castillo Sánchez Mejorada, Henry Davis Carstens, Alberto Martin Soberón, Ricardo Guillermo Amtmann Aguilar, Javier Molinar Horcasitas, Wilfrido Castillo Sánchez Mejorada and any Affiliates or immediate family of such persons.

“Permitted Junior Securities” means:

(1)                                 the Company’s capital stock; or

(2)                                 debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Junior PIK Notes are subordinated to Senior Indebtedness under the indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Peso Equivalent” means the equivalent in Mexican pesos of such amount, determined using an exchange rate of Ps.19.1645 per US$1.00, which is the “Exchange rate for settling obligations denominated in U.S. dollars payable in the Mexican Republic” (Tipo de cambio para solventar obligaciones denominadas en dólares de los EE.UU.A., pagaderas en la República Mexicana) published by the Bank of Mexico (Banco de México) in the Official Gazette (Diario Oficial de la Federación) on June 14, 2019.

“Plan” means the Joint Prepackaged Plan of Reorganization of Maxcom Telecomunicaciones, S.A.B. de C.V. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code in the form set forth in Exhibit B to this statement (including all exhibits annexed thereto and the plan supplement, as it may be modified, amended, or supplemented from time to time).

“Representative” means any trustee, agent or representative (if any) for Senior Indebtedness of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means:

(1)                                 the principal, including redemption payments, premium, if any, interest and other payment obligations in respect of (i) the Company’s indebtedness for money borrowed, (ii) the Company’s indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company, including any such securities issued under any deed, indenture or other instrument to which the Company is a party (including the Senior Notes described elsewhere in this statement) and (iii) guarantees of any of the foregoing;

(2)                                 all of the Company’s capital lease obligations;

(3)                                 all of the Company’s obligations issued or assumed as the deferred purchase price of property, all of the Company’s conditional sale obligations, all of the Company’s hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of the Company’s obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(4)                                 all of the Company’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)                                 all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

(6)                                 all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of the Company’s property or assets, whether or not such obligation is assumed by the Company; and

(7)                                 any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the Junior PIK Notes and (i) any such other securities to be issued by the Company in the future that contain express terms, or are issued under a deed, indenture or other instrument, which contains express terms, providing that such securities are subordinate to or rank equal with the Junior PIK Notes, (ii) trade accounts payable or accrued liabilities arising in the ordinary course of business, (iii) indebtedness owed by the Company to its Subsidiaries, which also will rank equally in right of payment and upon liquidation to the Junior PIK Notes,

(iv) any liability for Federal, state, local and other taxes owed or owing by the Company or its Subsidiaries and (v) indebtedness owed by the Company to any Permitted Holder or group of Permitted Holders (which indebtedness in the case of clause (v) shall rank junior in right of payment to the Junior PIK Notes).

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such Senior Indebtedness and the trustee or any of the holders.

“Subsidiary” means, with respect to any specified Person:

(1)                                 any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)                                 any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF THE PLAN

Terms not otherwise defined herein shall have the meanings set forth in the Joint Prepackaged Chapter 11 Plan of Maxcom Telecomunicaciones, S.A.B. de C.V. attached as Annex B hereto.

WE HAVE NOT COMMENCED A CHAPTER 11 CASE UNDER THE BANKRUPTCY CODE AND HAVE NOT FILED THE PLAN AT THIS TIME. THIS OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT SOLICITS ADVANCE ACCEPTANCE OF THE PLAN IN THE EVENT THAT WE DETERMINE TO COMMENCE THE CHAPTER 11 CASE AND THE PLAN IS FILED WITH THE BANKRUPTCY COURT, AND CONTAINS INFORMATION RELEVANT TO A DECISION TO ACCEPT OR REJECT THE PLAN.

The following is a summary of the material terms and provisions of the Plan. While we believe this summary covers the material terms and provisions of the Plan, it may not contain all of the information that is important to you. To the extent there is any inconsistency between this Offering Memorandum and Consent Solicitation Statement and the Plan regarding the terms of the Plan, the Plan shall control.

The Plan and this Offering Memorandum and Consent Solicitation Statement should be read and studied in their entirety before voting on the Plan. See “Risk Factors—Risks Related to the Plan of Reorganization” in this Offering Memorandum and Consent Solicitation Statement for a discussion of risks associated with the Plan and the transactions contemplated thereunder. You are urged to consult your counsel about the Plan and its effect on your legal rights before voting.

To allow us to effect a chapter 11 reorganization in the quickest and most cost efficient manner possible, we are soliciting acceptances of the Plan from holders of Impaired Claims and Interests entitled to vote under the Plan. Under the Plan, we expect that the Holders of the old notes will receive the same treatment with respect to their old notes Claims as they would in the exchange offer.  We may seek confirmation of the Plan by commencing the Chapter 11 Case in the event that the conditions to the out-of-court Restructuring are not satisfied, but we receive acceptances on the Plan from a sufficient amount and number of holders of the old notes so as to satisfy the Bankruptcy Threshold. The debtor in the Chapter 11 Case would be the Company (collectively, the “Debtor”). We refer to the Debtor, or any successor thereto by merger, consolidation or otherwise after the Effective Date of the Plan as “Reorganized Maxcom.”

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, IT WILL BIND ALL HOLDERS OF OUR OLD NOTES, REGARDLESS OF WHETHER THEY VOTED TO ACCEPT OR REJECT THE PLAN, OR DID NOT VOTE AT ALL.

Solicitations of Acceptances on the Plan

Usually, a plan of reorganization is filed and votes to accept or reject the plan are solicited following such a filing. A debtor may, however, solicit votes before the commencement of a reorganization case in accordance with section 1126(b) of the Bankruptcy Code and Rule 3018(b) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”). In accordance with such provisions, we are soliciting acceptances only from holders of the old notes for purposes of seeking confirmation of the Plan in the Chapter 11 Case.

Bankruptcy Rule 3018(b) requires that:

•                  the plan of reorganization be transmitted to substantially all creditors and interest holders entitled to vote on the plan;

•                  the time prescribed for voting to reject or accept such plan not be unreasonably short; and

•                  the solicitation of votes be in compliance with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in such solicitation or, if no such law, rule or regulation exists, votes be solicited only after the disclosure of adequate information.

Section 1125(a)(1) of the Bankruptcy Code describes “adequate information” as information of a kind and in sufficient detail as would enable a hypothetical reasonable investor typical of holders of Claims and Interests to make an informed judgment about the plan. With regard to a solicitation of votes before the commencement of a reorganization case, Bankruptcy Rule 3018(b) specifically provides that acceptances or rejections of the plan by holders of Claims and Interests before the commencement of a reorganization case will not be deemed acceptances or rejections of the plan if the Bankruptcy Court determines, after notice and a hearing, that the plan was not transmitted to substantially all creditors and equity security holders entitled to vote on the plan, that an unreasonably short time was prescribed for such creditors and equity security holders to vote on the plan, or that the solicitation was not otherwise in compliance with section 1126(b) of the Bankruptcy Code. If, however, the aforementioned conditions of the Bankruptcy Code and Bankruptcy Rules are met, all acceptances and rejections received before the commencement of the reorganization case and within the prescribed solicitation period will be deemed to be acceptances and rejections of the plan for purposes of confirmation under the Bankruptcy Code.

As further described herein, in the event that the conditions to the Exchange Offer are not satisfied or waived by the date on which acceptances are due and we receive from a sufficient number of holders of the old notes holding a sufficient amount of the old notes necessary to satisfy the Bankruptcy Threshold, we may:

•                  commence a chapter 11 case in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and file the Plan;

•                  file certain first day motions and seek to obtain entry of the orders approving such motions and schedule a hearing in the Bankruptcy Court on the earliest date possible to contemporaneously consider confirmation of the Plan and to approve this Offering Memorandum and Consent Solicitation Statement;

•                  send notices to all persons to whom such notices are required to be sent under the Bankruptcy Code, the Bankruptcy Rules, the Local Rules of the United States Bankruptcy Court for the Southern District of New York (the “Local Rules”) and to such other persons as ordered by the Bankruptcy Court, as soon as practicable after the commencement of the Plan proceeding;

•                  use our reasonable best efforts to obtain confirmation of the Plan by the Bankruptcy Court;

•                  use our reasonable best efforts to obtain the dismissal of any and all appeals and motions for reconsideration filed with respect to the Plan; and

•                  cause the Plan to become effective and the distributions provided for under the Plan to be commenced as promptly as possible on or following the day on which conditions to effectiveness set forth in the Plan have been satisfied or waived.

There can be no assurance, however, that the Bankruptcy Court will conclude that the requirements of section 1129 of the Bankruptcy Code for confirmation of the Plan have been met. The Bankruptcy Court may find that the Plan solicitation did not comply with all of the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules (including the requirement under section 1126(b) of the Bankruptcy Code that the Plan solicitation comply with any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure or that the Plan solicitation is made after disclosure of adequate information). In such an event, we may be required to resolicit votes on the Plan before seeking confirmation of the Plan, in which case the confirmation of the Plan could be delayed and possibly jeopardized.

Bankruptcy Rule 3016(b) provides that either a disclosure statement under section 1125 of the Bankruptcy Code or evidence showing compliance with section 1126(b) of the Bankruptcy Code must be filed with the Plan or within the time fixed by the court. This Offering Memorandum and Consent Solicitation Statement is presented to holders of our old notes to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3016(b) and 3018(b). We believe that this Offering Memorandum and Consent Solicitation Statement and the solicitation process we undertake will meet these requirements.

The Plan Solicitation is being conducted at this time to obtain the acceptance of our old notes, the only class of Claims entitled to vote on the Plan. If we commence the Chapter 11 Case, we will promptly seek to obtain an order of the Bankruptcy Court finding that the Plan solicitation was in compliance with section 1126(b) of the Bankruptcy

Code and Bankruptcy Rule 3018(b) and that the acceptance of the class consisting of the old notes can be used for purposes of confirmation of the Plan under chapter 11 of the Bankruptcy Code. We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Plan, provided that we may not make any amendment or modification to the Plan prohibited by the Plan.

As more fully described below, we are soliciting acceptances of the Plan only from Holders of old notes Claims in Class A (the “Voting Class”).

Summary of Classification and Treatment of Claims and Equity Interest Under the Plan

Class	Claim or Interest	Status	Voting Rights
A	old notes Claims	Impaired	Entitled To Vote
B	Other Secured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
C	General Unsecured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
D	Intercompany Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
E	Interests	Unimpaired	Deemed To Accept; Not Entitled To Vote

Note: This table is only a summary of the classification and treatment of claims and interests under the Plan. Reference should be made to the Plan attached to this statement as Annex B for a complete description of the classification and treatment of claims and interests.

To the extent a Class contains Allowed Claims or Allowed Interests with respect to the Debtor, the treatment provided to each Class for distribution purposes is specified below:

Class	Claim/Equity Interest	Treatment	Projected Recovery under the Plan
A	old notes Claims

In full and final satisfaction, settlement, release and discharge of and exchange for each Allowed old notes Claim, each Holder of an Allowed old notes Claim shall receive its Pro Rata share of (i) Senior Notes, (ii) Junior PIK Notes, (iii) the Cash Payment and (iv) Cash in an amount equal to the amount of interest accrued on the old notes up to the Effective Date. In addition, subject to the occurrence of the Effective Date, each Holder of Senior Notes who validly tendered and did not withdraw its old notes in the exchange offer prior to or on the early participation date shall receive the early participation consideration. For the avoidance of doubt, only Holders of old notes as of the June 14, 2019 Record Date and who validly tendered and did not withdraw its old notes in the exchange offer prior to or on the early participation date shall be eligible to receive the early participation consideration.

			77.4	%*

B	Other Secured Claims	Each holder of an Allowed Other Secured Claim shall, at the election of Reorganized Maxcom, (i) have the legal, equitable	100%

and contractual rights of such Holder Reinstated, or (ii) receive, at the option of Reorganized Maxcom, (A) Cash in an amount equal to such Allowed Other Secured Claim, or (B) such other treatment as renders its Allowed Other Secured Claim Unimpaired.

C	General Unsecured Claims	Holders of Allowed General Unsecured Claims shall receive Cash in amount equal to such Allowed General Unsecured Claims on the later of the Effective Date or in the ordinary course of business of the Debtor in accordance with the terms of the particular transaction giving rise to such Allowed General Unsecured Claim.	100%

D	Intercompany Claims	Each Allowed Intercompany Claims will remain Unimpaired.	100%

E	Interests	Subject to the Shareholder Contribution, on the Effective Date, the Allowed Interests in the Debtor shall all be reinstated.	100%

*  Minimum projected recovery per the Plan, consisting of the Senior Notes, the Junior PIK Notes, the cash portion of the consideration, accrued interest through October 1, 2019, and the early participation consideration, which amounts will be recognized on the Effective Date of the Plan.

Treatment of Unclassified Claims

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III of the Plan.

(i)            Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtor, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) on the Effective Date, or as soon as reasonably practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claims.

(ii)        Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed no later than 45 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code.  The Debtor shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

(iii)    Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Priority

Tax Claim: (a) the treatment provided by section 1129(a)(9)(C) of the Bankruptcy Code; (b) a Cash payment on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, equal to the amount of such Allowed Priority Tax Claim; or (c) such other less favorable treatment as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor.  If payment is made in accordance with section 1129(a)(9)(C), installment payments shall be made quarterly and interest shall accrue in accordance with 26 U.S.C. § 6621.  On the Effective Date, Liens securing such Allowed Secured Tax Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim may be paid in full in Cash in accordance with the terms of any agreement between the Debtor and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

(iv)     Other Priority Claims

Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Other Priority Claim: (a) the treatment provided by section 1129(a)(9) of the Bankruptcy Code; (b) a Cash payment on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, equal to the amount of such Allowed Other Priority Claim; or (c) such other less favorable treatment as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtor.

(v)         Payment of Statutory Fees

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation.  On and after the Effective Date, Reorganized Maxcom shall pay the applicable U.S. Trustee fees for Reorganized Maxcom until the entry of a Final Decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

(vi)     Trustee Expenses

On the Effective Date, Reorganized Maxcom shall pay all reasonable, documented, and unpaid fees, expenses and out-of-pocket costs (including the reasonable and documented fees and expenses of counsel to the Trustee) incurred by the Trustee through the Effective Date or incurred by the Trustee in connection with making distributions pursuant to the Plan, if any, except any such fees, costs and expenses as may be determined to have been caused by the Trustee’s gross negligence or willful misconduct.

Means for Implementation

A.            General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

B.            Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights.  Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Debtor reserves the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.  For the avoidance of doubt, no Claim in Class A shall be subject to subordination.

C.            Sources of Cash for Plan Distributions

All Cash consideration necessary for Reorganized Maxcom to make payments or distributions pursuant to this Plan shall be obtained from Cash of Reorganized Maxcom.  Further, Reorganized Maxcom and the Non-Debtor Guarantors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable Reorganized Maxcom to satisfy its obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtor’s historical intercompany account settlement practices and will not violate the terms of the Plan.

D.            Issuance of Senior Notes and Junior PIK Notes

On and after the Effective Date, Reorganized Maxcom is authorized to issue, execute, deliver or otherwise bring into effect, as the case may be, to or for the benefit of the Holders of Allowed old notes Claims, the Senior Notes, the Junior PIK Notes and any other instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, and take any other necessary actions in connection with the foregoing, in each case without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.  The issuance of the Senior Notes and the Junior PIK Notes shall be exempt from registration under section 1145 of the Bankruptcy Code and, to the extent applicable, under applicable securities laws.  All documents, agreements and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).  On the Effective Date, the guarantees, pledges, liens and other security interests granted pursuant to the Senior Notes indenture and the Collateral Documents have been and are granted in good faith as an inducement to the holders of old notes Claims to agree to the treatment afforded to them under the Plan and shall not be deemed to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Senior Notes indenture and the Collateral Documents.

E.             Vesting of Assets in Reorganized Maxcom

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated herein, on the Effective Date, all property of the Estate, all Causes of Action, and any property acquired by the Debtor pursuant to the Plan shall vest in Reorganized Maxcom, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, Reorganized Maxcom may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.              Corporate Existence

After the Effective Date, except as provided in the Plan, the New Governance Documents, or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement (as defined below under “—The Solicitation Package”), the Debtor shall continue to exist as of the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which the Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date.

G.            Vesting of Assets in Reorganized Maxcom

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in the Estate and all Causes of Action, shall vest in Reorganized Maxcom, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan or any other agreement or document related thereto or entered into in connection therewith, Reorganized Maxcom may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.           Discharge from Old Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in this Plan,: (1) the old notes indenture, the old notes Guarantees, the Subsidiary Guarantee, the Intercompany Trust Agreement, the Intercompany Subordination Agreement, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor giving rise to any Claim or Interest (except such certificates, mortgages, notes, or other instruments or documents evidencing indebtedness or obligations of or ownership interest in the Debtor that are specifically Reinstated or otherwise not Impaired under the Plan) shall be deemed cancelled, discharged, released and extinguished, and neither the Debtor nor the Non-Debtor Guarantors shall have any continuing obligations thereunder; and (2) the obligations of the Debtor pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor (except such agreements, certificates, mortgages, notes, or other instruments evidencing indebtedness or obligations of or ownership interests in the Debtor that are specifically Reinstated or otherwise not Impaired under the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to Reorganized Maxcom, except to the extent set forth in or provided for under this Plan.  Notwithstanding the foregoing and solely for the purpose set forth in this sentence, the following rights of the Collateral Agent and the Trustee shall remain in effect after the Effective Date: (1) rights to payment of fees, expenses and indemnification obligations, including from property distributed hereunder to the Collateral Agent and/or the Trustee, whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions made to Holders of Allowed old notes Claims by the Collateral Agent and/or the Trustee from any source, including distributions hereunder, (3) rights relating to representation of the interests of the Holders of old notes Claims by the Collateral Agent and the Trustee in the Chapter 11 Case to the extent not discharged or released hereunder or any order of the Bankruptcy Court, and (4) rights relating to participation by the Collateral Agent and the Trustee in any proceedings related to the Plan.  On and after the Effective Date, all duties and responsibilities of the Collateral Agent and the Trustee shall be discharged unless otherwise specifically set forth in or provided for under the Plan.

I.                Execution of Plan Documents

Except as otherwise provided herein, on the Effective Date, or as soon as practicable thereafter, Reorganized Maxcom shall be authorized to execute all instruments and other documents required to be executed under the Plan.

J.                Corporate Action

The Debtor or Reorganized Maxcom, as applicable, is authorized to take all further corporate actions necessary to effectuate the Plan and authorize each of the matters provided for by the Plan involving the corporate structure of the Debtor or corporate or related actions to be taken by or required of Reorganized Maxcom, whether taken prior to or as of the Effective Date.

K.            New Corporate Governance Documents

Solely to the extent required by applicable non-bankruptcy law, on or immediately before the Effective Date, Reorganized Maxcom will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation.  The New Corporate Governance Documents will be consistent with the provisions of the Plan and the Bankruptcy Code.  After the Effective Date, Reorganized Maxcom may amend and restate its New Corporate Governance Documents as permitted by the laws of its respective jurisdiction of formation and its respective New Corporate Governance Documents.

L.             Effectuating Documents; Further Transactions

On and after the Effective Date, Reorganized Maxcom, and the officers and/or members of the board of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

M.         Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

N.            Managers, Directors and Officers

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, and except as may otherwise be disclosed in the Disclosure Statement, as of the Effective Date, the directors and officers who are identified in the Plan Supplement shall serve as the initial board of directors and officers of Reorganized Maxcom.  Pursuant to section 1129(a)(5), the Debtor will disclose in the Plan Supplement, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on Reorganized Maxcom’s board of directors and, to the extent such Person is an Insider, the nature of any compensation for such Person.  After the Effective Date, the corporate governance and management of Reorganized Maxcom shall be determined by the applicable board of managers or board of directors in accordance with the laws of the applicable state or county of organization.

O.            Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, Reorganized Maxcom shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and Reorganized Maxcom’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or Reorganized Maxcom will not pursue any and all available Causes of Action against them.  The Debtor and Reorganized Maxcom expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, Reorganized Maxcom expressly reserves all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel, judicial, equitable, or otherwise, or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.  From and after the Effective Date, the Debtor or Reorganized Maxcom, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Bankruptcy Court.

Notwithstanding any provision in the Plan or any Order entered in the Chapter 11 Case, the Debtor and Reorganized Maxcom forever waive, relinquish, and release any and all Causes of Action the Debtor and its estate had, have, or may have that arise under sections 544, 547, 548 and 549 of the Bankruptcy Code against any Entity that is being rendered Unimpaired under the Plan and any Entity, including Professionals, with whom the Debtor is conducting and will continue to conduct business on and after the Effective Date.

P.              Directors and Officers Insurance Policies

Notwithstanding anything in the Plan to the contrary, Reorganized Maxcom shall be deemed to have assumed all of the Debtor’s D&O Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of Reorganized Maxcom’s foregoing assumption of each of the unexpired D&O Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtor under the Plan as to which no Proof of Claim need be filed. In addition, after the Effective Date, Reorganized Maxcom shall not terminate or otherwise reduce the coverage under any D&O Insurance Policy (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtor who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.            Indemnification Provisions in Organizational Documents

On and from the Effective Date, and except as prohibited by applicable non-bankruptcy law, Reorganized Maxcom shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in by- laws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, members, officers, managers, employees, attorneys, other professionals and agents of the Debtor; provided, however, such indemnification obligations shall not apply with respect to any act or omission constituting gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction, except to the extent of available insurance.

R.            Reinstatement of Equity Interests

On the Effective Date, all equity interests in each Debtor, including Intercompany Interests, shall be deemed reinstated without any additional act on the part of the Debtor or Reorganized Maxcom.

S.              Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the Senior Notes and the Junior PIK Notes pursuant to the Plan, and any and all settlement agreements incorporated herein, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, Regulation S of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable.

To the extent that the issuance of the Senior Notes and the Junior PIK Notes is covered by section 1145 of the Bankruptcy Code, except as otherwise provided in the Plan or the governing certificates or instruments, the Senior Notes and the Junior PIK Notes issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments, including any such restrictions any agreement governing the Senior Notes and the Junior PIK Notes; (b) the restrictions, if any, on the transferability of such securities and instruments; and (c) any other applicable regulatory approval.

Treatment of Executory Contracts and Unexpired Leases

A.             Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease (1) was assumed or rejected previously by the Debtor, (2) previously expired or terminated pursuant to its own terms; or (3) is the subject of a motion to reject filed on or before the Effective Date, if any.  Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption of such Executory Contracts or Unexpired Leases as set forth in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by a Bankruptcy Court order shall re-vest in and be fully enforceable by the applicable contracting Reorganized Maxcom in accordance with its terms notwithstanding any provision in such assumed Executory Contract or Unexpired Lease that prohibits, restricts or conditions such assumption, assignment or transfer.  Any provision in the assumed Executory Contracts and Unexpired Leases that purports to declare a breach or default based in whole or in part on the commencement or continuance of the Chapter 11 Case or any successor case is hereby deemed unenforceable.

B.             Claims Based on Rejection of Executory Contracts or Unexpired Leases

Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be classified as a General Unsecured Claim and shall be treated in accordance with Article III of the Plan, as applicable.

C.            Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Claims or defaults arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease are to be paid in full in the ordinary course by the applicable Debtor or Reorganized Maxcom, as applicable, subject to the rights of the Debtor or Reorganized Maxcom, as applicable, to assert or apply, as applicable, any defenses, setoffs, credits, or discounts available under the applicable assumed Executory Contract or Unexpired Lease or under applicable non-bankruptcy law, and, for the avoidance of doubt, such Claims or defaults shall not be released, expunged, discharged, or enjoined by the Plan or the Confirmation Order and there shall be no need or requirement for the counterparty to such Executory Contract or Unexpired Lease to file an Administrative Claim for such Claim or default.  Nothing in the Plan releases or discharges the applicable Debtor or Reorganized Maxcom from (1) obligations to fully satisfy Cure Claims on the Effective Date, or to the extent a dispute exists regarding the Cure Claim, upon entry of a Final Order resolving the dispute or upon mutual agreement between the applicable Debtor or Reorganized Maxcom and the applicable counterparty, or (2) Claims, defaults or obligations arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of such assumption of the applicable assumed Executory Contract or Unexpired Lease pursuant to the terms thereof.  In the event of a dispute regarding (1) the amount of any payment to cure such a default, (2) the ability of the applicable Reorganized Maxcom to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payment, if any, required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.  The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date the applicable Debtor or Reorganized Maxcom assume such Executory Contract or Unexpired Lease.  Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

Release, Injunction, and Related Provisions

A.            Releases by the Debtor

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise expressly provided for in the Plan, for good and valuable consideration, as of the Effective Date, to the extent permitted by applicable laws, the Released Parties are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released and discharged by the Debtor, Reorganized Maxcom, and the Estate from any and all actions,

Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether far tort, contract, violations of federal or state securities laws and Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, asserted or that could possibly have been asserted on behalf of the Debtor, that the Debtor, Reorganized Maxcom, or the Estate, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the old notes, the old notes indenture, the old notes Guarantees, the Subsidiary Guarantee, the Intercompany Trust Agreement, the Intercompany Subordination Agreement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or Reorganized Maxcom, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, solicitation, or preparation of the Disclosure Statement, the Plan, the Plan Supplement, or related agreements, instruments or other documents, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of Section 8.3 of the Plan shall have no effect on the liability of any of the Released Parties for gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction; provided further that nothing in Section 8.3 of the Plan shall release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement, or otherwise given effect under, the Plan, including the New Notes and any other agreement or document related thereto or entered into in connection therewith, as applicable.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in Section 8.3 of the Plan,  which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by Section 8.3 of the Plan; (c) in the best interests of the Debtor and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to the Debtor asserting any Claim or Cause of Action released by Section 8.3 of the Plan.

B.            Releases by the Releasing Parties

As of the Effective Date, to the extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtor, Reorganized Maxcom, the Estate, the Released Parties and each such Entity’s successors and assigns, current and former affiliates, subsidiaries, officers, directors, members, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such, and only if such Persons occupied any such positions at any time on or after the Petition Date, from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, demands, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws and Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, release by, or otherwise, that such Entity asserted or that could possibly have been asserted, or would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the old notes, the old notes indenture, the old notes Guarantees, the Subsidiary Guarantee, the Intercompany Trust Agreement, the Intercompany Subordination Agreement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or Reorganized Maxcom, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Releasing Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, solicitation, or preparation of the Disclosure Statement, the Plan, the Plan Supplement, or related agreements, instruments or other documents, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the provisions of Section 8.4 of the Plan shall have no effect on the liability of any of the Released Parties for gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction; provided further that nothing in Section 8.4 of the Plan shall release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement, or otherwise given effect under, the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in Section 8.4 of the Plan, which includes by reference each of the related provisions and definitions contained therein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) important to the Plan; (b) in exchange for the good and valuable consideration provided by the Debtor, Reorganized Maxcom, the Estate and the Released Parties; (b) a good faith settlement and compromise of the Claims released in Section 8.4; (c) in the best interests of the Debtor and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under Section 8.4 of the Plan from asserting any Claim or Cause of Action released by Section 8.4 of the Plan.

C.            Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct; provided, further, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan.  The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

D.            Injunction

Except as otherwise provided for in the Plan or for obligations issued pursuant to the Plan, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.3 or Section 8.4 of the Plan, discharged pursuant to Section 8.2 of the Plan, or are subject to exculpation pursuant to Section 8.5` of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, Reorganized Maxcom, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

The Solicitation Package

The following materials constitute the solicitation package (collectively, the “Solicitation Package”):

•                  the appropriate Ballots and applicable voting instructions;

•                  a pre-addressed, postage pre-paid return envelope; and

•                  the Offering Memorandum and Consent Solicitation Statement with all exhibits, including the Plan and any other supplements or amendments to these documents.

The Voting Class shall be sent paper copies of the appropriate Ballots and applicable voting instructions and flash drives containing the Offering Memorandum and Consent Solicitation Statement with all exhibits, including the Plan. Any party who desires paper copies of these documents may request copies by writing to the Information Agent and Exchange Agent. Our website and the information contained on our website are not part of this Offering Memorandum and Disclosure Statement. All parties entitled to vote to accept or reject the Plan shall receive a paper copy of each appropriate Ballot.

The plan supplement (the “Plan Supplement”) will be filed with the Bankruptcy Court no later than five business days before the hearing to consider confirmation of the Plan or such other date as may be approved by the Bankruptcy Court. The Plan Supplement means the compilation of documents and forms of documents, schedules, and exhibits to be filed on the Plan Supplement Filing Date, as amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, including the following documents: (a) the New Corporate Governance Documents; (b) a list of retained Causes of Action; (c) to the extent known, the identity of the members of the New Board; and (d) any and all other documentation necessary to effectuate the transactions contemplated by the Plan. The Company may subsequently amend, modify or supplement the Plan Supplement in accordance with the terms of the Plan and the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules.

Voting Deadline

The period during which Ballots with respect to the Plan will be accepted by the Information Agent and Exchange Agent will terminate on the Voting Deadline, which is 12:00 midnight (New York City time) on July 15, 2019, unless the Company extends the date until which Ballots will be accepted. Except to the extent the Company so determines or as permitted by the Bankruptcy Court, Ballots that are received after the Voting Deadline will not be counted or otherwise used by the Company in connection with the Company’s request for confirmation of the Plan (or any permitted modification thereof).

The Company reserves the absolute right, at any time or from time to time, to extend the period of time (on a daily basis, if necessary) during which Ballots will be accepted for any reason, including determining whether or not the requisite number of acceptances have been received. The Company will give notice of any such extension in a manner deemed reasonable to the Company in its discretion. As of the date of the Exchange Offer, we have no intention of extending such date.

Voting and Revocation Instructions

Only the Voting Class is entitled to vote to accept or reject the Plan, and they may do so by following the instructions below and the voting instructions attached to the Ballot. The failure of a Holder of a Claim or Interest in the Voting Class to deliver a duly executed Ballot on or before the Voting Deadline will be deemed to constitute an abstention by such Holder with respect to voting on the Plan, and such abstentions will not be counted as votes for or against the Plan.

We are providing the Solicitation Package to Holders of Claims in the Voting Class whose names (or the names of their nominees) appear as of the voting record date, which was June 14, 2019 in the records maintained by us.

If you hold Claims in the Voting Class that are registered in your own name, including by a participant in DTC whose name appears on a security position listing as the owner of the old notes, you can vote on the Plan by completing the information requested on the appropriate Ballot, signing, dating and indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Information Agent and Exchange Agent before the Voting Deadline, 12:00 midnight (New York City time) on July 15, 2019 (unless the Voting Deadline is extended, in which case the Ballots must be received by the Information Agent and Exchange Agent by any subsequent time or date to which the Voting Deadline is extended).

If you are a beneficial owner holding securities as a record holder in your own name you should complete the information requested on the Ballot, indicate your vote on the Ballot, and return the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by the Information Agent and Exchange Agent before the Voting Deadline.

If you are a beneficial owner holding securities through a broker, dealer, commercial bank, trust company or other nominee, or your “nominee,” you can vote on the Plan in one of the two following ways:

•                  If your Ballot has already been signed (or “prevalidated”) by your nominee (as described below), you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage-paid envelope so that it is actually received by the Information Agent and Exchange Agent before the Voting Deadline.

•                  If your Ballot has not been signed (or “prevalidated”) by your nominee, you can vote on the Plan by completing the information requested on the Ballot, indicating your vote on the Beneficial Ballot, and returning the completed original Beneficial Ballot to your nominee in sufficient time for your nominee then to process the Ballot, incorporate your vote on a master Ballot, and return the master Ballot to the Information Agent and Exchange Agent so that the master Ballot is actually received by the Information Agent and Exchange Agent before the Voting Deadline. If no self-addressed, postage pre-paid envelope was enclosed for this purpose, the nominee must be contacted for instructions.

Any Ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Information Agent and Exchange Agent that Ballot (properly validated) or a Master Ballot that reflects the vote of such beneficial owner.

If you are a broker, dealer, commercial bank, trust company or other nominee that is the registered holder of securities, please forward a copy of this Offering Memorandum and Disclosure Statement, the appropriate Ballot, and any other enclosed materials to each beneficial owner as of the voting record date and arrange for beneficial owners to vote in accordance with the voting procedures described herein and:

•                  If you have signed (or “prevalidated”) a Ballot by: (1) signing the Ballot; (2) indicating on the Ballot the name of the registered holder and the amount of securities held by the nominee; and (3) forwarding such Ballot together with the solicitation package and other materials requested to be forwarded, to the beneficial owner for voting, then the beneficial owner must vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot in the enclosed, pre-addressed, postage pre-paid envelope so that it is actually received by Information Agent and Exchange Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” Ballots were delivered should be maintained by the nominee for inspection for at least one year from the Voting Deadline.

•                  If you have not signed (or “prevalidated”) the appropriate Ballot, then you, as nominee, may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with this Offering Memorandum and Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner may vote on the Plan by completing the information requested on the Ballot, indicating its vote on the Ballot, and returning the completed original Ballot to you, as nominee. After collecting the Ballots, you, as nominee, should, in turn, complete a master Ballot compiling the votes and other information from the Ballot, execute the master Ballot, and deliver the master Ballot to the Information Agent and Exchange Agent so that it is actually received by the Information Agent and Exchange Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Information Agent and Exchange Agent (along with the master Ballot) or be retained by nominees for inspection for at least one year from the Voting Deadline.

Each nominee should advise its beneficial owners to return their Ballots to the nominee by a date calculated by the nominee to allow it to prepare and return the master Ballot to Information Agent and Exchange Agent so that it is actually received by Information Agent and Exchange Agent before the Voting Deadline.

Any Holder of a Claim in the Voting Class that has not received a Ballot should contact its nominee or the Information Agent and Exchange Agent at its address and telephone number on the back cover of this Offering Memorandum and Disclosure Statement.

We have engaged the Information Agent and Exchange Agent as the noticing, claims and balloting agent to assist in the balloting and tabulation process. The Information Agent and Exchange Agent will process and tabulate Ballots for the Voting Classes and will file a voting report as soon as practicable on or after the Petition Date.

Any Ballot that is properly executed by the Holder of a Claim, but which does not clearly indicate an acceptance or rejection of the Plan or which indicates both an acceptance and a rejection of the Plan, shall not be counted at all.

Each Holder of a Claim in the Voting Class must vote all of their Claims either to accept or reject the Plan and may not split their votes.

All Ballots are accompanied by a pre-addressed, postage pre-paid envelope. It is important to follow the specific instructions provided on each Ballot.

Acceptances or rejections may be withdrawn or revoked at any time before the Voting Deadline by the beneficial owner on the voting record date who completed the original master Ballot or Ballot, or by the nominee who completed the master Ballot in such beneficial owner’s name, as the case may be. However, after commencement of a reorganization case in connection with the Plan, withdrawal or revocation of votes accepting or rejecting the Plan may be effected only with the approval of the Bankruptcy Court.

Acceptances or rejections in regard to the Plan may be withdrawn or revoked before commencement of a reorganization case in connection with the Plan by complying with the following procedures: (a) a Holder of a Claim in the Voting Class should deliver a written notice of withdrawal or revocation to the record holder for endorsement and delivery to the Information Agent and Exchange Agent and (b) a record Holder of a Claim in the Voting Class who voted securities held for their own account should deliver a written notice of withdrawal or revocation to the Information Agent and Exchange Agent.

To be effective, a notice of revocation and withdrawal must:

•                  be timely received by the Information Agent and Exchange Agent at its address specified on the back cover of this Offering Memorandum and Disclosure Statement;

•                  specify the name and/or customer account number of the beneficial owner whose vote on the Plan of reorganization is being withdrawn or revoked;

•                  contain the description of the Claim as to which a vote on the Plan of reorganization is withdrawn or revoked; and

•                  be signed by the beneficial owner of the Claim who executed the Ballot reflecting the vote being withdrawn or revoked, or by the nominee who executed the master Ballot reflecting the vote being withdrawn or revoked, as applicable, in each case in the same manner as the original signature on the Ballot or master Ballot, as the case may be.

After the commencement of a reorganization case in connection the Plan, a notice of withdrawal of a previously furnished Ballot or master Ballot will not be effective without the approval of the Bankruptcy Court.

Note to Holders of Claims in the Voting Class

By signing and returning a Ballot, each Holder of a Claim in the Voting Classes will be certifying to the Bankruptcy Court and us that, among other things:

•                  the Holder has received and reviewed a copy of the Offering Memorandum and Consent Solicitation Statement and Solicitation Package and acknowledges that the solicitation is being made pursuant to the terms and conditions set forth therein;

•                  the Holder has cast the same vote with respect to all Claims, as applicable, in the same respective class; and

•                  no other Ballots with respect to the same Claim have been cast, or, if any other Ballots have been cast with respect to such Claims, then any such Ballots are thereby revoked.

Voting Tabulation

The Ballot does not constitute, and shall not be deemed to be, a proof of claim or an assertion or admission of a claim. Only Holders of Claims in the Voting Class shall be entitled to vote with regard to such Claims.

Unless the Company decides otherwise, Ballots received after the Voting Deadline may not be counted. The method of delivery of the Ballots to be sent to the Information Agent and Exchange Agent is at the election and risk of each Holder of a Claim in the Voting Class. Except as otherwise provided herein, or if you have been provided a prevalidated Beneficial Ballot, a prevalidated Ballot will be deemed delivered only when the Information Agent and Exchange Agent actually receives the original executed Ballot. No Ballot should be sent to us or any of our agents (other than the Information Agent and Exchange Agent), or to our financial or legal advisors.

We reserve the right to use the acceptances to seek confirmation of any permitted amendment or modification of the Plan, provided that we may not make any amendment or modification to the Plan prohibited by the Plan.

The Bankruptcy Code may require the Company to disseminate additional solicitation materials if the Company makes material changes to the terms of the Plan or if the Company waives a material condition to confirmation of the Plan. In that event, the solicitation will be extended to the extent directed by the Bankruptcy Court.

If multiple Ballots are received from the same Holder with respect to the same Claim in the respective Voting Class, the last Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot. Holders of a Claim in the Voting Class must vote all of their Claims or Interests, as applicable, either to accept or reject the Plan and may not split their vote. Accordingly, a Ballot that partially rejects and partially accepts the Plan will not be counted. Further, to the extent there are multiple Claims in the same Voting Class, we may, in our discretion, and to the extent possible, aggregate the respective Claims of any particular Holder within the particular class for the purpose of counting votes.

In the event a designation of lack of good faith is requested by a party in interest under section 1126(e) of the Bankruptcy Code, the Bankruptcy Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.

To the extent that we commence the Chapter 11 Case, we will file with the Bankruptcy Court, on the Petition Date, or as soon as practicable thereafter, the voting report prepared by the Information Agent and Exchange Agent. We are accepting the Master Ballot via E-mail. The voting report shall, among other things, delineate every Ballot that does not conform to the voting instructions or that contains any form of irregularity, including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or damaged. The voting report also shall indicate our intentions with regard to such irregular Ballots. Neither we nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots other than as provided in the voting report, nor will any of them incur any liability for failure to provide such notification.

Confirmation of the Plan

If we commence the Chapter 11 Case, we will promptly request that the Bankruptcy Court hold a hearing to consider confirmation of the Plan (the “Confirmation Hearing”), including a determination that the Plan Solicitation was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure or, if there is not any such law, rule or regulation, was made after disclosure of adequate information as defined in the Bankruptcy Code, upon such notice to parties in interest as is required by the Bankruptcy Code and the Bankruptcy Court. Bankruptcy Rule 2002(b) requires no less than 28 days’ notice by mail of the time for filing objections to confirmation of the Plan and of the time and place of the confirmation hearing, unless the Bankruptcy Court shortens or lengthens this period. Parties in interest, including all Holders of the old notes, will be provided notice by mail, or by publication if required by the Bankruptcy Court, of the date and time fixed by the Bankruptcy Court for the Confirmation Hearing.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. The Bankruptcy Court will also establish procedures for the filing and service of objections to confirmation of the Plan. Such procedures will be described to parties in interest in the notice informing them of the time for filing objections to confirmation of the Plan.

ANY OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT IN ACCORDANCE WITH APPLICABLE BANKRUPTCY RULES AND ANY PROCEDURES ESTABLISHED BY THE BANKRUPTCY COURT.

In order for the Plan to be confirmed, and regardless of whether all impaired classes of Claims and Interests vote to accept the Plan, the Bankruptcy Code requires that the Bankruptcy Court determine that the Plan complies with the requirements of section 1129 of the Bankruptcy Code. Section 1129 of the Bankruptcy Code sets forth certain requirements that must be met in order for a plan of reorganization to be confirmed including, among other things, that:

•                  except to the extent the Plan meets the “nonconsensual confirmation” standards, the Plan be accepted by each impaired class of Claims and Interests by the requisite votes of Holders of Claims and Interests in such impaired classes;

•                  the Plan is feasible (that is, there is a reasonable probability that we will be able to perform our obligations under the Plan and continue to operate our business without the need for further financial reorganization) (see “Feasibility of the Plan” below); and

•                  the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, which requires that, with respect to each impaired class, each Holder of a Claim or Interest in such class either hypothetically (1) accepts the Plan or (2) receives at least as much pursuant to the Plan as such Holder would receive in a liquidation under chapter 7 of the Bankruptcy Code (see “Best Interests Test” below).

In addition, we must demonstrate in accordance with section 1129 of the Bankruptcy Code that:

•                  the Plan is proposed in good faith;

•                  the Plan complies with the Bankruptcy Code;

•                  payments for services or costs and expenses in or in connection with the case, or in connection with the Plan, have been approved by or are subject to the approval of the Bankruptcy Court;

•                  the individuals to serve as our officers and directors have been disclosed and their appointment or continuance in such office is consistent with the interests of creditors and interest holders;

•                  the identity of any insider that will be employed or retained by us is disclosed, as well as any compensation to be paid to such insider;

•                  all statutory fees have been or will be paid; and

•                  the Plan provides for the continued maintenance of retiree benefits, if any, at a certain level.

Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan of reorganization, unless the “cram-down” requirements of section 1129(b) of the Bankruptcy Code are met. Classes of claims or interests that are not “impaired” under a plan are conclusively presumed to have accepted the plan and are not entitled to vote.

Feasibility of the Plan

As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that Confirmation is not likely to be followed by either a liquidation or the need to further reorganize the debtor. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, our management believes that Reorganized Maxcom will possess the ability to meet its obligations under the Plan and to maintain sufficient liquidity and capital resources to conduct their businesses.

Thus, we believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of Reorganized Maxcom. In general, as will be illustrated by certain financial projections developed by our management team and which will be filed with the Bankruptcy Court on or before the date for filing the Plan Supplement (the “Projections”) illustrated by the Projections, we believe that with a significantly de-leveraged capital structure, Reorganized Maxcom will be viable. We also believe that Reorganized Maxcom will have sufficient liquidity to fund obligations as they arise, thereby maintaining value. Accordingly, we believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. We, together with our advisors, prepared the Projections in good faith, based upon estimates and assumptions developed by our management team.

Best Interests Test

As will be further described in the Liquidation Analysis that will be filed with the Bankruptcy Court on or prior to the date for filing the Plan Supplement, even if the Plan is accepted by each impaired class of Claims and Interests, section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must determine that either (i) each member of an impaired class of Claims or Interests has accepted the Plan or (ii) the Plan will provide each non-accepting member of an impaired class of Claims or Interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under chapter 7 of the Bankruptcy Code. If all members of an impaired class of Claims or Interests accept the Plan, the best interests test does not apply with respect to that class.

The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in the context of a chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with section 726 of the Bankruptcy Code, which requires that no junior creditor receive any distribution until all senior creditors are paid in full, and then compared to the value of the property that is proposed to be distributed under the Plan on the date the Plan becomes effective.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including:

•                  the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•                  the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; and

•                  substantial increases in claims that would be satisfied on a priority basis or on a parity with creditors in a chapter 11 case.

As will be detailed in the Liquidation Analysis that will be attached to the Plan Supplement, we believe that the distributions to be made to Holders of old notes under the Plan will provide each such Holder with a recovery that is not less than it would receive pursuant to our hypothetical liquidation under chapter 7 of the Bankruptcy Code.

Conditions to the Effective Date

In addition to all standard conditions to the Plan becoming effective, including without limitation, that the Confirmation Order become a final and non-appealable order, the Plan requires that the Shareholder Contribution Amount shall have been paid as a condition to the Effective Date.

ANTICIPATED EVENTS IN A CHAPTER 11 CASE

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Pursuant to chapter 11, a debtor may remain in possession of its assets, continue to manage its business and attempt to reorganize its business for the benefit of the debtor, its creditors and other parties in interest. The commencement of a chapter 11 case creates an estate comprising all the legal and equitable interests of a debtor in its property as of the date the petition is filed. Sections 1107 and 1108 of the Bankruptcy Code provide that a debtor may continue to operate its business and remain in possession of its property as a “debtor in possession,” unless the Bankruptcy Court orders the appointment of a trustee. The commencement of a chapter 11 case also triggers the automatic stay provisions of the Bankruptcy Code. Section 362 of the Bankruptcy Code provides, among other things, for an automatic stay of all attempts to collect prepetition claims from the debtor or otherwise interfere with its property or business. Except as otherwise ordered by the Bankruptcy Court, the automatic stay generally remains in full force and effect until confirmation of a plan of reorganization.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of a chapter 11 case, the Office of the United States Trustee (the “U.S. Trustee”) is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the U.S. Trustee deems appropriate. However, it is not uncommon for the U.S. Trustee to not appoint a creditors’ committee in cases where solicitation of a Plan has been conducted before the Petition Date and the Plan is supported by the impaired class or classes of creditors under the Plan. Should we commence the Chapter 11 Case, we will seek a waiver of this requirement.

Pursuant to section 1103 of the Bankruptcy Code, a committee appointed under section 1102 of the Bankruptcy Code may:

•                  consult with the trustee or debtor in possession concerning the administration of the chapter 11 case;

•                  investigate the acts, conduct, assets, liabilities and financial condition of the debtor, the operation of the debtor’s business and the desirability of the continuance of such business and any other matter relevant to the case or to the formulation of a plan;

•                  participate in the formulation of a plan, advise those represented by such committee of such committee’s determinations as to any plan formulated and collect and file with the court acceptances or rejections of a plan;

•                  request the appointment of a trustee or examiner under section 1104 of the Bankruptcy Code; and

•                  perform such other services as are in the interest of those represented by the committee.

Furthermore, pursuant to section 1109(b) of the Bankruptcy Code, upon the commencement of the chapter 11 case, any party in interest, including the debtor, a creditors’ committee, an equity security holders’ committee, a creditor, an equity security holder or any indenture trustee may raise and may appear and be heard on any issue in the chapter 11 case.

The formulation and confirmation of a plan of reorganization is the principal objective of a chapter 11 case. The plan sets forth the means for satisfying the claims against and interests in the debtor. The Plan we propose will pay all administrative and priority claims in full, provide the consideration to holders of the old notes set forth in this Offering Memorandum and Consent Solicitation Statement and leave all other claims and interests unaltered by the Plan.

In order to facilitate the Chapter 11 Case and minimize disruption to our business and maximize the probability of a successful restructuring, we will seek certain relief, including but not limited to, the relief summarized below.  The relief sought will facilitate the administration of the Chapter 11 Case; however, there is no guarantee that the Bankruptcy Court will grant any or all of the requested relief.

Voluntary Petition

We will file a chapter 11 bankruptcy petition on the Petition Date, which will commence the Chapter 11 Case.

Expected Timetable of the Chapter 11 Case

We expect the Chapter 11 Case to proceed quickly, and believe that since the Plan seeks to confirm a prepackaged plan of reorganization where no class of claims or interests is proposed to be crammed down, that we should be able to proceed with confirmation of the Plan quickly.

We cannot assure you, however, that the Bankruptcy Court will approve the Plan on the timetable we will propose.  On the Petition Date, we will promptly request the Bankruptcy Court to set a hearing date to approve the Disclosure Statement and to confirm the Plan approximately 30 to 45 days after the Petition Date or even more quickly as the Bankruptcy Court may permit.  If the Plan is confirmed, the Effective Date of the Plan is projected to be as soon as practicable after the date the Bankruptcy Court enters the Confirmation Order and the Confirmation Order becomes a Final Order and the other conditions to Consummation of the Plan are satisfied or waived.

First Day Relief

In addition to the motion to set a hearing on approval of the Disclosure Statement and the Plan, we intend to file certain motions that we believe will permit the Chapter 11 Case to proceed on an efficient and expedited basis so as to permit us to obtain confirmation of the Plan, including (i) a motion seeking an extension and potential waiver of the requirement to file schedules, (ii) a motion asking the United States Trustee’s office to dispense with the requirement of convening a 341 creditors meeting and formation of an unsecured creditors committee (see following paragraph) and (iii) certain procedural and administrative motions, including applications to retain the various Professionals who will be assisting us in the Chapter 11 Case.

Pursuant to section 1102 of the Bankruptcy Code, upon the commencement of a chapter 11 case, the Office of the United States Trustee (the “U.S. Trustee”) is required to appoint a committee of creditors holding unsecured claims and may appoint additional committees of creditors or of equity security holders as the U.S. Trustee deems appropriate.  However, it is not uncommon for the U.S. Trustee to not appoint a creditors’ committee in cases where solicitation of a Plan has been conducted before the Petition Date and the Plan is supported by the impaired class of creditors under the Plan.

TRANSFER RESTRICTIONS

The following description of transfer restrictions is only applicable to the exchange offer. See “Description of the Plan” for transferability of Senior Notes and Junior PIK Notes issued under the Plan.

The New Notes and the related guarantees have not been registered, and will not be registered, under the Securities Act or any state securities laws, and the New Notes may not be offered or sold except pursuant to an effective registration statement or pursuant to transactions exempt from, or not subject to, registration under the Securities Act.  Accordingly, the New Notes and the related guarantees to be issued in the exchange offer are being offered and issued only outside of the United States, to certain persons, other than U.S. persons, in offshore transactions meeting the requirements of Rule 903 of Regulation S under the Securities Act.

Purchasers’ Representations and Restrictions on Resale and Transfer

By exchanging its old notes for New Notes, each recipient of New Notes will be deemed to have represented and agreed as follows:

(1)          it is obtaining the New Notes and the related guarantees for its own account or an account with respect to which it exercises sole investment discretion and it and any such account is a non-U.S. person that is outside the United States;

(2)          it acknowledges that the New Notes and the related guarantees have not been registered under the Securities Act or with any securities regulatory authority of any state and may not be offered or sold within the United States;

(3)          it understands and agrees that the New Notes will be represented by a global note;

(4)          it will not resell or otherwise transfer any of such New Notes prior to (i) the date which is one year (or such other period of time as permitted by Rule 144(d) under the Securities Act or any successor provision thereunder) after the later of the date of original issuance of the New Notes and (ii) such later date, if any, as may be required by applicable laws, except (a) to us or any of our subsidiaries, (b) within the United States to a qualified institutional buyer in a transaction complying with Rule 144A under the Securities Act, (c) outside the United States in compliance with Rule 903 or 904 under the Securities Act, (d) pursuant to an exemption from registration under the Securities Act (if available) or (e) pursuant to an effective registration statement under the Securities Act;

(5)          it agrees that it will give to each person to whom it transfers the New Notes notice of any restrictions on transfer of such New Notes;

(6)          it acknowledges that prior to any proposed transfer of New Notes (other than pursuant to an effective registration statement or in respect of New Notes sold or transferred either pursuant to (a) Rule 144A or (b) Regulation S) the holder of such New Notes may be required to provide certifications relating to the manner of such transfer as provided in the indenture;

(7)          it acknowledges that the trustee, registrar or transfer agent for the New Notes may not be required to accept for registration or transfer of any New Notes acquired by it, except upon presentation of evidence satisfactory to us that the restrictions set forth herein have been complied with;

(8)          it acknowledges that we, the dealer manager and the solicitation agent and other persons will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements and agrees that if any of the acknowledgements, representations and agreements deemed to have been made by its exchange of the New Notes are no longer accurate, it will promptly notify us and the dealer manager and solicitation agent;

(9)          if it is acquiring the New Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgements, representations and agreements on behalf of each account; and

(10)   the exchange offer is not being made to, and any offers to exchange will not be accepted from, or on behalf of, eligible holders of the old notes in any jurisdiction in which the making of such offer would not be in compliance with the laws and regulations of such jurisdiction.

Legends

The following is the form of restrictive legend which will appear on the face of the global notes and which will be used to notify transferees of the foregoing restrictions on transfer.  This legend will only be removed with our consent.  If we so consent, it will be deemed to be removed.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE.  BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING, (A) IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR (B) IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 903 OR 904 OF REGULATION S AND, WITH RESPECT TO (A) AND (B), EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO SUCH ACCOUNT, (2) AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT (A) (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (III) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (IV) IN AN OFFSHORE TRANSACTION COMPLYING WITH THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.  AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE RESPECTIVE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

PRIOR TO EXPIRATION OF THE 40-DAY DISTRIBUTION COMPLIANCE PERIOD (AS DEFINED IN REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)), THIS SECURITY MAY NOT BE REOFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF THE INDENTURE REFERRED TO HEREIN.

Prior to the registration of any transfer in accordance with clause (2)(A)(V) of the global note legend, we reserve the right to require the delivery of such legal opinions, certifications, or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws.  No representation is made as to the availability of any exemption from the registration requirements of the Securities Act.

The applicable Resale Restriction Period may be extended in our discretion, in the event of one or more issuances of additional notes, as described under “Description of the Senior Notes—Additional Notes” and “Description of the Junior PIK Notes—Additional Notes”

Notice to Prospective Investors in the European Economic Area

The New Notes that are the subject of the transactions contemplated by this statement may not be offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of the Insurance Mediation Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a “qualified investor” as defined in the Directive 2003/71/EC (as amended or superseded, including by Directive 2010/73/EU) (the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No. 1286/2014 (the “PRIIPs Regulation”) for offering or selling the New Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the New Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

This statement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of the Prospectus Directive that are also (i) persons who have professional experience in matters relating to investments falling within article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, and other persons to whom it may be lawfully communicated (each such person being referred to as a “relevant person”).  This statement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.  Any investment or investment activity to which this statement relates will be available only to relevant persons and will be engaged in only with relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Mexico

The New Notes have not been registered with the National Securities Registry (Registro Nacional de Valores) maintained by the CNBV and may not be publicly offered or sold in Mexico, except that the New Notes may be offered to Mexican institutional and qualified investors solely pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores).

TAXATION

The following is a general summary of certain Mexican federal and U.S. federal income tax consequences related to participation in the exchange offer as well as the ownership and disposition of New Notes, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to exchange old notes for New Notes in the exchange offer or to hold or dispose of the New Notes.  This summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than the federal income tax laws of the United States and the Mexican Federal Income Tax Law (Ley del Impuesto Sobre la Renta, or the “Mexican Income Tax Law”).

This summary is for general information only and is based on the federal tax laws of Mexico and federal income tax laws of the United States as in effect on the date of this statement, as well as rules and regulations of Mexico and regulations, rulings and decisions of the United States available on or before this date and now in effect.  All of the foregoing are subject to change, possibly with retroactive effect, which could affect the continued validity of this summary.

Holders of old notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences (including tax consequences under any state or municipal law of Mexico or the United States or under any applicable double taxation treaty which is in effect) of participation in the exchange offer and of the ownership or disposition of the New Notes, including the particular tax consequences to them in light of their particular investment circumstances.

Certain Mexican Federal Income Tax Considerations

The summary below does not address all federal, state or municipal Mexican tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors.

The following is a general summary of the principal consequences, under the provisions of the Mexican Income Tax Law, as in effect on the date of this statement and all of which are subject to change or to new or different interpretations, of the ownership and disposition of the New Notes and the exchange of the old notes for New Notes exclusively by a foreign holder.  As used in this statement, a “foreign holder” means a beneficial owner of the New Notes that:

•                       is not a resident of Mexico for tax purposes; and

•                       does not hold the New Notes or a beneficial interest in the New Notes through a permanent establishment in Mexico for tax purposes, to which the holding of the New Notes, or the income received from the New Notes or from the exchange of old notes for New Notes, is attributable for tax purposes.

For purposes of Mexican taxation, tax residency is a highly technical definition that involves the application of a number of factors.  Generally:

•                       an individual is a resident of Mexico if the individual has established his or her home in Mexico.  When such individual has a home in another country, the individual will be considered a resident of Mexico for tax purposes if his/her center of vital interest is located in Mexico, which is deemed to occur if (i) more than 50% of such individual total income, in any calendar year, is derived from a Mexican source, or (ii) such individual’s principal center of professional activities is located in Mexico.  Mexican nationals that are employed by the Mexican government are deemed to be residents of Mexico, even if his/her center of vital interest is located outside of Mexico.  Unless otherwise proven, Mexican nationals are deemed to be residents of Mexico for tax purposes;

•                       a legal entity is considered a Mexican tax resident if it maintains the principal administration of its business or the effective location of its management in Mexico; and

•                       a permanent establishment in Mexico of a foreign person will be treated as a resident of Mexico for tax purposes, and that permanent establishment will be required to pay taxes in Mexico in accordance with applicable Mexican tax laws, in respect of all income attributable to such permanent establishment.

For purposes of Mexican taxation, an individual or corporation that does not satisfy the requirements to be considered a resident of Mexico is deemed a non-resident of Mexico.

Capital Gains Resulting from the Exchange.  The exchange of old notes for New Notes by a foreign holder pursuant to the exchange offer will be considered a taxable event for Mexican tax purposes.  As a result of such event, a foreign holder could be subject to income tax on gains obtained on the exchange of the old notes for New Notes pursuant to the exchange offer, as described in the following paragraph.

Gains, if any, obtained by foreign holders on the exchange of old notes for New Notes pursuant to the exchange offer will be considered interest income, and as such are subject to Mexican income tax withholding (as described below).  The foreign holder’s basis in the old notes will be the amount originally received by us when such old notes were issued.  The gain or loss obtained by a foreign holder will be determined by subtracting the foreign holder’s basis in the old notes from the consideration received by the foreign holder (including the early participation consideration and accrued interest paid).

Subject to the discussion below regarding accrued and unpaid interest, we do not expect the exchange to produce any gain subject to Mexican income tax withholding, and therefore we currently do not intend to withhold any amounts from the consideration paid to a foreign holder pursuant to the exchange offer.  If, contrary to our expectation, a foreign holder recognizes a gain on the exchange offer and is subject to Mexican income tax withholding, we will pay to such foreign holder additional amounts relating to such Mexican withholding taxes as may be necessary so that the payment of consideration to the foreign holder will not be less than the amount provided for to be then due and payable under the exchange offer in the absence of such withholding.

Accrued and Unpaid Interest.  Accrued and unpaid interest on the old notes received by the foreign holder will be subject to the Mexican income tax withholding (as described below). Pursuant to the terms of the old notes, subject to specified exceptions and limitations, we are obligated to pay Additional Amounts relating to such Mexican withholding taxes.

Interest Payments.  Under the Mexican Income Tax Law, payments of interest on the old notes and New Notes (which interest would be deemed to include payments of principal in excess of the issue price of the New Notes, that under the Mexican Income Tax Law would be deemed interest) made by us or a subsidiary guarantor that is resident in Mexico for tax purposes, to a foreign holder, will generally be subject to a Mexican withholding tax assessed at a rate of 4.9%, if, as expected, the following requirements are met:

•                  the old notes were, and the New Notes are, placed outside of Mexico in a public offering through banks or brokerage houses, in a country with which Mexico has entered into a treaty for the avoidance of double taxation which is in effect;

•                  with respect to the New Notes, a notice is filed before the CNBV describing the main characteristics of the New Notes offering pursuant to Article 7 of the Mexican Securities Market Law (Ley del Mercado de Valores); and

•                  with respect to the New Notes, the information requirements specified from time to time by the Mexican Tax Administration Service (Servicio de Administracion Tributaria) under its general rules, including, after completion of the offering of the New Notes, the filing of certain information related to the New Notes offering and this statement, are duly and timely complied with.

Payment of interest on the old notes and the New Notes made by us, or any subsidiary guarantor, to non-Mexican pension and retirement funds will be exempt from Mexican withholding tax provided that:

•                  the applicable fund is duly incorporated pursuant to the laws of its country of residence and is the beneficial owner of the interest payment;

•                  such income is exempt from taxes in its country of residence; and

•                  such fund is registered with the Mexican Tax Administration Service (Servicio de Administratcion Tribuitaria) for these purposes.

In the event that any of the foregoing requirements is not met, under the Mexican Income Tax Law, payments of interest on the old notes and the New Notes made by us, or by any subsidiary guarantor that is resident in Mexico for tax purposes, to a foreign holder will be subject to Mexican withholding tax assessed at a rate of 10% or higher.  In addition, if the effective beneficiaries, whether directly or indirectly, severally or jointly with related parties, that receive more than 5% of the aggregate amount of each interest payment under the old notes and the New Notes are (i) shareholders holding more than 10% of our voting stock, directly or indirectly, severally or jointly with related parties, or (ii) corporations or other entities having more than 20% of their stock owned, directly or indirectly, jointly or severally, by persons related to us, the Mexican withholding tax will be applied at a higher rate.

Holders or beneficial owners of the New Notes may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners.  In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not timely provided or not provided completely or at all prior to the payment of any interest to that holder or beneficial owner, we, or the subsidiary guarantors, may withhold Mexican tax from the interest payment on the New Notes to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of the New Notes—Additional Amounts.”

We have agreed, subject to specified exceptions and limitations, to pay Additional Amounts relating to the Mexican withholding taxes to foreign holders of the New Notes.  See “Description of the New Notes—Additional Amounts.”

Principal Payments.  Under the Mexican Income Tax Law, payments of principal on the New Notes made by us, or any subsidiary guarantor that is resident in Mexico for tax purposes, to a foreign holder will not be subject to any Mexican withholding taxes.

Dispositions.  Under the Mexican Income Tax Law, gains resulting from the sale or other disposition of the New Notes by a foreign holder to another foreign holder are not taxable in Mexico.  Gains resulting from the sale of the New Notes by a foreign holder to a purchaser who is a Mexican resident for tax purposes or to a foreign holder deemed to have a permanent establishment in Mexico for tax purposes will be subject to Mexican federal income or other taxes pursuant to the rules described above in respect of interest payments.  The acquisition of the New Notes at a discount by a foreign holder will be deemed interest income (in respect of such discount) and subject to Mexican withholding taxes if the seller is a Mexican resident for tax purposes or a foreign resident deemed to have a permanent establishment in Mexico for tax purposes.

Other Taxes.  Under current Mexican tax laws, there are no estate, inheritance, succession or gift taxes generally applicable to the purchase, ownership or disposition of the New Notes by a foreign holder.  Gratuitous transfers of the New Notes in certain circumstances may result in the imposition of Mexican income taxes upon the recipient.  There are no Mexican stamp, issuer registration or similar taxes or duties payable by foreign holders of the New Notes with respect to the New Notes.

Certain U.S. Federal Income Taxation Considerations

The following is a summary of certain U.S. federal income tax consequences of the exchange offer and consent solicitation and the ownership and disposition of the Senior Notes that may be relevant to U.S. holders (as defined below).  This discussion does not address the tax consequences of the receipt of Junior PIK Notes or cash pursuant to the exchange offer (the receipt of which can affect this summary) and does not address the tax consequences of the ownership and disposition of the Junior PIK Notes.  U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of receipt of Junior PIK Notes or cash pursuant to the exchange offer and of owning and disposing of the Junior PIK Notes.

This discussion assumes that the old notes are held, and the Senior Notes will be held, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  In addition, this discussion addresses the U.S. federal income tax consequences of owning and disposing of the Senior Notes only in the case of U.S. holders that acquired their Senior Notes in exchange for old notes in the exchange offer.

As used in this statement, a “U.S. holder” means a beneficial owner of an old note or a Senior Note, as applicable, that is, for U.S. federal income tax purposes:

•                       a citizen or individual resident of the United States;

•                       a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•                       an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•                       a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

This summary does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•                       entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•                       pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•                       real estate investment trusts and regulated investment companies;

•                       certain U.S. expatriates;

•                       persons that are subject to the alternative minimum tax;

•                       banks, financial institutions, insurance companies, and dealers or traders in securities or currencies;

•                       persons having a “functional currency” other than the U.S. dollar; and

•                       persons that hold the old notes or that will hold the Senior Notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds old notes or Senior Notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.  If a U.S. holder is a partner in a partnership holding old notes, such U.S. holder should consult their own tax advisors regarding the U.S. federal income tax consequences of participation in the exchange offer and of owning and disposing of Senior Notes.

U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below, although it is not entirely clear to what types of income the book/tax conformity rule applies. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Finally, this summary does not address the effect of any U.S. state or local tax law or any non-income tax U.S. federal law on a beneficial owner of old notes or Senior Notes.  This discussion assumes that each beneficial owner of old notes and Senior Notes will comply with the certification procedures described in “Description of the Senior Notes—Additional Amounts” as may be necessary to obtain a reduced rate of withholding tax under Mexican law.

No ruling from the U.S. Internal Revenue Service (“IRS”) has been or will be sought with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below or that any contrary position would not be sustained in court.  Each beneficial owner of old notes or Senior Notes should consult a tax advisor as to the particular tax consequences to it of participation in the exchange offer and of owning and disposing of such notes, including the applicability and effect of any state, local or foreign tax laws.

Consequences of Tendering old notes for Senior Notes

Early Participation Consideration Received in Connection with the Exchange.  The U.S. federal income tax treatment of the receipt of any early participation consideration received upon the exchange of old notes for Senior Notes is uncertain.

Any early participation consideration received by a U.S. holder in connection with the exchange of old notes for Senior Notes may be treated as additional consideration received by such holder as part of the exchange.  In the event that the early participation consideration is not treated as additional consideration received by a U.S. holder as part of the exchange, such payments would likely be treated as a separate payment in the nature of a fee paid for such U.S. holder’s early tender of old notes, and a U.S. holder likely would recognize ordinary income in the amount of such early participation consideration.  Finally, it is possible that the early participation consideration is treated as a payment on the old note, which may be treated first as a payment of any accrued and unpaid interest on such old note and then as a payment of principal of such old note.  Any portion of the early participation consideration treated as a payment of principal on an old note would generally reduce a U.S. Holder’s adjusted tax basis in such old note.

The treatment of the early participation consideration as additional consideration, as a separate fee, or as a payment on the old note would also affect the source of such payment and, accordingly, the U.S. holder’s ability to credit foreign taxes (if any) imposed on such payment and the U.S. holder’s calculation of its foreign tax credit limitation for U.S. federal income tax purposes.

General Consequences.  The exchange of old notes for Senior Notes will be treated as a disposition of such old notes for U.S. federal income tax purposes.  If a U.S. holder validly tenders old notes for Senior Notes pursuant to the exchange offer, the tax treatment of this exchange by a U.S. holder will depend to a significant extent on whether the exchange constitutes a recapitalization for U.S. federal income tax purposes or is a taxable exchange.

The qualification of the exchange by a U.S. holder as a “recapitalization” for U.S. federal income tax purposes depends upon whether both the old notes and the Senior Notes constitute “securities” for purposes of Section 354 of the Code.  The term “security” for such purposes is not defined in the Code or the U.S. Treasury regulations.  While judicial decisions have held that the determination of whether a particular debt instrument constitutes a “security” depends on all the facts and circumstances and involves an overall evaluation of the nature of the debt instrument, the term of the debt instrument is generally regarded as one of the most significant factors.  Debt instruments with a term of ten years or more generally have qualified as securities, debt instruments with a term of between five and ten years often qualify as securities and debt instruments with a term of less than five years often do not qualify as securities.  In this regard, the old notes and the Senior Notes should both be treated as issued with maturities of five years or more.

Each U.S. holder is urged to consult its own tax advisor with respect to the U.S. federal income tax consequences of participation in the exchange offer.  The U.S. federal income tax consequences of recapitalization and non-recapitalization treatment to U.S. holders are discussed below.

Recapitalization Treatment.  If the exchange qualifies as a recapitalization, a U.S. holder who elects to exchange old notes for Senior Notes and other applicable consideration will generally (i) not recognize gain realized (determined as described below under “—Non-Recapitalization Treatment”) on the exchange, if any (excluding for this purpose, any amounts received in respect of accrued interest on the old notes, which will generally be treated and taxed separately as such, as discussed below under “—Accrued Interest”), and will not recognize loss realized, if any, on the exchange, (ii) have a holding period in the Senior Notes received that includes the holding period of the old notes exchanged therefor, and (iii) have an initial tax basis in the Senior Notes equal to the adjusted tax basis in the old notes tendered in exchange for the Senior Notes.  This discussion does not consider the consequences of receiving cash or Junior PIK Notes in exchange for the old notes.

Non-Recapitalization Treatment.  If the exchange does not qualify as a recapitalization, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between (i) the issue price of the Senior Notes (as discussed below under “—Ownership and Disposition of the Senior Notes—Issue Price”) and (ii) such U.S. holder’s adjusted tax basis in the old notes tendered in exchange therefor.  Any amounts received in the exchange with respect to accrued but unpaid interest on the old notes will generally be treated and taxed separately as such, as discussed below under “—Accrued Interest.” A U.S. holder’s adjusted tax basis in its old notes will generally equal the amount paid therefor, increased by any “market discount,” as described below, previously taken into account as income by the U.S. holder and reduced by the amount of payments on the old notes that were not qualified stated interest payments and any amortizable bond premium previously amortized by the U.S. holder.  Any such gain or loss recognized on the exchange will be capital gain (except to the extent of any accrued market discount on the old notes not previously included in income by the U.S. holder, which will be treated as ordinary income) or loss, and will be long-term capital gain or loss if the old notes have been held for more than one year at the time of the exchange.  In addition, the deduction of capital losses may be subject to limitations.  A U.S. holder will be considered to have purchased its old notes at a market discount for U.S. federal income tax purposes if such holder’s initial tax basis in its old notes was less than the stated principal amount of such old notes by more than a specified de minimis amount.  The U.S. holder’s holding period for the Senior Notes will begin on the day after the exchange, and such holder’s initial tax basis in the Senior Notes generally will equal the issue price of the Senior Notes.  This discussion does not consider the consequences of receiving cash or Junior PIK Notes in exchange for the old notes.

Accrued Interest.  Amounts received by a U.S. holder of old notes exchanging such old notes for Senior Notes that are attributable to accrued but unpaid interest on the old notes will not be considered part of the amount realized in the exchange and instead will be includible in gross income by the U.S. holder as interest income if such accrued interest has not been included previously in the U.S. holder’s gross income for U.S. federal income tax purposes.

Foreign Tax Credits.  Any gain or loss recognized by a U.S. holder on the exchange  (if the exchange does not qualify as a recapitalization) generally should be treated as U.S.-source income or loss for U.S. foreign tax credit purposes (as discussed below under “Ownership and Disposition of the Senior Notes - Sale, Exchange, or Other Taxable Disposition”).  Accrued interest income with respect to the old notes that is treated as paid as a result of the exchange (including accrued market discount not previously included in income by the U.S. holder) will constitute income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit purposes.  The rules governing U.S. foreign tax credits are complex, and a U.S. holder is urged to consult its tax advisor regarding the application of the rules to your particular circumstances.

U.S. Holders that Do Not Participate in the Exchange Offer or Consent Solicitation.  The U.S. federal income tax consequences to U.S. holders that do not participate in the exchange offer or consent solicitation will depend on whether the adoption of the proposed amendments results in a deemed exchange of such old notes for U.S. federal income tax purposes.  A deemed exchange may occur if the modifications that are effected by the proposed amendments are “significant” within the meaning of applicable Treasury regulations.  Under applicable regulations, the modification of a debt instrument generally is a “significant” modification if, based on all the facts and circumstances (aside from certain modifications covered by specific rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.”  The applicable regulations specifically provide that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

If the adoption of the proposed amendments does not constitute a “significant modification,” a U.S. holder that does not participate in the exchange offer or consent solicitation should not recognize gain or loss in respect of old notes not tendered pursuant to the exchange offer, and such U.S. holder’s adjusted tax basis and holding period in the old notes not tendered should remain unchanged.

There can be no assurance that the IRS will not successfully challenge this position.  If the IRS successfully asserted that the adoption of the proposed amendments resulted in a significant modification of the old notes for U.S. federal income tax purposes, U.S. holders of the old notes that do not participate in the exchange offer or consent solicitation would be deemed to have exchanged their old notes for notes bearing the modified note terms, such deemed exchange would be treated as a fully taxable exchange as discussed above (except to the extent any recognized loss may be deferred under the “wash sale” rules of Section 1091 of the Code), unless the deemed exchange qualifies as a “recapitalization” under the Code (as discussed above).  Regardless of whether the deemed exchange qualifies as a recapitalization, any accrued and unpaid interest would be taxable as ordinary income at the time of the deemed exchange (to the extent not previously so taxed).  U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of not participating in the exchange offer or consent solicitation.

Ownership and Disposition of the Senior Notes

Effect of Certain Contingencies.

Certain debt instruments that provide for one or more contingent payments may be subject to U.S. Treasury regulations governing contingent payment debt instruments.  A payment is not treated as a contingent payment under these regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is remote and/or the payments are incidental.  In certain circumstances as set forth in the “Description of the Senior Notes,” we may redeem the Senior Notes in advance of their stated maturity, in which case we may pay amounts on the Senior Notes that are in excess of the stated interest or principal of the Senior Notes.  We intend to take the position that the possibility that any such payment will be made is remote and/or the payments are incidental and therefore the Senior Notes are not subject to the rules governing contingent debt instruments.

Our determination that these contingencies are remote and/or incidental is binding on a U.S. holder unless it discloses its contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations.  Our determination is not, however, binding on the IRS.  It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the Senior Notes may differ adversely from that described herein.  The remainder of this discussion assumes that the Senior Notes will not be treated as contingent payment debt instruments.

Stated Interest.   A U.S. holder generally must include in the U.S. holder’s gross income all qualified stated interest with respect to the Senior Notes, and Additional Amounts thereon, if any, on account of non-U.S. withholding taxes (in each case, without reduction for any such taxes withheld), at the time they are paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.  Because a U.S. holder’s stated interest income will not be reduced by the non-U.S. taxes withheld, a U.S. holder will generally be required to include more interest (or OID) in the U.S. holder’s gross income than the U.S. holder actually receives in cash interest.

However, a U.S. holder may, subject to certain limitations, be eligible to claim the Mexican taxes withheld as a credit or deduction for purposes of computing its U.S. federal income tax liability, even though the payment of these taxes will be remitted by us.  Interest and Additional Amounts paid on the Senior Notes will constitute income from sources without the United States for U.S. foreign tax credit purposes.  This foreign source income generally will constitute “passive category income” for U.S. foreign tax credit purposes.  The rules relating to the calculation and timing of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend upon a U.S. holder’s particular circumstances.  U.S. holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

Issue Price.  The issue price of the Senior Notes will depend on whether the old notes or the Senior Notes are considered, for U.S. federal income tax purposes, to be traded on an established market.  If the Senior Notes are considered to be traded on an established market, the issue price of the Senior Notes would be the fair market value of the Senior Notes on the date of the exchange.  If the Senior Notes are not considered to be traded on an established market but the old notes are considered to be traded on an established market, the issue price of the Senior Notes would be the fair market value of the old notes on the date of the exchange.  If neither the Senior Notes nor the old notes are considered to be traded on an established market, the issue price of the Senior Notes would be their stated principal amount.  Although not free from doubt, we believe that it is likely that both the Senior Notes and the old notes will be considered to be traded on an established market at the time of the exchange, and, therefore, that the issue price of the Senior Notes will be the fair market value of such notes on the date of the exchange. Our determination of whether the old notes or Senior Notes are considered to be traded on an established market and, if so, the issue price of the Senior Notes is binding on each U.S. holder unless it explicitly discloses to the IRS, on its timely filed U.S. federal income tax return for the taxable year that includes the date of the exchange, that its determination is different from ours, the reason for its different determination, and, if appropriate, how it determined the issue price.

Original Issue Discount.  A Senior Note will have OID to the extent the issue price of such Senior Note (determined as described above under “—Issue Price”) is less than its “stated redemption price at maturity,” subject to a statutory de minimis exception.  The stated redemption price at maturity of a  Senior Note will equal the sum of all payments required under the Senior Note other than payments of qualified stated interest.  A U.S. holder (whether a cash or accrual method taxpayer) generally will be required to include in gross income (as ordinary income) any OID as the OID accrues (on a constant yield to maturity basis), before the holder’s receipt of cash payments attributable to such OID.

The amount of OID includible in a U.S. holder’s gross income for a taxable year with respect to a Senior Note will be the sum of the “daily portions” of OID with respect to such Senior Note for each day during such taxable year on which such holder held such Senior Note.  The daily portion is determined by allocating to each day in any accrual period other than an initial short accrual period and the final accrual period a pro rata portion of the amount equal to the excess, if any, of: (i) the product of a Senior Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the sum of the amounts payable as qualified stated interest on such Senior Note in respect of such accrual period.

The accrual period for a Senior Note may be of any length and may vary in length over the term of such Senior Note provided that each accrual period is no longer than one year and each scheduled payment of principal or stated interest occurs on the first day or the final day of any accrual period.  The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the Senior Note at the beginning of the final accrual period.  The amount of OID allocable to any initial short accrual period may be computed under any reasonable method.  The adjusted issue price of the Senior Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments with respect to such Senior Note (other than payments of  qualified stated interest).

The “yield to maturity” is the discount rate that, when applied to all interest and principal payments to be made under a Senior Note, results in a present value (as of the issue date) equal to the issue price of such Senior Note.  If a U.S. holder has “acquisition premium” with respect to the Senior Notes (i.e., if such holder’s adjusted tax basis immediately after the exchange is greater than the Senior Notes’ issue price, but less than the Senior Notes “stated redemption price at maturity”, the amount of OID that such holder would include in gross income would be reduced to reflect the acquisition premium.

The rules regarding OID are complex.  A U.S. holder should consult their own tax advisors regarding the consequences of OID, including the amount of OID that such holder would include in gross income for a taxable year.

Amortizable Bond Premium.  If a U.S. holder has an adjusted tax basis in its New Notes immediately after the exchange which exceeds the stated principal amount of its Senior Notes, the U.S. holder would be considered to have amortizable bond premium equal to such excess, and such U.S. Holder would not be required to include any OID in gross income in respect of the Senior Notes.  In addition, a U.S. holder may elect to amortize this premium using a constant yield method over the term of the Senior Notes.  Special rules may apply in the case of notes, like the Senior Notes, that are subject to optional redemption.  A U.S. holder who elects to amortize bond premium may offset each interest payment on such Senior Notes by the portion of the bond premium allocable to the payment and must reduce its tax basis in the Senior Notes by the amount of the premium so amortized.  If a U.S. holder does not elect to amortize any bond premium and holds the Senior Notes to maturity, then, in general, such U.S. holder will recognize a capital loss equal to the amount of such premium when the Senior Notes mature (or, if such U.S. holder disposes of the Senior Note prior to maturity, the amount of the premium will decrease the gain or increased the loss otherwise recognized on the disposition of the Senior Note).  If a U.S. holder makes the election, it generally will apply to all debt instruments that it holds at the time of the election, as well as any debt instruments that such U.S. holder subsequently acquires.  In addition, a U.S. holder may not revoke the election without the consent of the IRS.  U.S. holders should consult their own tax advisor regarding the availability of an election to amortize bond premium for U.S. federal income tax purposes.

Market Discount.  In general, a Senior Note will be treated as having been acquired with market discount if the excess of the issue price of the Senior Note over the U.S. holder’s initial tax basis therein equals or exceeds a statutorily defined de minimis amount.  Upon any disposition (other than certain non-recognition transactions) of Senior Notes treated as acquired with market discount, any gain recognized will be recharacterized as ordinary income to the extent such gain does not exceed the amount of any market discount that accrued from the date that the Senior Notes were issued through the date of disposition, plus any unrecognized accrued market discount carried over from the old notes.

Sale, Exchange or Other Taxable Disposition.  Unless a non-recognition provision applies and subject to the discussion below with respect to market discount, upon the sale, exchange or other taxable disposition of its Senior Notes, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the disposition (except amounts attributable to accrued but unpaid interest on Senior Notes, which amounts will be treated as ordinary interest income to the extent not previously included in the U.S. holder’s income) and the U.S. holder’s adjusted tax basis in the Senior Notes immediately before the disposition.  The adjusted tax basis of the Senior Notes generally will equal the U.S. holder’s initial tax basis in the Senior Notes calculated as described above, increased by any market discount and OID includible in income by the U.S. holder with respect to the Senior Notes, and reduced by the amount of any payments previously received on the Senior Notes that are not qualified stated interest payments and any premium amortized by such holder with respect to the Senior Notes.  Except to the extent of any accrued market discount on the Senior Notes not previously included in income by the U.S. holder, with respect to which any gain will be treated as ordinary income, gain or loss realized on the sale, exchange or other taxable disposition of a Senior Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the Senior Note has been held by the holder for more than one year.  Certain non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation on long-term capital gains under current law.  There are limitations on the deductibility of capital losses.

If any foreign income tax is withheld on the sale, exchange or other taxable disposition of a Senior Note, the amount realized by a U.S. holder will include the gross amount of the proceeds of that sale, exchange or other taxable disposition before withholding or deduction of such tax.  Capital gain or loss, if any, realized by a U.S. holder on the sale, exchange or other taxable disposition of a New Note generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes (except that accrued interest income with respect to the Senior Notes that is treated as paid as a result of the disposition (including accrued market discount not previously included in income by the U.S. holder) will constitute income from sources outside the United States and generally will constitute “passive category income” for U.S. foreign tax credit purposes).  Consequently, in the case of a gain from the sale, exchange or other taxable disposition of a Senior Note that is subject to foreign income tax, the U.S. holder may not be able to benefit from the foreign tax credit for the tax unless the U.S. holder can apply the credit against U.S. federal income tax payable on other income from foreign sources.  Alternatively, the U.S. holder may take a deduction for the foreign income tax if the U.S. holder elects to deduct (rather than credit) all foreign income taxes paid or accrued during the taxable year.  The rules governing foreign tax credits are complex and, therefore, U.S. holders should consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments received in the exchange of old notes for Senior Notes, payments of interest on the Senior Notes and payments of the proceeds of the sale or other disposition of the Senior Notes (including a redemption or retirement), unless the U.S. holder is an exempt recipient (such as a corporation).

In general, backup withholding will also apply to such payments if the U.S. holder:

•                       fails to furnish its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request for such information;

•                       furnishes an incorrect TIN;

•                       fails to report interest or dividends properly; or

•                       fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax.  Any amount withheld from a payment to a U.S. holder under the backup withholding rules is generally allowable as a credit against such U.S. holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.  U.S. holders of Senior Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Net Investment Income Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. holder’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A U.S. holder’s net investment income generally will include its interest income on the Senior Notes and its net gains from the disposition of the Senior Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or trading in financial instruments or commodities).  U.S. holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the net investment income tax to their income and gains in respect of the Senior Notes.

LEGAL MATTERS

Certain legal matters in connection with the exchange offer and consent solicitation are being passed upon for us by Paul Hastings LLP, our special U.S. counsel.  Certain matters relating to the validity of the New Notes will be passed upon by Ayala SV Abogados, our special Mexican counsel.

GENERAL INFORMATION

Authorization

We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the New Notes.

No Material Adverse Change

Except as disclosed in this statement, there has been no material adverse change in the financial position or prospects of us and our subsidiaries taken as a whole since March 31, 2019.

Litigation

We are not involved in any legal or arbitration proceedings (including any such proceedings which are pending or to our knowledge threatened) relating to claims or amounts which may have or have had during the 12 months prior to the date of this statement a material adverse effect on the financial position of us and our subsidiaries taken as a whole.

Maxcom Telecomunicaciones S.A.B. de C.V.

Offer to Exchange any and all of its outstanding Step-Up Senior Notes due 2020 for its 8% Senior Secured Notes due 2024, its Junior PIK Notes and Cash

Solicitation of Consents to Proposed Amendments to Related Indenture

Disclosure Statement for Solicitation of Votes on a Prepackaged Plan of Reorganization

OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

June 17, 2019

Dealer Manager and Solicitation Agent

BCP Securities, LLC